                                                           File No. 333-16279
                                                   Filed under Rule 424(b)(3)

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                            GOLDENSELECT DVA PLUS                             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

FIRST GOLDEN AMERICAN LIFE INSURANCE COMPANY OF NEW YORK
First Golden American Life Insurance Company of New York is a stock company domiciled in New York, New York.

                       DEFERRED COMBINATION VARIABLE AND
                            FIXED ANNUITY PROSPECTUS
                             GOLDENSELECT DVA PLUS

--------------------------------------------------------------------------------
This prospectus describes individual deferred variable annuity Contracts (the "Contract") offered by First Golden American Life Insurance Company of New York ("First Golden," "we," "our" or "us"). The Owner ("you" or "your") purchases the Contract with an Initial Premium and is permitted to make additional pre-mium payments.

The Contract is funded by two accounts, Separate Account NY-B ("Account NY-B") and the Fixed Account (collectively, the "Accounts").

Nineteen Divisions of Account NY-B are currently available under the Contract, and up to five additional Divisions of Account NY-B will become available upon approval by regulatory authorities. The investments currently available and those to become available through the Divisions of Account NY-B include mutual fund portfolios (the "Series") of The GCG Trust (the "GCG Trust"), the Equi-Se-lect Series Trust (the "ESS Trust"), and the PIMCO Variable Insurance Trust (the "PIMCO Trust"). The investments available through the Fixed Account in-clude various Fixed Allocations which we credit with fixed rates of interest for the Guarantee Periods you select. We currently offer Guarantee Periods with durations of 1, 3, 5, 7 and 10 years. We reserve the right at any time to in-crease or decrease the number of Guarantee Periods offered. Not all Guarantee Periods may be available for new allocations.

This prospectus describes the Contract and provides background information re-garding Account NY-B and the Fixed Account. The prospectuses for the GCG Trust, the ESS Trust and the PIMCO Trust (individually, "a Trust," and collectively, "the Trusts"), which must accompany this prospectus, provide information re-garding investment activities and policies of the Trusts.

You may allocate your premiums among the nineteen Divisions and the Fixed Allo-cations available under the Contract in any way you choose, subject to certain restrictions. You may change the allocation of your Accumulation Value during a Contract Year free of charge. We reserve the right, however, to assess a charge for each allocation change after the twelfth allocation change in a Contract Year.

Your Accumulation Value in Account NY-B will vary in accordance with the in-vestment performance of the Divisions selected by you. Therefore, you bear the entire investment risk for all amounts allocated to Account NY-B. You also bear the investment risk with respect to surrenders, partial withdrawals, transfers and annuitization from a Fixed Allocation prior to the end of the applicable Guarantee Period. Such surrender, partial withdrawal, transfer or annuitization may be subject to a Market Value Adjustment, which could have the effect of ei-ther increasing or decreasing your Accumulation Value.

We will pay a death benefit to the Beneficiary if the Owner dies prior to the Annuity Commencement Date or the Annuitant dies prior to the Annuity Commence-ment Date when the Owner is other than an individual.

This prospectus describes your principal rights and limitations and sets forth the information concerning the Accounts that investors should know before in-vesting. A Statement of Additional Information, dated May 1, 1998, about Ac-count NY-B has been filed with the Securities and Exchange Commission ("SEC") and is available without charge upon request. To obtain a copy of this document call or write our Customer Service Center. The Table of Contents of the State-ment of Additional Information may be found on the last page of this prospec-tus. The Statement of Additional Information is incorporated herein by refer-ence.

--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE AC-CURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Contracts and underlying Series shares which fund the Contracts are not insured by the FDIC or any other agency. They are not deposits or other obligations of any bank and are not bank guaranteed. They are subject to market fluctuation, reinvestment risk and possible loss of principal invested.

PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE. IT IS NOT VALID UNLESS ACCOMPANIED BY THE CURRENT PROSPECTUSES FOR THE GCG TRUST, THE ESS TRUST AND THE PIMCO TRUST.

DISTRIBUTED BY:               ISSUED BY:              ADMINISTERED AT:
Directed Services, Inc.       First Golden American   Customer Service Center
Wilmington, Delaware 19801    Life Insurance          230 Park Avenue, Suite 966
                              Company of New York     New York, NY 10169
                                                         1-800-963-9539

                  HOME OFFICE:
                  New York, New York

                         PROSPECTUS DATED: MAY 1, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
DEFINITION OF TERMS........................................................   3
SUMMARY OF CONTRACT........................................................   5
FEE TABLE..................................................................   8
CONDENSED FINANCIAL AND OTHER INFORMATION..................................  13
 Index of Investment Experience............................................  13
 Financial Statements......................................................  13
 Performance Related Information...........................................  13
INTRODUCTION...............................................................  15
 First Golden..............................................................  15
 The Trusts................................................................  15
 Separate Account NY-B.....................................................  16
 Account NY-B Divisions....................................................  16
 Changes Within Account NY-B...............................................  22
 The Fixed Account.........................................................  22
FACTS ABOUT THE CONTRACT...................................................  26
 The Owner.................................................................  26
 The Annuitant.............................................................  26
 The Beneficiary...........................................................  26
 Change of Owner or Beneficiary............................................  27
 Availability of the Contract..............................................  27
 Types of Contracts........................................................  27
 Your Right to Select or Change Contract Options...........................  27
 Premiums..................................................................  27
 Making Additional Premium Payments........................................  28
 Crediting Premium Payments................................................  28
 Restrictions on Allocation of Premium Payments............................  29
 Your Right to Reallocate..................................................  29
 Dollar Cost Averaging.....................................................  29
 What Happens if a Division is Not Available...............................  30
 Accumulation Value in Each Division.......................................  31
 Measurement of Investment Experience......................................  31
 Cash Surrender Value......................................................  32
 Surrendering to Receive the Cash Surrender Value..........................  32
 Partial Withdrawals.......................................................  32
 Automatic Rebalancing.....................................................  34
 Proceeds Payable to the Beneficiary.......................................  34
 Death Benefit Options.....................................................  34
 Reports to Owners.........................................................  35
 When We Make Payments.....................................................  35
CHARGES AND FEES...........................................................  36
 Charge Deduction Division.................................................  36

                                                                            PAGE
 Charges Deducted from the Divisions......................................   38
 Trust Expenses...........................................................   38
CHOOSING YOUR ANNUITIZATION OPTIONS.......................................   38
 Annuitization of Your Contract...........................................   38
 Annuity Commencement Date Selection......................................   39
 Frequency Selection......................................................   39
 The Annuitization Options................................................   39
 Payment When Named Person Dies...........................................   40
OTHER CONTRACT PROVISIONS.................................................   40
 In Case of Errors in Application Information.............................   40
 Contract Changes -- Applicable Tax Law...................................   40
 Your Right to Cancel or Exchange Your Contract...........................   40
 Other Contract Changes...................................................   41
 Group or Sponsored Arrangements..........................................   41
 Selling the Contract.....................................................   41
REGULATORY INFORMATION....................................................   41
 Voting Rights............................................................   41
 State Regulation.........................................................   42
 Legal Proceedings........................................................   42
 Legal Matters............................................................   42
 Experts..................................................................   42
MORE INFORMATION ABOUT FIRST GOLDEN AMERICAN LIFE INSURANCE COMPANY OF NEW
 YORK.....................................................................   42
 Selected Financial Data..................................................   42
 Management's Discussion and Analysis of Financial Condition and Results
  of Operations...........................................................   43
 Directors and Executive Officers.........................................   49
FEDERAL TAX CONSIDERATIONS................................................   52
 Introduction.............................................................   52
 Tax Status of First Golden...............................................   52
 Taxation of Non-Qualified Annuities......................................   53
 IRA Contracts and Other Qualified Retirement Plans.......................   56
 Federal Income Tax Withholding...........................................   60
FINANCIAL STATEMENTS OF FIRST GOLDEN AMERICAN LIFE INSURANCE COMPANY OF
 NEW YORK.................................................................   61
STATEMENT OF ADDITIONAL INFORMATION.......................................   81
 Table of Contents........................................................   81
APPENDIX A................................................................  A-1
 Market Value Adjustment Examples.........................................  A-1

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO PERSON IS AUTHORIZED TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS.

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DEFINITION OF TERMS

ACCOUNTS -- Separate Account NY-B and the Fixed Account.

ACCUMULATION VALUE -- The total amount invested under the Contract. Initially, this amount is equal to the premium paid. Thereafter, the Accumulation Value will reflect the premiums paid, investment experience of the Divisions and in-terest credited to your Fixed Allocations, charges deducted and any partial withdrawals.

ANNUAL RATCHET ENHANCED DEATH BENEFIT OPTION -- An enhanced death benefit op-tion that may be elected only at issue and only if the Owner or Annuitant (when the Owner is other than an individual) is age 79 or younger. The en-hanced death benefit provided by this option is the highest Accumulation Value on any Contract Anniversary on or prior to the Owner turning age 80, as ad-justed for additional premiums and partial withdrawals.

ANNUITANT -- The person designated by the Owner to be the measuring life in determining Annuity Payments.

ANNUITY COMMENCEMENT DATE -- The date on which Annuity Payments begin.

ANNUITY OPTIONS -- Options the Owner selects that determine the form and amount of Annuity Payments.

ANNUITY PAYMENT -- The periodic payment an Owner receives. It may be either a fixed or a variable amount based on the Annuity Option chosen.

ATTAINED AGE -- The Issue Age of the Owner or Annuitant plus the number of full years elapsed since the Contract Date.

BENEFICIARY -- The person designated to receive benefits in the case of the death of the Owner or the Annuitant (when the Owner is other than an individu-al).

BUSINESS DAY -- Any day the New York Stock Exchange ("NYSE") is open for trad-ing, exclusive of Federal holidays, or any day on which the SEC requires that mutual funds, unit investment trusts or other investment portfolios be valued.

CASH SURRENDER VALUE -- The amount the Owner receives upon surrender of the Contract, including any Market Value Adjustment.

CHARGE DEDUCTION DIVISION -- The Division from which all charges are deducted if so designated by you. The Charge Deduction Division currently is the Liquid Asset Division.

CONTINGENT ANNUITANT -- The person designated by the Owner who, upon the Annuitant's death prior to the Annuity Commencement Date, becomes the Annui-tant.

CONTRACT -- The entire Contract consisting of the basic Contract and any rid-ers or endorsements.

CONTRACT ANNIVERSARY -- The anniversary of the Contract Date.

CONTRACT DATE -- The date on which we have received the Initial Premium and upon which we begin determining the Contract values. It may or may not be the same as the Issue Date. This date is used to determine Contract months, processing dates, years and anniversaries.

CONTRACT PROCESSING DATES -- The days when we deduct certain charges from the Accumulation Value. If the Contract Processing Date is not a Valuation Date, it will be on the next succeeding Valuation Date. The Contract Processing Dates will be once each year on the Contract Anniversary.

CONTRACT PROCESSING PERIOD -- The first Contract processing period begins with the Contract Date and ends at the close of business on the first Contract Processing Date. All subsequent Contract processing periods begin at the close of business on the most recent Contract Processing Date and extend to the close of business on the next Contract Processing Date. There is one Contract processing period each year.

CONTRACT YEAR -- The period between Contract anniversaries.

CUSTOMER SERVICE CENTER -- Where service is provided to you. The mailing address and telephone number of the Customer Service Center are shown on the cover.

DIVISIONS -- The investment options available under Account NY-B.

ENDORSEMENTS -- An endorsement changes or adds provisions to the Contract.

EXPERIENCE FACTOR -- The factor which reflects the investment experience of the portfolio in which a Division invests and also reflects the charges as-sessed against the Division for a Valuation Period.

FIXED ACCOUNT -- An Account which contains all of our assets that support Owner Fixed Allocations and any interest credited thereto.

FIXED ALLOCATION -- An amount allocated to the Fixed Account that is credited with a Guaranteed Interest Rate for a specified Guarantee Period.

FREE LOOK PERIOD -- The period of time within which the Owner may examine the Contract and return it for a refund.

GUARANTEED INTEREST RATE -- The effective annual interest rate which we will credit for a specified Guarantee Period. The Guaranteed Interest Rate will never be less than 3%.

GUARANTEE PERIOD -- The period of time for which a rate of interest is guaran-teed to be credited to a Fixed Allocation. We currently offer Guarantee Peri-ods with durations of 1, 3, 5, 7 and 10 years.

INDEX OF INVESTMENT EXPERIENCE -- The index that measures the performance of a Division.

INITIAL PREMIUM -- The payment required to put a Contract into effect.

ISSUE AGE -- The Owner's or Annuitant's age on his or her last birthday on or before the Contract Date.

ISSUE DATE -- The date the Contract is issued at our Customer Service Center.

MARKET VALUE ADJUSTMENT -- A positive or negative adjustment made to a Fixed Allocation. It may apply to certain withdrawals and transfers, whether in whole or in part, and annuitizations of all or part of a Fixed Allocation prior to the end of a Guarantee Period.

MATURITY DATE -- The date on which a Guarantee Period matures.

OWNER -- The person who owns the Contract and is entitled to exercise all rights under the Contract. This person's death also initiates payment of the death benefit.

RIDER -- A rider amends the Contract, in certain instances adding benefits.

SPECIALLY DESIGNATED DIVISION -- The Division to which distributions from a portfolio underlying a Division in which reinvestment is not available will be allocated unless you specify otherwise. The Specially Designated Division cur-rently is the Liquid Asset Division.

STANDARD DEATH BENEFIT OPTION -- The death benefit option that you will re-ceive under the Contract unless the Annual Ratchet Death Benefit Option is elected. The death benefit provided by this option is equal to the greatest of
(i) Accumulation Value; (ii) total premium payments less any partial withdraw-als; and (iii) Cash Surrender Value.

VALUATION DATE -- The day at the end of a Valuation Period when each Division is valued.

VALUATION PERIOD -- Each business day together with any non-business days be-fore it.

-------------------------------------------------------------------------------

SUMMARY OF CONTRACT

This prospectus has been designed to provide you with information regarding the Contract and the Accounts which fund the Contract. Information concerning the Series underlying the Divisions of Account NY-B and the Fixed Account is set forth in the Trusts' prospectuses.

This summary is intended to provide only a very brief overview of the more significant aspects of the Contract. Further detail is provided in this pro-spectus and in the Contract. The Contract, together with any riders or en-dorsements, constitutes the entire agreement between you and us and should be retained as part of your permanent records.

This prospectus has been designed to provide you with the necessary informa-tion to make a decision on purchasing the Contract. You have a choice of in-vestments. We do not promise that your Accumulation Value will increase. De-pending on the investment experience of the Divisions and interest credited to the Fixed Allocations in which you are invested, your Accumulation Value, Cash Surrender Value and death benefit may increase or decrease on any day. You bear the investment risk.

DESCRIPTION OF THE CONTRACT
The Contract is designed to establish retirement benefits for two types of purchasers. The first type of purchaser is one who is eligible to participate in, and purchases a Contract for use with a "qualified plan." A qualified plan is an individual retirement annuity ("IRA") meeting the requirements of sec-tion 408(b) of the Internal Revenue Code of 1986, as amended (the "Code"), an individual retirement annuity ("Roth IRA") meeting the requirements of section 408A of the Code, or some other retirement plan meeting the respective section of the Code. For a Contract funding a qualified plan, distributions may be made to you to satisfy requirements imposed by Federal tax law. The second type of purchaser is one who purchases a Contract outside of a qualified plan ("non-qualified plan").

The Contract also offers a choice of Annuity Options to which you may apply all or a portion of the Accumulation Value on the annuity commencement date or the Cash Surrender Value upon surrender of the Contract. See Choosing Your An-nuity Options.

AVAILABILITY
We can issue a Contract if both the Annuitant and the Owner are not older than age 85 and accept additional premium payments until either the Annuitant or Owner reaches the Attained Age of 85 for non-qualified plans (age 70 for qual-ified plans, except for rollover contributions and contributions to a Roth
IRA). The minimum Initial Premium is $10,000 for a non-qualified plan and $1,500 for a qualified plan. We may change the minimum initial or additional premium requirements for certain group or sponsored arrangements. See Other Contract Provisions, Group or Sponsored Arrangements.

The minimum additional premium payment we will accept is $500 for a non-quali-fied plan and $250 for a qualified plan. You must receive our prior approval before making a premium payment that causes the Accumulation Value of all an-nuities that you maintain with us to exceed $1,000,000.

The annual limits on contributions to IRAs and Roth IRAs are described under Federal Tax Considerations.

THE DIVISIONS
Each of the nineteen Divisions of Account NY-B offered under this prospectus invests in a mutual fund portfolio with its own distinct investment objectives and policies. Each Division of Account NY-B invests in a corresponding Series of the GCG Trust, or a corresponding Series of the ESS Trust. The GCG and the ESS Trusts are each managed by Directed Services, Inc. ("DSI"). From its in-ception through December 31, 1997, the ESS Trust was managed by Equitable In-vestment Services, Inc. ("EISI"), an affiliate of DSI. As of January 1, 1998, DSI assumed EISI's responsibilities to the ESS Trust. The Trusts and DSI have retained several portfolio managers to manage the assets of each Series. The PIMCO Trust is managed by Pacific Investment Management Company ("PIMCO"). See Facts About the Company and the Accounts, Account NY-B Divisions.

HOW THE ACCUMULATION VALUE VARIES
The Accumulation Value in the Divisions varies each day based on investment results. You bear the risk of poor investment performance and you receive the benefits from favorable investment performance. The Accumulation Value also reflects premium payments, charges deducted and partial withdrawals. See Facts About the Contract, Accumulation Value in Each Division.

THE FIXED ACCOUNT
The investments available through the Fixed Account include various Fixed Al-locations which we credit with fixed rates of interest for the Guarantee Peri-ods you select. We reset the interest rates for new Guarantee Periods periodi-cally based on our sole discretion. We may offer Guarantee Periods from one to ten years. We currently offer Guarantee Periods with durations of 1, 3, 5, 7 and 10 years.

You bear the investment risk with respect to surrenders, partial withdrawals, transfers and annuitization from your Fixed Allocations. A surrender, partial withdrawal, transfer or annuitization made prior to the end of a Guarantee Pe-riod may be subject to a Market Value Adjustment, which could have the effect of either increasing or decreasing your Accumulation Value. We will not apply a Market Value Adjustment on a surrender, partial withdrawal, transfer or annuitization made within 30 days prior to the Maturity Date of the applicable Guarantee Period or certain transfers made in connection with the dollar cost averaging program. Systematic withdrawals from a Fixed Allocation also are not subject to a Market Value Adjustment.

MARKET VALUE ADJUSTMENT
We will apply a Market Value Adjustment, subject to certain exceptions, to a surrender, partial withdrawal, transfer or annuitization from a Fixed Alloca-tion made prior to the end of a Guarantee Period. The Market Value Adjustment does not apply to amounts invested in Account NY-B.

SURRENDERING YOUR CONTRACT
You may surrender the Contract and receive its Cash Surrender Value at any time while both the Annuitant and Owner are living and before the Annuity Com-mencement Date. See Facts About the Contract, Cash Surrender Value and Surren-dering to Receive the Cash Surrender Value.

TAKING PARTIAL WITHDRAWALS
After the Free Look Period, prior to the annuity commencement date and while the Contract is in effect, you may take partial withdrawals from the Accumula-tion Value of your Contract. You may elect in advance to take systematic par-tial withdrawals on a monthly, quarterly or annual basis. If you have an IRA Contract or a Roth IRA Contract, you may elect IRA partial withdrawals on a monthly, quarterly or annual basis.

Partial withdrawals are subject to certain restrictions as defined in this prospectus, including a surrender charge and a Market Value Adjustment. Par-tial withdrawals above a specified percentage of your Accumulation Value may be subject to a surrender charge. See Facts About the Contract, Partial With-drawals.

DOLLAR COST AVERAGING
Under this program, you may choose to have a specified dollar amount trans-ferred from either the Limited Maturity Bond Division, Liquid Asset Division or a Fixed Allocation with a one year Guarantee Period to the other Divisions of Account NY-B on a monthly basis with the objective of shielding your in-vestment from short-term price fluctuations. See Facts About the Contract, Dollar Cost Averaging.

YOUR RIGHT TO CANCEL THE CONTRACT
You may cancel your Contract within the Free Look Period which is a ten day period of time beginning once you receive the Contract. For purposes of admin-istering our allocation and certain other administrative rules, we deem this period to end 15 days after the Contract is mailed from our Customer Service Center. Some states may require that we provide a longer free look period. In some states we restrict the Initial Premium allocation during the Free Look Period. See Other Contract Provisions, Your Right to Cancel or Exchange Your Contract.

YOUR RIGHT TO CHANGE THE CONTRACT
The Contract may be changed to another annuity plan subject to our rules at the time of the change. See Other Contract Provisions, Other Contract Changes.

DEATH BENEFIT OPTIONS
The Contract provides a death benefit to the beneficiary if the Owner dies prior to the Annuity Commencement Date. Subject to our rules, there are two death benefit options that may be available to you under the Contract: the Standard Death Benefit Option and the Annual Ratchet Enhanced Death Benefit Option. See Facts About the Contract, Death Benefit Options. We may offer a reduced death benefit under certain group and sponsored arrangements. See Other Contract Provisions, Group or Sponsored Arrangements.

DEDUCTIONS FOR CHARGES AND FEES
We invest the entire amount of the initial and any additional premium payments in the Divisions and the Fixed Allocations you select, subject to certain re-strictions we impose. See Facts About the Contract, Restrictions on Allocation of Premium Payments. We then may deduct an annual Contract fee from your Accu-mulation Value; other charges, including the mortality and expense risk charge and asset based administrative charge, are deducted from the Account NY-B Di-visions. See Fee Table, Other Contract Provisions, Charges and Fees. We may reduce certain charges under group or sponsored arrangements. See Other Con-tract Provisions, Group or Sponsored Arrangements. Unless you have elected the Charge Deduction Division, charges are deducted proportionately from all Account NY-B Divisions in which you are invested. If there is no Accumulation Value in these Divisions, charges will be deducted from your Fixed Allocations starting with Guarantee Periods nearest their Maturity Dates until such charges have been deducted.

FEDERAL INCOME TAXES
The ultimate effect of Federal income taxes on the amounts held under an annu-ity Contract, on Annuity Payments and on the economic benefits to the Owner, Annuitant or Beneficiary depends on First Golden's tax status and upon the tax status of the individuals concerned. In general, an Owner is not taxed on in-creases in value under an annuity Contract until some form of distribution is made under it. There may be tax penalties if you make a withdrawal or surren-der the Contract before reaching age 59 1/2. See Federal Tax Considerations.

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FEE TABLE

TRANSACTION EXPENSES(/1/)
Contingent Deferred Sales Charge(/2/) (imposed as a percentage of premium pay-ments withdrawn upon excess partial withdrawal or surrender):(/3/)

            COMPLETE YEARS ELAPSED   SURRENDER
            SINCE PREMIUM PAYMENT     CHARGE
            ----------------------   ---------
                     0                   7%
                     1                   6%
                     2                   5%
                     3                   4%
                     4                   3%
                     5                   2%
                     6                   1%
                     7+                  0%

Excess Allocation Charge................................................. $0/4/

ANNUAL CONTRACT FEES

Administrative Charge.....................................................  $30
(Waived if the Accumulation Value equals or exceeds $100,000 at the end of the Contract Year, or once the sum of premiums paid equals or exceeds
$100,000.)

SEPARATE ACCOUNT ANNUAL EXPENSES (percentage of assets in each Division):(/5/)

                                                                     ENHANCED
                                                      STANDARD    DEATH BENEFIT
                                                    DEATH BENEFIT ANNUAL RATCHET
                                                    ------------- --------------
Mortality and Expense Risk Charge..................     1.10%         1.25%
Asset Based Administrative Charge..................     0.15%         0.15%
                                                        -----         -----
Total Separate Account Expenses....................     1.25%         1.40%

THE GCG TRUST ANNUAL EXPENSES (as a percentage of the average daily net assets of a Series or on the combined average daily net assets of the indicated groups of Series):

                                                   MANAGEMENT  OTHER    TOTAL
SERIES AVAILABLE CURRENTLY                         FEES(/6/)  EXPENSES EXPENSES
--------------------------                         ---------- -------- --------
Multiple Allocation, Fully Managed, Capital
 Appreciation, Rising Dividends, All-Growth, Real    0.98%     0.01%    0.99%
 Estate, Hard Assets, Value Equity, Strategic
 Equity, and Small Cap Series:
Managed Global Series:                               1.25%     0.11%    1.36%
Emerging Markets(/7/):                               1.75%     0.05%    1.80%
Limited Maturity Bond and Liquid Asset Series:       0.60%     0.01%    0.61%

SERIES ADDED TO THE GCG TRUST               OTHER EXPENSES     TOTAL EXPENSES
AND AVAILABLE AFTER TRUST      MANAGEMENT   AFTER EXPENSE      AFTER EXPENSE
CONSOLIDATION(/8/)             FEES(/6/)  REIMBURSEMENT(/9/) REIMBURSEMENT(/9/)
-----------------------------  ---------- ------------------ ------------------
Mid-Cap Growth
Series(/10/)(/11/):..........    0.96%          0.01%              0.97%
Research Series(/10/):.......    0.96%          0.00%              0.96%
Total Return
Series(/10/):................    0.96%          0.01%              0.97%
Growth
Opportunities(/12/):.........    1.10%          0.01%              1.11%
Growth & Income and Value +
Growth Series(/12/):.........    1.09%          0.01%              1.10%
Global Fixed Income Series:..    1.60%          0.00%              1.60%
Developing World
Series(/7/):.................    1.75%          0.05%              1.80%

THE ESS TRUST ANNUAL EXPENSES (Prior to Trust Consolidation) (as a percentage of the average daily net assets):

                                                   MANAGEMENT  OTHER    TOTAL
SERIES                                             FEES(/6/)  EXPENSES EXPENSES
------                                             ---------- -------- --------
OTC Portfolio:....................................   0.80%     0.19%    0.99%
Research Portfolio:...............................   0.80%     0.16%    0.96%
Total Return Portfolio:...........................   0.80%     0.17%    0.97%
Growth & Income Portfolio:........................   0.95%     0.17%    1.12%
Value + Growth Portfolio:.........................   0.95%     0.25%    1.20%

THE PIMCO TRUST(/13/) ANNUAL EXPENSES (as a percentage of average daily net assets of a series):

SERIES (available upon notice to             ADVISORY      OTHER        TOTAL
Contractholders):                              FEES   EXPENSES(/14/)   EXPENSES
--------------------------------             -------- ---------------- --------
PIMCO High Yield Bond Portfolio.............  0.50%        0.25%        0.75%
PIMCO StocksPLUS Growth and Income
Portfolio...................................  0.40%        0.25%        0.65%

------------
 (1) A Market Value Adjustment, which may increase or decrease your Accumula-tion Value, may apply to certain transactions. See Market Value Adjust-ment.
 (2) We also deduct a charge for premium taxes (which can range from 0% to 3.5% of premium) from your Accumulation Value upon surrender, excess par-tial withdrawals or on the Annuity Commencement Date. See Premium Taxes.
 (3) For purposes of calculating the surrender charge for the excess partial withdrawal, (i) we treat premium payments as being withdrawn on a first-in first-out basis, and (ii) amounts withdrawn which are not considered an excess partial withdrawal are not treated as a withdrawal of any pre-mium payments. See Charges Deducted from the Accumulation Value, Surren-der Charge for Excess Partial Withdrawals.
 (4) We reserve the right to impose a charge in the future at a maximum of $25 for each allocation change in excess of twelve per Contract Year. See Ex-cess Allocation Charge.
 (5) See Facts About the Contract, Death Benefit Options, for a description of the Contract's Standard and Annual Ratchet Death Benefit Options.
 (6) Fees decline as combined assets increase (see Account NY-B Divisions and the Trust prospectuses for details).

 (7) After Trust Consolidation (see The Trusts, Proposed Trust Consolidation), the assets of the Emerging Markets and Developing World will be combined to determine the actual fee payable to Directed Services, Inc. ("DSI"), the manager of the GCG Trust.
 (8) See Facts about the Company and the Contracts, The Trusts, Proposed Trust Consolidation for more information regarding the proposed Trust Consoli-dation. Upon Trust Consolidation, the ESS Trust will cease to exist and new GCG Trust Series will be substituted for the ESS Portfolios.
 (9) Other Expenses generally consist of independent trustees fees and ex-penses and certain expenses associated with investing in international markets. Other expenses are estimated for the Growth Opportunities and Developing World Series, since as of December 31, 1997, these Series had not yet commenced operations. DSI has agreed voluntarily to reimburse ex-penses and waive management fees, if necessary, to maintain total ex-penses at the levels shown for the Research and the Global Fixed Income Series (formerly the International Fixed Income Portfolio). This agree-ment will remain in place through December 31, 1999, and after that time may be terminated at any time. Without this agreement and based on cur-rent estimates, Total Expenses would be 0.97% and 1.65%, for the Re-search, and the Global Fixed Income Series, respectively.
(10) After Trust Consolidation (see The Trusts, Proposed Trust Consolidation), the assets of the Mid-Cap Growth (formerly the OTC Portfolio), the Re-search and the Total Return Series will be combined to determine the ac-tual fee payable to DSI.
(11) The OTC Portfolio prior to Trust Consolidation.
(12) The International Fixed Income Portfolio prior to Trust Consolidation.
(13) The Series of the PIMCO Trust will become available following approval by regulatory authorities and notice to Contractholders.
(14) Other Expenses are estimated for the PIMCO High Yield Bond and PIMCO StocksPLUS Growth and Income Portfolios, since as of December 31, 1997, these Series had not yet commenced operations.

EXAMPLES:
The examples do not take into account any deduction for premium taxes. Premium taxes currently range from 0% to 3.5% of premium payments. There may be sur-render charges if you choose to annuitize within the first three Contract Years.

If at issue you elect the Annual Ratchet Enhanced Death Benefit Option and you surrender your Contract at the end of the applicable time period, you would pay the following expenses for each $1,000 of Initial Premium assuming a 5% annual return on assets:

-------------------------------------------------------------------------------

DIVISION                              ONE YEAR THREE YEARS FIVE YEARS TEN YEARS
--------                              -------- ----------- ---------- ---------
Multiple Allocation.................. $ 94.67    $125.90    $159.74    $276.70
Fully Managed........................ $ 94.67    $125.90    $159.74    $276.70
Capital Appreciation................. $ 94.67    $125.90    $159.74    $276.70
Rising Dividends..................... $ 94.67    $125.90    $159.74    $276.70
All-Growth........................... $ 94.67    $125.90    $159.74    $276.70
Real Estate.......................... $ 94.67    $125.90    $159.74    $276.70
Hard Assets.......................... $ 94.67    $125.90    $159.74    $276.70
Value Equity......................... $ 94.67    $125.90    $159.74    $276.70
Strategic Equity..................... $ 94.67    $125.90    $159.74    $276.70
Small Cap............................ $ 94.67    $125.90    $159.74    $276.70
Emerging Markets..................... $102.75    $149.96    $199.51    $354.24
Managed Global....................... $ 98.37    $136.96    $178.11    $312.97
OTC.................................. $ 94.67    $125.90    $159.74    $276.70
Research............................. $ 94.37    $125.00    $158.23    $273.70
Total Return......................... $ 94.47    $125.30    $158.74    $274.70
Growth & Income...................... $ 95.97    $129.80    $166.24    $289.61
Value + Growth....................... $ 96.77    $132.19    $170.21    $297.47
Limited Maturity Bond................ $ 90.86    $114.41    $140.50    $237.92
Liquid Asset......................... $ 90.86    $114.41    $140.50    $237.92
-------------------------------------------------------------------------------
DIVISION AFTER TRUST CONSOLIDATION    ONE YEAR THREE YEARS FIVE YEARS TEN YEARS
----------------------------------    -------- ----------- ---------- ---------
Growth Opportunities................. $ 95.87    $129.50    $165.74    $288.63
Developing World..................... $102.75    $149.96    $199.51    $354.24
Research............................. $ 94.37    $125.00    $158.23    $273.70
Total Return......................... $ 94.47    $125.30    $158.74    $274.70
Mid-Cap Growth*...................... $ 94.47    $125.30    $158.74    $274.70
Growth & Income...................... $ 95.77    $129.20    $165.24    $287.64
Value + Growth....................... $ 95.77    $129.20    $165.24    $287.64
Global Fixed Income**................ $100.76    $144.07    $189.85    $335.73
High Yield Bond...................... $ 92.27    $118.66    $147.63    $252.39
StocksPLUS Growth and Income......... $ 91.26    $115.62    $142.54    $242.08

-------------------------------------------------------------------------------
---------------------
 (*)The OTC Portfolio prior to Trust Consolidation.
(**)The International Fixed Income Portfolio prior to Trust Consolidation.

If at issue you elect the Annual Ratchet Enhanced Death Benefit Option and you do not surrender your Contract or if you annuitize on the Annuity Commencement Date, you would pay the following expenses for each $1,000 of Initial Premium assuming a 5% annual return on assets:

-------------------------------------------------------------------------------

DIVISION                              ONE YEAR THREE YEARS FIVE YEARS TEN YEARS
--------                              -------- ----------- ---------- ---------
Multiple Allocation..................  $24.67    $75.90     $129.74    $276.70
Fully Managed........................  $24.67    $75.90     $129.74    $276.70
Capital Appreciation.................  $24.67    $75.90     $129.74    $276.70
Rising Dividends.....................  $24.67    $75.90     $129.74    $276.70
All-Growth...........................  $24.67    $75.90     $129.74    $276.70
Real Estate..........................  $24.67    $75.90     $129.74    $276.70
Hard Assets..........................  $24.67    $75.90     $129.74    $276.70
Value Equity.........................  $24.67    $75.90     $129.74    $276.70
Strategic Equity.....................  $24.67    $75.90     $129.74    $276.70
Small Cap............................  $24.67    $75.90     $129.74    $276.70
Emerging Markets.....................  $32.75    $99.96     $169.51    $354.24
Managed Global.......................  $28.37    $86.96     $148.11    $312.97
OTC..................................  $24.67    $75.90     $129.74    $276.70
Research.............................  $24.37    $75.00     $128.23    $273.70
Total Return.........................  $24.47    $75.30     $128.74    $274.70
Growth & Income......................  $25.97    $79.80     $136.24    $289.61
Value + Growth.......................  $26.77    $82.19     $140.21    $297.47
Limited Maturity Bond................  $20.86    $64.41     $110.50    $237.92
Liquid Asset.........................  $20.86    $64.41     $110.50    $237.92
-------------------------------------------------------------------------------
DIVISION AFTER TRUST CONSOLIDATION    ONE YEAR THREE YEARS FIVE YEARS TEN YEARS
----------------------------------    -------- ----------- ---------- ---------
Growth Opportunities.................  $25.87    $79.50     $135.74    $288.63
Developing World.....................  $32.75    $99.96     $169.51    $354.24
Research.............................  $24.37    $75.00     $158.23    $273.70
Total Return.........................  $24.47    $75.30     $128.74    $274.70
Mid-Cap Growth*......................  $24.47    $75.30     $128.74    $274.70
Growth & Income......................  $25.77    $79.20     $165.24    $287.64
Value + Growth.......................  $25.77    $79.20     $165.24    $287.64
Global Fixed Income**................  $30.76    $94.07     $189.85    $335.73
High Yield Bond......................  $22.27    $68.66     $117.63    $252.39
StocksPLUS Growth and Income.........  $21.26    $65.62     $112.54    $242.08
-------------------------------------------------------------------------------

---------------------
 (*)The OTC Portfolio prior to Trust Consolidation.
(**)The International Fixed Income Portfolio prior to Trust Consolidation.

The purpose of the Fee Table is to assist you in understanding the various costs and expenses that you will bear directly or indirectly. For purposes of computing the annual per Contract administrative charge, the dollar amounts shown in the examples are based on an Initial Premium of $65,000.

The examples reflect the election at issue of the Annual Ratchet Enhanced Death Benefit Option. If the Standard Death Benefit Option is elected, the ac-tual expenses incurred will be less than those represented in the Examples.

THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EX-PENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN, SUBJECT TO THE GUARANTEES UNDER THE CONTRACT.

-------------------------------------------------------------------------------
CONDENSED FINANCIAL AND OTHER INFORMATION

INDEX OF INVESTMENT EXPERIENCE
The following table gives the index of investment experience for each Division of Account NY-B available under the Contract for each death benefit option. The Divisions became available on May 6, 1997, and started with the index of investment experience as shown below, except for the Growth Opportunities and Developing World Divisions which became available for investment on February 19, 1998 and the Global Fixed Income Division which became available for in-vestment on May 1, 1998. The index of investment experience is equal to the value of a unit for each Division of the Accounts. The total investment value of each Division as of the end of 1997 is shown in the right hand columns.

                                                         TOTAL INVESTMENT VALUE
                         INDEX OF INVESTMENT EXPERIENCE       IN THOUSANDS
                         ------------------------------- -------------------------
                                             ANNUAL                      ANNUAL
DIVISION                    STANDARD         RATCHET      STANDARD       RATCHET
--------                 --------------- --------------- -----------   -----------
                         5/6/97 12/31/97 5/6/97 12/31/97  12/31/97      12/31/97
                         ------ -------- ------ -------- -----------   -----------
Multiple Allocation..... $18.54  $20.83  $18.32  $20.55           --            $ 26
Fully Managed........... $17.95  $19.93  $17.73  $19.66           --            $ 33
Capital Appreciation.... $18.45  $22.24  $18.31  $22.05           --            $ 16
Rising Dividends........ $17.27  $20.22  $17.18  $20.09           $ 2           $165
All-Growth.............. $13.10  $14.48  $12.94  $14.28           --            $  8
Real Estate............. $21.31  $25.82  $21.05  $25.48           --            $ 12
Hard Assets............. $19.34  $20.85  $19.11  $20.57           --            $  5
Value Equity............ $15.72  $18.36  $15.66  $18.28           $19           $ 19
Strategic Equity........ $11.96  $14.36  $11.93  $14.31           --            $ 18
Small Cap............... $10.72  $12.92  $10.70  $12.88           --            $ 44
Emerging Markets........ $10.38  $ 8.75  $10.33  $ 8.70           --            $ 16
Managed Global.......... $11.24  $11.76  $11.16  $11.67           --            $ 35
OTC..................... $15.76  $18.64  $15.68  $18.52           --            $ 10
Research................ $16.72  $18.95  $16.66  $18.87           $ 2           $  8
Total Return............ $14.36  $16.18  $14.31  $16.10           --            $ 18
Growth & Income ........ $12.46  $15.45  $12.44  $15.41           --            $  5
Value + Growth.......... $12.47  $13.06  $12.45  $13.03           --            $ 40
Limited Maturity Bond... $15.43  $16.13  $15.24  $15.91           --            $ 10
Liquid Asset............ $13.67  $14.02  $13.51  $13.83           --             --

FINANCIAL STATEMENTS
The audited financial statements of Separate Account NY-B for the year ended 1997 (as well as the auditors' report thereon) appear in the Statement of Ad-ditional Information. The audited financial statements of First Golden pre-pared in accordance with generally accepted accounting principles for the years ended December 31, 1997 and 1996 (as well as the auditors' report there-on) are contained in the Prospectus.

PERFORMANCE RELATED INFORMATION

Performance information for the Divisions of Account NY-B, including the yields, standard annual total returns and other nonstandard measures of per-formance may appear in reports and promotional literature to current or pro-spective Owners. Such performance data will be computed, or accompanied by performance data computed, in accordance with standards defined by the SEC.

Current yield for the Liquid Asset Division will be based on income received by a hypothetical investment over a given 7-day period (less expenses accrued during the period), and then "annualized" (i.e., assuming that the 7-day yield would be received for 52 weeks, stated in terms of an annual percentage return on the investment). "Effective yield" for the Liquid Asset Division is calcu-lated in a manner similar to that used to calculate yield, but when annualized, the income earned by the investment is assumed to be reinvested. The "effective yield" will be slightly higher than the "yield" because of the compounding effect of earnings.

For the remaining Divisions, quotations of yield will be based on all invest-ment income per unit (Accumulation Value divided by the index of investment experience, see Facts About the Contract,

Measurement of Investment Experience, Index of Investment Experience and Unit Value) earned during a given 30-day period, less expenses accrued during the period ("net investment income"). Quotations of average annual total return for any Division will be expressed in terms of the average annual compounded rate of return on a hypothetical investment in a Contract over a period of one, five, and ten years (or, if less, up to the life of the Division), and will reflect the deduction of the applicable surrender charge, the administra-tive charge and the applicable mortality and expense risk charge. See Charges and Fees. Quotations of total return may simultaneously be shown for other pe-riods that do not take into account certain contractual charges, such as the surrender charge.

Performance information for a Division may be compared, in reports and promo-tional literature, to: (i) the Standard & Poor's 500 Stock Index ("S&P 500"), Dow Jones Industrial Average ("DJIA"), Donoghue Money Market Institutional Av-erages, or other indices measuring performance of a pertinent group of securi-ties so that investors may compare a Division's results with those of a group of securities widely regarded by investors as representative of the securities markets in general; (ii) other variable annuity separate accounts or other in-vestment products tracked by Lipper Analytical Services, a widely used inde-pendent research firm which ranks mutual funds and other investment companies by overall performance, investment objectives, and assets, or tracked by other ratings services, including VARDS, companies, publications, or persons who rank separate accounts or other investment products on overall performance or other criteria; and (iii) the Consumer Price Index (measure for inflation) to assess the real rate of return from an investment in the Contract. Unmanaged indices may assume the reinvestment of dividends but generally do not reflect deductions for administrative and management costs and expenses.

Performance information for any Division reflects only the performance of a hypothetical Contract under which the Accumulation Value is allocated to a Di-vision during a particular time period on which the calculations are based. Performance information should be considered in light of the investment objec-tives and policies, characteristics and quality of the portfolio of the Series of the respective Trust in which the Division invests and the market condi-tions during the given time period, and should not be considered as a repre-sentation of what may be achieved in the future. For a description of the methods used to determine yield and total return for the Divisions, see the Statement of Additional Information.

Reports and promotional literature may also contain other information includ-ing the ranking of any Division derived from rankings of variable annuity sep-arate accounts or other investment products tracked by Lipper Analytical Serv-ices or by rating services, companies, publications, or other persons who rank separate accounts or other investment products on overall performance or other criteria. First Golden may, from time to time, include in its advertising and sales materials, tax deferred compounding charts and other hypothetical illus-trations, which may include comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets.

-------------------------------------------------------------------------------

INTRODUCTION

The following information describes the Contract and the Accounts which fund the Contract, Account NY-B and the Fixed Account. Account NY-B invests in mu-tual fund portfolios of the Trusts. The Fixed Account contains all of the as-sets that support Owner Fixed Allocations which we credit with Guaranteed In-terest Rates for the Guarantee Periods you select.
-------------------------------------------------------------------------------

FIRST GOLDEN
First Golden American Life Insurance Company of New York ("First Golden" or the "Company") is a stock life insurance company organized under the laws of the State of New York. First Golden is a wholly owned subsidiary of Golden American Life Insurance Company ("Golden American"). Golden American, in turn, is a wholly owned subsidiary of Equitable of Iowa Companies, Inc. ("Equitable of Iowa") which, in turn, is a wholly owned subsidiary of ING Groep, N.V. ("ING"). First Golden is authorized to do business in the states of New York and Delaware. First Golden offers variable annuities.

Equitable of Iowa is the holding company for Equitable Life Insurance Company of Iowa, USG Annuity & Life Company, Locust Street Securities, Inc., Equitable American Insurance Company, Directed Services, Inc. ("DSI"), and Golden Ameri-can. On October 24, 1997, ING acquired all interest in Equitable of Iowa and its subsidiaries, including First Golden. ING, based in the Netherlands, is a global financial services holding company with over $307 billion in assets. Equitable of Iowa and another ING affiliate own ING Investment Management, LLC, who assumed EISI's portfolio management responsibilities for the GCG Trust and the ESS Trust as of January 1, 1998.

THE TRUSTS
The GCG Trust is an open-end management investment company, more commonly called a mutual fund. The GCG Trust's shares may also be available to other separate accounts funding variable insurance products offered by First Golden. This is called "mixed funding."

The GCG Trust may also sell its shares to separate accounts of other insurance companies, both affiliated and not affiliated with First Golden. This is called "shared funding." After the GCG Trust receives the requisite order from the SEC, shares of the GCG Trust may also be sold to certain qualified pension and retirement plans.

The ESS Trust is also an open-end management investment company. The ESS Trust's shares are not available to separate accounts of other insurance com-panies except affiliated insurance companies such as First Golden.

The PIMCO Trust is also an open-end management investment company. The Series of the PIMCO Trust were designated to be used as investment vehicles by sepa-rate accounts of insurance companies, including First Golden, for both vari-able annuity contracts and variable life insurance policies and by qualified pension and retirement plans.

Proposed Trust Consolidation. In an effort to consolidate the operations of the GCG Trust and the ESS Trust ("Trust Consolidation"), the affiliated insur-ance companies of Equitable of Iowa, including First Golden (the "Companies"), filed an application with the SEC requesting permission via an order to sub-stitute shares of each Series of the ESS Trust with shares of similar Series of the GCG Trust (the "Substitution"). The table below identifies the ESS Portfolios currently available under the Contract and the new GCG Series sub-stituted for each. The Substitution of shares will reduce operating expenses and create larger economies of scale from which a further reduction of ex-penses is anticipated. Contractholders will benefit directly from any reduc-tion of Trust expenses. CONTRACTHOLDERS WILL NOT BEAR ANY EXPENSE ASSOCIATED WITH THE SUBSTITUTION.

     ESS TRUST REPLACED PORTFOLIO   GCG TRUST SUBSTITUTE SERIES
     ----------------------------   ---------------------------
     OTC Portfolio                  Mid-Cap Growth Series
     Research Portfolio             Research Series
     Total Return Portfolio         Total Return Series
     Growth & Income Portfolio      Growth & Income Series
     Value + Growth Portfolio       Value + Growth Portfolio

Upon obtaining the requested order for substitution from the SEC, and subject to any required prior approval by applicable insurance authorities, the Compa-nies will effect the Substitution by simultaneously placing an order for each Division to redeem the shares of the Series of the ESS Trust and an order for each Division to purchase shares of the designated respective Series of the GCG Trust. After the Trust Consolidation has occurred, Customer Service will send affected contractholders a notice within five days.

You will find complete information about the Trusts, including the risks asso-ciated with each Series, in the accompanying Trusts' prospectuses. You should read them carefully in conjunction with this prospectus before investing. Ad-ditional copies of the Trusts' prospectuses may be obtained by contacting our Customer Service Center.

First Golden does not anticipate any inherent difficulties arising from the mixed and/or shared funding or sales to pension or retirement plans by the GCG Trust or the PIMCO Trust. However, there is a possibility that, due to differ-ences in tax treatment or other considerations, the interests of Contractowners of various contracts participating in the Trusts may conflict. The Board of Trustees of the GCG Trust and the PIMCO Trust, DSI, PIMCO and we and any other insurance companies participating in the Trusts are required to monitor events to identify any material conflicts that arise from the use of the GCG Trust and/or the PIMCO Trust for mixed and/or shared funding between various policy owners and pension and retirement plans. In the event of a ma-terial conflict, First Golden will take the necessary steps, including remov-ing the Separate Account from that Trust, to resolve the matter. See the GCG Trust and PIMCO Trust prospectuses for more information.

SEPARATE ACCOUNT NY-B
All obligations under the Contract are general obligations of First Golden. Account NY-B is a separate investment account used to support our variable an-nuity Contracts and for other purposes as permitted by applicable laws and regulations. The assets of Account NY-B are kept separate from our general ac-count and any other separate accounts we may have. We may offer other variable annuity Contracts investing in Account NY-B which are not discussed in this prospectus. Account NY-B may also invest in other series which are not avail-able to the Contract described in this prospectus.

We own all the assets in Account NY-B. Income and realized and unrealized gains or losses from assets in the account are credited to or charged against that account without regard to other income, gains or losses in our other in-vestment accounts. As required, the assets in Account NY-B are at least equal to the reserves and other liabilities of that account. These assets may not be charged with liabilities from any other business we conduct.

They may, however, be subject to liabilities arising from Divisions whose as-sets are attributable to other variable annuity Contracts supported by Account NY-B. If the assets exceed the required reserves and other liabilities, we may transfer the excess to our general account.

Account NY-B was established on June 13, 1996 to invest in mutual funds, unit investment trusts or other investment portfolios which we determine to be suitable for the Contract's purposes. Account NY-B is treated as a unit in-vestment trust under Federal securities laws. It is registered with the SEC under the Investment Company Act of 1940 (the "1940 Act") as an investment company and meets the definition of a separate account under the Federal secu-rities laws. It is governed by the laws of the state of New York, our state of domicile. Registration with the SEC does not involve any supervision by the SEC of the management or investment policies or practices of Account NY-B.

ACCOUNT NY-B DIVISIONS
Account NY-B is divided into Divisions. Currently, each Division of Account NY-B offered under this prospectus invests in a portfolio of the GCG Trust, the ESS Trust or, after regulatory approval, the PIMCO Trust. DSI serves as the Manager to each Series of the GCG Trust, EISI serves as the Manager to each Series of the ESS Trust and PIMCO serves as the Manager to the PIMCO Trust. See the Trusts' prospectuses for details. The GCG and ESS Trusts and DSI have retained several portfolio managers to manage the assets of each Se-ries of the GCG or ESS Trusts as indicated below. There may be restrictions on the amount of the allocation to certain Divisions based on state laws and reg-ulations. The investment objectives of the various Series in the Trusts are described below. There is no guaran-tee that any portfolio or Series will meet its investment objectives. Meeting objectives depends on various factors, including, in certain cases, how well the portfolio managers anticipate changing economic and market conditions. Ac-count NY-B also has other Divisions investing in other series which are not available to the Contract described in this prospectus.

DSI and PIMCO provide the overall business management and administrative serv-ices necessary for the Series' operation and provide or procure the services and information necessary to the proper conduct of the business of the Series. See the Trusts' prospectuses for details.

DSI and PIMCO are responsible for providing or procuring, at DSI's or PIMCO's expense, the services reasonably necessary for the ordinary operation of the Series of the GCG Trust or the PIMCO Trust. DSI and PIMCO do not bear the ex-pense of brokerage fees and other transactional expenses for securities or other assets (which are generally considered part of the cost for assets), taxes (if any) paid by a Series of the GCG Trust or the PIMCO Trust, interest on borrowing, fees and expenses of the independent trustees, and extraordinary expenses, such as litigation or indemnification expenses. See the GCG and PIMCO Trust prospectuses for details.

The GCG and the ESS Trust, each pay DSI for its services a fee, payable month-ly, based on the annual rates of the average daily net assets of the Series shown in the tables below. DSI (and not the Trusts) pays each portfolio man-ager a monthly fee for managing the assets of the Series.

THE GCG TRUST

 SERIES AVAILABLE CURRENTLY                     FEES (based on combined assets of the indicated groups of Series)
 ---------------------------------------------  -----------------------------------------------------------------
 Multiple Allocation, Fully Managed, Capital    1.00% of first $750 million;
  Appreciation, Rising Dividends, All-Growth,   0.95% of next $1.25 billion;
  Real Estate, Hard Assets, Value Equity,       0.90% of next $1.5 billion; and
  Strategic Equity, and Small Cap Series:       0.85% of amount in excess of $3.5
                                                billion
 Managed Global Series:                         1.25% of first $500 million;
                                                1.05% of amount in excess of $500
                                                million
 Emerging Markets Series(/1/):                  1.75% of average daily net assets
 Limited Maturity Bond and Liquid Asset         0.60% of first $200 million;
 Series:                                        0.55% of next $300 million; and
                                                0.50% of amount in excess of $500
                                                million

 SERIES ADDED UPON TRUST CONSOLIDATION          FEES (based on combined assets of the indicated groups of Series)
 ---------------------------------------------  -----------------------------------------------------------------
 Growth Opportunities, Growth & Income and      1.10% of first $250 million;
 Value + Growth Series                          1.05% of next $400 million;
                                                1.00% of next $450 million; and
                                                0.95% of amount in excess of $1.1
                                                billion
 Mid-Cap Growth, Total Return, and Research     1.00% of first $250 million;
 Series:                                        0.95% of next $400 million;
                                                0.90% of next $450 million; and
                                                0.85% of amount in excess of $1.1
                                                billion
 Global Fixed Income Series:                    1.60%
 Developing World Series(/1/):                  1.75% of average daily net assets
-----------------------------------------------------------------------------------------------------------------

(1) The assets of the Emerging Markets and Developing World Series are com-bined for the purposes of determining fees.

THE ESS TRUST

 SERIES                                         FEES
 ---------------------------------------------  --------------------------------------
 OTC, Research and Total Return Portfolios:     0.80% of first $300 million;
                                                0.55% of amount in excess of $300
                                                million
 Growth & Income Portfolio:                     0.95% of first $200 million;
                                                0.75% of amount in excess of $200
                                                million
 Value + Growth Portfolio:                      0.95% of first $500 million;
                                                0.75% of amount in excess of $500
                                                million
--------------------------------------------------------------------------------------

The PIMCO Trust pays PIMCO an advisory fee (see the table following) and an administrative fee of 0.25%, each payable monthly, based on the average daily net assets of each of the Series for managing the assets of the Series and for administering the Trust.

THE PIMCO TRUST

 SERIES                                         ADVISORY FEES
 ---------------------------------------------  --------------------------------------
 PIMCO High Yield Bond Portfolio:               0.50%
 PIMCO StocksPLUS Growth and Income Portfolio:  0.40%

The following Divisions invest in designated Series of the GCG Trust.

MULTIPLE ALLOCATION DIVISION
MULTIPLE ALLOCATION SERIES
OBJECTIVE - THE HIGHEST TOTAL RETURN, CONSISTING OF CAPITAL APPRECIATION AND CURRENT INCOME, CONSISTENT WITH THE PRESERVATION OF CAPITAL AND ELIMINATION OF UNNECESSARY RISK.
INVESTMENTS - Investment in equity and debt securities and the use of certain sophisticated investment strategies and techniques.
PORTFOLIO MANAGER - Zweig Advisors Inc.

FULLY MANAGED DIVISION
FULLY MANAGED SERIES
OBJECTIVE - High total investment return over the long term, consistent with the preservation of capital and prudent investment risk.
INVESTMENTS - Pursues an active asset allocation strategy whereby investments are allocated, based upon an evaluation of economic and market trends and the anticipated relative total return available, among three asset classes -- debt securities, equity securities and money market instruments.
PORTFOLIO MANAGER - T. Rowe Price Associates, Inc.

CAPITAL APPRECIATION DIVISION
CAPITAL APPRECIATION SERIES
OBJECTIVE - Long-term capital growth.
INVESTMENTS - Invests in common stocks and preferred stock that will be allo-cated among various categories of stocks referred to as "components" which consist of the following: (i) The Growth Component -- securities that the Portfolio Manager believes have the following characteristics: stability and quality of earnings and positive earnings momentum; dominant competitive posi-tions; and demonstrate above-average growth rates as compared to published S&P 500 earnings projections; and (ii) The Value Component -- securities that the portfolio manager regards as fundamentally undervalued, i.e., securities sell-ing at a discount to asset value and securities with a relatively low price- /earnings ratio. The securities eligible for this component may include real estate stocks, such as securities of publicly owned companies that, in the portfolio manager's judgement, offer an optimum combination of current divi-dend yield, expected dividend growth, and discount to current real estate val-ue.
PORTFOLIO MANAGER - Chancellor LGT Asset Management, Inc.

RISING DIVIDENDS DIVISION
RISING DIVIDENDS SERIES
OBJECTIVE - Capital appreciation, with dividend income as a secondary objec-tive.
INVESTMENTS - Investment in equity securities of high quality companies that meet the following four criteria: consistent dividend increases; substantial dividend increases; reinvested profits; and an under-leveraged balance sheet. PORTFOLIO MANAGER - Kayne Anderson Investment Management, LLC

ALL-GROWTH DIVISION
ALL-GROWTH SERIES
OBJECTIVE - Capital appreciation.
INVESTMENTS - Investment in securities selected for their long- term growth prospects.
PORTFOLIO MANAGER - Pilgrim, Baxter & Associates, Ltd.

REAL ESTATE DIVISION
REAL ESTATE SERIES
OBJECTIVE - Capital appreciation, with current income as a secondary objec-tive.
INVESTMENTS - Investment in publicly traded equity securities of companies in the real estate industry listed on national exchanges or on the National Asso-ciation of Securities Dealers Automated Quotation System.
PORTFOLIO MANAGER - EII Realty Securities, Inc.

HARD ASSETS DIVISION
HARD ASSETS SERIES
OBJECTIVE - Long-term capital appreciation.
INVESTMENTS - Investment in equity and debt securities of companies engaged in the exploration, development, production, management, and distribution of nat-ural resources.
PORTFOLIO MANAGER - Van Eck Associates Corporation

VALUE EQUITY DIVISION
VALUE EQUITY SERIES
OBJECTIVE - Capital appreciation with a secondary objective of dividend in-come.
INVESTMENTS - Investment primarily in equity securities of U.S. and foreign issuers which, when purchased, meet quantitative standards believed by the Portfolio Manager to indicate above average financial soundness and high in-trinsic value relative to price.
PORTFOLIO MANAGER - Eagle Asset Management, Inc.

STRATEGIC EQUITY DIVISION
STRATEGIC EQUITY SERIES
OBJECTIVE - Long-term capital appreciation.
INVESTMENTS - Investment primarily in equity securities based on various eq-uity market timing techniques. The amount of the Series' assets allocated to equities shall vary from time to time to seek positive investment performance from advancing equity markets and to reduce exposure to equities when risk/reward characteristics are believed to be less attractive.
PORTFOLIO MANAGER - Zweig Advisors Inc.

SMALL CAP DIVISION
SMALL CAP SERIES
OBJECTIVE - Long-term capital appreciation.
INVESTMENTS - Investment primarily in equity securities of companies that, at the time of purchase, have a total market capitalization -- present market value per share multiplied by the total number of shares outstanding -- within the range of companies included in the Russell 2000 Growth Index.
PORTFOLIO MANAGER - Fred Alger Management, Inc.

EMERGING MARKETS DIVISION
EMERGING MARKETS SERIES
OBJECTIVE - Long-term capital appreciation.
INVESTMENTS - Investment primarily in equity securities of companies that are considered to be in emerging market countries in the Pacific Basin, Latin America and elsewhere. Income is not an objective, and any production of cur-rent income is considered incidental to the objective of growth of capital. PORTFOLIO MANAGER - Putnam Investment Management, Inc.

MANAGED GLOBAL DIVISION
MANAGED GLOBAL SERIES
OBJECTIVE - Capital appreciation.
INVESTMENTS - Investment primarily in common stocks of both domestic and for-eign issuers.
PORTFOLIO MANAGER - Putnam Investment Management, Inc.

LIMITED MATURITY BOND DIVISION
LIMITED MATURITY BOND SERIES
OBJECTIVE - Highest current income consistent with low risk to principal and liquidity. Also seeks to enhance its total return through capital appreciation when market factors indicate that capital appreciation may be available with-out significant risk to principal.
INVESTMENTS - Investment primarily in a diversified portfolio of limited matu-rity debt securities. No individual security will at the time of purchase have a remaining maturity longer than seven years and the dollar-weighted average maturity of the Series will not exceed five years.
PORTFOLIO MANAGER - ING Investment Management, LLC

LIQUID ASSET DIVISION
LIQUID ASSET SERIES
OBJECTIVE - High level of current income consistent with the preservation of capital and liquidity.
INVESTMENTS - Obligations of the U.S. Government and its agencies and instru-mentalities; bank obligations; commercial paper and short-term corporate debt securities.
TERM - All issues maturing in less than one year.
PORTFOLIO MANAGER - ING Investment Management, LLC

The following Divisions invest in designated Series of the ESS Trust. After Trust Consolidation, they will invest in designated Series of the GCG Trust.

OTC DIVISION (At the time of Trust Consolidation, the OTC Division will be re-
              named the Mid-Cap Growth Division and it will then invest in the Mid-Cap Growth Series of the GCG Trust.)
OTC PORTFOLIO
OBJECTIVE - Long-term growth of capital.
INVESTMENTS - Investment primarily in securities of companies that are traded principally on the over-the-counter (OTC) market.
PORTFOLIO MANAGER - Massachusetts Financial Services Company

After Trust Consolidation:
                      MID-CAP GROWTH DIVISION
                      MID-CAP GROWTH SERIES OF THE GCG TRUST
                      OBJECTIVE - Long-term growth of capital.
                      INVESTMENTS - Investment primarily in equity securities with medium market capitalization.
                      PORTFOLIO MANAGER - Massachusetts Financial Services
                      Company

RESEARCH DIVISION
RESEARCH PORTFOLIO
OBJECTIVE - Long term growth of capital and future income.
INVESTMENTS - Investment primarily in common stocks or securities convertible into common stocks of companies believed to possess better than average pros-pects for long-term growth.
PORTFOLIO MANAGER - Massachusetts Financial Services Company

After Trust Consolidation:
                      RESEARCH DIVISION
                      RESEARCH SERIES OF THE GCG TRUST
                      OBJECTIVE - Long-term growth of capital and future in-come.
                      INVESTMENTS - Investment primarily in common stocks or securities convertible into common stocks of companies believed to possess better than average prospects for long-term growth.
                      PORTFOLIO MANAGER - Massachusetts Financial Services
                      Company

TOTAL RETURN DIVISION
TOTAL RETURN PORTFOLIO
OBJECTIVE - Above-average income consistent with prudent employment of capi-tal.
INVESTMENTS - Investment primarily in equity securities.
PORTFOLIO MANAGER - Massachusetts Financial Services Company

After Trust Consolidation:
                      TOTAL RETURN DIVISION
                      TOTAL RETURN SSERIES OF THE GCG TRUST
                      OBJECTIVE - Above-average income consistent with prudent employment of capital.
                      INVESTMENTS - Investment primarily in equity securities. PORTFOLIO MANAGER - Massachusetts Financial Services Company

GROWTH & INCOME DIVISION
GROWTH & INCOME PORTFOLIO
OBJECTIVE - Long-term total return.
INVESTMENTS - Investment primarily in equity and debt securities, focusing on small- and mid-cap companies that offer potential appreciation, current in-come, or both.

PORTFOLIO MANAGER - Robertson, Stephens & Company Investment Management, L.P.

After Trust Consolidation:
                      GROWTH & INCOME DIVISION
                      GROWTH & INCOME SERIES OF THE GCG TRUST
                      OBJECTIVE - Long-term total return.
                      INVESTMENTS - Investment primarily in equity and debt securities, focusing on small- and mid-cap companies that offer potential appreciation, current income, or both.
                      PORTFOLIO MANAGER - Robertson, Stephens & Company In-vestment Management, L.P.

VALUE + GROWTH DIVISION
VALUE + GROWTH PORTFOLIO
OBJECTIVE - Capital appreciation.
INVESTMENTS - Investment primarily in mid-cap growth companies with favorable relationships between price/earnings ratios and growth rates. Mid-cap compa-nies are those with market capitalizations ranging from $750 million to ap-proximately $2 billion.
PORTFOLIO MANAGER - Robertson, Stephens & Company Investment Management, L.P.

After Trust Consolidation:
                      VALUE + GROWTH DIVISION
                      VALUE + GROWTH SERIES OF GCG TRUST
                      OBJECTIVE - Capital appreciation.
                      INVESTMENTS - Investment primarily in mid-cap growth companies with favorable relationships between price- /earnings ratios and growth rates. Mid-cap companies are those with market capitalizations ranging from $750 mil-lion to approximately $2.0 billion.
                      PORTFOLIO MANAGER - Robertson, Stephens & Company In-vestment Management, L.P.

The following Divisions of the ESS Trust and the PIMCO Trust are not currently available under the Contract, but Golden American expects them to be made available after Trust Consolidation (see The Trusts) and certain regulatory approvals. Contractholders will be notified when these Series become available for investment under the Contract.

GROWTH OPPORTUNITIES DIVISION
GROWTH OPPORTUNITIES SERIES OF THE GCG TRUST
OBJECTIVE - Capital appreciation.
INVESTMENTS - Investment primarily in equity securities of domestic companies emphasizing companies with market capitalizations of $1 billion or more. PORTFOLIO MANAGER - Montgomery Asset Management, LLC

DEVELOPING WORLD DIVISION
DEVELOPING WORLD SERIES OF THE GCG TRUST
OBJECTIVE - Capital appreciation.
INVESTMENTS - Investment primarily in equity securities of companies in coun-tries having economies and markets generally considered to be emerging or de-veloping.
PORTFOLIO MANAGER - Montgomery Asset Management, LLC

GLOBAL FIXED INCOME DIVISION
GLOBAL FIXED INCOME SERIES OF THE GCG TRUST
OBJECTIVE - High Total Return.
INVESTMENTS - Investment in both domestic and foreign debt securities and re-lated foreign currency transactions. The total return will be sought through a combination of current income, capital gains and gains in currency positions. PORTFOLIO MANAGER - Baring International Investment Limited

HIGH YIELD BOND DIVISION
PIMCO HIGH YIELD BOND PORTFOLIO
OBJECTIVE - Maximize total return.
INVESTMENTS - Investment in at least 65% of its assets in a diversified portfolio of junk bonds rated at least B by Moody's Investor Services, Inc. or Standard & Poor's Ratings Services, a Division of the McGraw Hill Cos., Inc., or, if unrated, determined by the Adviser to be of comparable quality. PORTFOLIO MANAGER - PIMCO

STOCKPLUS GROWTH AND INCOME DIVISION
PIMCO STOCKSPLUS GROWTH AND INCOME PORTFOLIO
OBJECTIVE - Total return that exceeds the total return of the S&P 500. INVESTMENTS - Invests in common stocks, options, futures, options on futures and swaps consistent with its portfolio management strategy to attempt to equal or exceed the performance of the S&P 500.
PORTFOLIO MANAGER - PIMCO

CHANGES WITHIN ACCOUNT NY-B
We may from time to time make additional Divisions available. These Divisions will invest in investment portfolios we find suitable for the Contract. We also have the right to eliminate investment Divisions from Account NY-B, to combine two or more Divisions, or to substitute a new portfolio for the port-folio in which a Division invests. A substitution may become necessary if, in our judgment, a portfolio no longer suits the purposes of the Contract. This may happen due to a change in laws or regulations, or a change in a portfo-lio's investment objectives or restrictions, or because the portfolio is no longer available for investment, or for some other reason. In addition, we re-serve the right to transfer assets of Account NY-B, which we determine to be associated with the class of Contracts to which your Contract belongs, to an-other account. If necessary, we will get prior approval from the insurance de-partment of our state of domicile before making such a substitution or trans-fer. We will also get any required approval from the SEC and any other required approvals before making such a substitution or transfer. We will no-tify you as soon as practicable of any proposed changes.

When permitted by law, We reserve the right to:

(1) deregister Account NY-B under the 1940 Act;

(2) operate Account NY-B as a management company under the 1940 Act if it is operating as a unit investment trust;

(3) restrict or eliminate any voting rights as to Account NY-B; and

(4) combine Account NY-B with other accounts.

THE FIXED ACCOUNT
Premium payments may be allocated to the Fixed Account at the time of the Ini-tial Premium payment or as subsequently made. In addition, all or part of your Accumulation Value may be transferred to the Fixed Account. Assets supporting amounts allocated to the Fixed Account are available to fund the claims of all classes of our customers, Owners and other creditors. Interests under your Contract relating to the Fixed Account are registered under the Securities Act of 1933, but the Fixed Account is not registered under the 1940 Act.

SELECTING A GUARANTEE PERIOD. You may select one or more Fixed Allocations with specified Guarantee Periods for investment. We currently offer Guarantee Periods with durations of 1, 3, 5, 7 and 10 years. We reserve the right at any time to decrease or increase the number of Guarantee Periods offered. Not all Guarantee Periods may be available for new allocations. Each Fixed Allocation will have a Maturity Date corresponding to the last day of the calendar month of the applicable Guarantee Period.

Your Accumulation Value in the Fixed Account equals the sum of your Fixed Al-locations plus the interest credited thereto, as adjusted for any partial withdrawals, reallocations or other charges we may impose. Your Fixed Allocation will be credited with the Guaranteed Inter-est Rate in effect on the date we receive and accept your premium or realloca-tion of Accumulation Value. The Guaranteed Interest Rate willbe credited daily to yield the quoted Guaranteed Interest Rate.

GUARANTTEED INTEREST RATES. Each Guarantee Period will have an interest rate that is guaranteed. We do not have a specific formula for establishing tyhe Guaranteed Interest Rates for the different Guarantee periods. The determina-tion made will be influenced by, but not necessarily correspond to, interest rates available on fixed income investments which we may acquire with the amounts we receive as premium payments or reallocations of Accumulation Value under the Contracts. These amounts will be invested primarily in investment-grade fixed income securities including: securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government; debt securities that have an investment grade rating, at the time of purchase, within the four highest grades assigned by Moody's Investor Services, Inc. (Aaa, Aa, A or
Baa), Standard & Poor's Ratings Services, a Division of the McGraw Hill, Cos., Inc. (AAA, AA, A or BBB) or any other nationally recognized rating service; mortgage-backed securities collateralized by the Federal Home Loan Mortgage Association, the Federal National Mortgage Association or the Government Na-tional Mortgage Association, or that have an investment grade rating at the time of purchase within the four highest grades described above; other debt investments; commercial paper; and cash or cash equivalents. You will have no direct or indirect interest in these investments. We will also consider other factors in determining the Guaranteed Interest Rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by us, general economic trends and competitive factors. We cannot predict or guaran-tee the level of future interest rates. However, no Fixed Allocation will ever have a Guaranteed Interest Rate of less than 3% per year.

While the foregoing generally describes our investment strategy with respect to the Fixed Account, we are not obligated to invest according to any particu-lar strategy, except as may be required by New York and other state insurance laws.

TRANSFERS FROM A FIXED ALLOCATION. You may transfer your Accumulation Value from a Fixed Allocation to one or more new Fixed Allocations with new Guaran-tee Periods of any length offered by us or to the Divisions of Account NY-B. Unless you specify in writing the Fixed Allocations from which such transfers will be made, we will transfer amounts from the Fixed Allocations starting with the Guarantee Period nearest its Maturity Date, until we have honored your transfer request.

Transfers from a Fixed Allocation made within 30 days prior to the Maturity Date of the applicable Guarantee Period or pursuant to the dollar cost averag-ing program will not be subject to a Market Value Adjustment. All other trans-fers from your Fixed Allocations will be subject to a Market Value Adjustment. The minimum amount that can be transferred to or from any Fixed Allocation is $250. If a transfer request would reduce the Accumulation Value remaining in your Fixed Allocation to less than $250, we will treat such transfer request as a request to transfer the entire Accumulation Value in such Fixed Alloca-tion.

At the end of a Fixed Allocation's Guarantee Period, you may transfer amounts in that Fixed Allocation to the Divisions and one or more new Fixed Alloca-tions with Guarantee Periods of any length then offered by us. You may not, however, transfer amounts to any Fixed Allocation with a Guarantee Period that extends beyond your Annuity Commencement Date.

At least 30 calendar days prior to a Maturity Date of any of your Fixed Allo-cations, or earlier if required by state law, we will send you a notice of the Guarantee Periods then available. Prior to the Maturity Date of your Fixed Al-locations you must notify us as to which Division or new Guarantee Period you have selected. If timely instructions are not received, we will transfer your Accumulation Value in the maturing Fixed Allocation to a Fixed Allocation with a Guarantee Period equal in length to the expiring Guarantee Period. If such Guarantee Period is not available or extends beyond your annuity commencement date, we will transfer your Accumulation Value in the maturing Fixed Alloca-tion to the next shortest Guarantee Period which does not extend beyond the Annuity Commencement Date. If no such Guarantee Period is available, we will transfer your Accumulation Value to the Specially Designated Division.

PARTIAL WITHDRAWALS FROM A FIXED ALLOCATION. Prior to the Annuity Commencement Date and while your Contract is in effect, you may take partial withdrawals from the Accumulation Value in a Fixed Allocation by sending satisfactory no-tice to our Customer Service Center. You may make systematic withdrawals of interest earnings only from a Fixed Allocation under our Systematic Partial Withdrawal Option. (See Partial Withdrawals, Systematic Partial Withdrawal Op-tion.) Systematic withdrawals from a Fixed Allocation are not permitted if such Fixed Allocation participates in the dollar cost averaging program. With-drawals from a Fixed Allocation taken within 30 days prior to the Maturity Date and systematic withdrawals are not subject to a Market Value Adjustment; however, a surrender charge may be imposed. Withdrawals may have federal in-come tax consequences, including a 10% penalty tax. See Surrender Charge, Sur-render Charge for Excess Partial Withdrawals and Federal Tax Considerations.

If you specify a Fixed Allocation from which your partial withdrawal will be made, we will assess the partial withdrawal against that Fixed Allocation. If you do not specify the investment option from which the partial withdrawal will be taken, we will not assess your partial withdrawal against any Fixed Allocations unless the partial withdrawal exceeds the Accumulation Value in the Divisions of Account NY-B. If there is no Accumulation Value in those Di-visions, partial withdrawals will be deducted from your Fixed Allocations starting with the Guarantee Periods nearest their Maturity Dates until we have honored your request.

MARKET VALUE ADJUSTMENT. We will apply a Market Value Adjustment, determined by application of the formula described below, in the following circumstances:
(i) whenever you make a withdrawal or transfer from a Fixed Allocation, other than withdrawals or transfers made within 30 days prior to the Maturity Date of the applicable Guarantee Period, systematic partial withdrawals, or pursu-ant to the dollar cost averaging program; and (ii) on the Annuity Commencement Date with respect to any Fixed Allocation having a Guarantee Period that does not end on or within 30 days after the annuity commencement date.

The Market Value Adjustment is determined by multiplying the amount withdrawn, transferred or annuitized by the following factor:

                                   1+I
                         (1+J+.0025) /N365/   -1

Where "I" is the Index Rate for a Fixed Allocation as of the first day of the applicable Guarantee Period; "J" is the Index Rate for new Fixed Allocations with Guarantee Periods equal to the number of years remaining in the Guarantee Period at the time of the withdrawal, transfer or annuitization; and "N" is the remaining number of days in the Guarantee Period at the time of the with-drawal, transfer or annuitization.

The Index Rate is the average of the Ask Yields for U.S. Treasury Strips as reported by a national quoting service for the applicable maturity. The aver-age currently is based on the period from the 22nd day of the calendar month two months prior to the calendar month of the Index Rate determination to the 21st day of the calendar month immediately prior to the month of determina-tion. The applicable maturity is the maturity date for these U.S. Treasury Strips on or next following the last day of the Guarantee Period. If the Ask Yields are no longer available, the Index Rate will be determined using a suitable replacement method approved where required.

We currently calculate the Index Rate once each calendar month. However, we reserve the right to calculate the Index Rate more frequently than monthly, but in no event will such Index Rate be based upon a period of less than 28 days.

The Market Value Adjustment may result in either an increase or decrease in the Accumulation Value of your Fixed Allocation. If a full surrender, transfer or annuitization from the Fixed Allocation has been requested, the balance of the Market Value Adjustment will be added to or subtracted from the amount surrendered, transferred or annuitized. If a partial withdrawal, transfer or annuitization has been requested, the Market Value Adjustment will be calcu-lated on the total amount that must be withdrawn, transferred or annuitized in order to provide the amount requested. If a negative Market Value Adjustment exceeds the Accumulation Value in the Fixed Allocation, such transaction will be considered a full surrender, trans-fer or annuitization. The Appendix contains several examples which illustrate the application of the Market Value Adjustment.

-------------------------------------------------------------------------------

FACTS ABOUT THE CONTRACT

THE OWNER
You are the Owner. You are also the Annuitant unless another Annuitant is named in the application. You have the rights and options described in the Contract. One or more persons may own the Contract. If there are multiple Own-ers named, the age of the oldest Owner shall determine the applicable death benefit.

Death of an Owner activates the death benefit provision. In the case of a sole Owner who dies prior to the annuity commencement date, we will pay the Benefi-ciary the death benefit when due. The sole Owner's estate will be the Benefi-ciary if no Beneficiary designation is in effect, or if the designated Benefi-ciary has predeceased the Owner. In the case of a joint Owner of the Contract dying prior to the annuity commencement date, we will designate the surviving Owner(s) as the Beneficiary(ies). This supersedes any previous Beneficiary designation.

In the case where the Owner is a trust and a beneficial Owner of the trust has been designated, the beneficial Owner will be treated as the Owner of the Con-tract solely for the purpose of determining the death benefit provisions. If a beneficial Owner is changed or added after the Contract Date, this will be treated as a change of Owner for purposes of determining the death benefit. See Change of Owner or Beneficiary. If no beneficial Owner of the Trust has been designated, the availability of enhanced death benefits will be deter-mined by the age of the Annuitant at issue.

THE ANNUITANT
The Annuitant is the person designated by the Owner to be the measuring life in determining Annuity Payments. The Owner will receive the annuity benefits of the Contract if the Annuitant is living on the Annuity Commencement Date. If the Annuitant dies before the Annuity Commencement Date, and a contingent Annuitant has been named, the contingent Annuitant becomes the Annuitant (un-less the Owner is not an individual, in which case the death benefit becomes payable). Once named, the Annuitant may not be changed at any time.

If there is no contingent Annuitant when the Annuitant dies prior to the Annu-ity Commencement Date, the Owner will become the Annuitant. The Owner may des-ignate a new Annuitant within 60 days of the death of the Annuitant.

If there is no contingent Annuitant when the Annuitant dies prior to the Annu-ity Commencement Date and the Owner is not an individual, we will pay the Ben-eficiary the death benefit then due. The Beneficiary will be as provided in the Beneficiary designation then in effect. If no Beneficiary designation is in effect, or if there is no designated Beneficiary living, the Owner will be the Beneficiary. If the Annuitant was the sole Owner and there is no Benefi-ciary designation, the Annuitant's estate will be the Beneficiary.

Regardless of whether a death benefit is payable, if the Annuitant dies and any Owner is not an individual, such death will trigger application of the distribution rules imposed by Federal tax law.

THE BENEFICIARY
The Beneficiary is the person to whom we pay death benefit proceeds and who becomes the successor Owner if the Owner dies prior to the annuity commence-ment date. We pay death benefit proceeds to the primary Beneficiary (unless there are joint Owners, in which case death proceeds are payable to the sur-viving Owner(s)). See Proceeds Payable to the Beneficiary.

If the Beneficiary dies before the Annuitant or Owner, the death benefit pro-ceeds are paid to the contingent Beneficiary, if any. If there is no surviving Beneficiary, we pay the death benefit proceeds to the Owner's estate.

One or more persons may be named as Beneficiary or contingent Beneficiary. In the case of more than one Beneficiary, unless otherwise specified, we will as-sume any death benefit proceeds are to be paid in equal shares to the surviv-ing beneficiaries.

You have the right to change beneficiaries during the Annuitant's lifetime un-less you have designated an irrevocable Beneficiary. When an irrevocable Bene-ficiary has been designated, you and the irrevocable Beneficiary may have to act together to exercise certain rights and options under the Contract.

CHANGE OF OWNER OR BENEFICIARY
During the Annuitant's lifetime and while your Contract is in effect, you may transfer ownership of the Contract (if purchased in connection with a non-qualified plan) subject to our published rules at the time of the change. A change in Ownership may affect the amount of the death benefit and the guaran-teed death benefit. You may also change the Beneficiary. To make either of these changes, you must send us written notice of the change in a form satis-factory to us. The change will take effect as of the day the notice is signed. The change will not affect any payment made or action taken by us before re-cording the change at our Customer Service Center. See Federal Tax Considera-tions, Transfer of Annuity Contracts, and Assignments.

AVAILABILITY OF THE CONTRACT
We can issue a Contract if both the Annuitant and the Owner are not older than age 85.

TYPES OF CONTRACTS
QUALIFIED CONTRACTS. The Contract may be issued as an Individual Retirement Annuity or in connection with an individual retirement account. In the latter case, the Contract will be issued without an Individual Retirement Annuity en-dorsement, and the rights of the participant under the Contract will be af-fected by the terms and conditions of the particular individual retirement trust or custodial account, and by provisions of the Code and the regulations thereunder. For example, the individual retirement trust or custodial account will impose minimum distribution rules, which may require distributions to commence not later than April 1st of the calendar year following the calendar year in which you attain age 70 1/2. For both Individual Retirement Annuities and individual retirement accounts, the minimum Initial Premium is $1,500. The annual limits on contributions to IRAs and Roth IRAs are described under Fed-eral Tax Consideration.

IF THE CONTRACT IS PURCHASED TO FUND A QUALIFIED PLAN OTHER THAN A ROTH IRA, DISTRIBUTION MUST COMMENCE NOT LATER THAN APRIL 1ST OF THE CALENDAR YEAR FOL-LOWING THE CALENDAR YEAR IN WHICH YOU ATTAIN AGE 70 1/2. IF YOU OWN MORE THAN ONE QUALIFIED PLAN, YOU SHOULD CONSULT YOUR TAX ADVISOR.

NON-QUALIFIED CONTRACTS. The Contract may fund any non-qualified plan. Non-qualified Contracts do not qualify for any tax-favored treatment other than the benefits provided for by annuities.

YOUR RIGHT TO SELECT OR CHANGE CONTRACT OPTIONS. Before the Annuity Commence-ment Date, you may change the Annuity Commencement Date, frequency of Annuity Payments or the Annuity Option by sending a written request to our Customer Service Center. The Annuitant may not be changed at any time.

PREMIUMS
You purchase the Contract with an Initial Premium. After the end of the Free Look Period, you may make additional premium payments. See Making Additional Premium Payments. The minimum Initial Premium is $10,000 for a non-qualified Contract and $1,500 for a qualified Contract.

You must receive our prior approval before making a premium payment that causes the Accumulation Value of all annuities that you maintain with us to exceed $1,000,000. We may change the minimum initial or additional premium re-quirements for certain group or sponsored arrangements. See Group or Sponsored Arrangements.

QUALIFIED PLANS. For IRA Contracts, the annual premium on behalf of any indi-vidual Contract may not exceed $2,000. Provided your spouse does not make a contribution to an IRA, you may set up a spousal IRA even if your spouse has earned some compensation during the year. The maximum deductible amount for a spousal IRA program is the lesser of $2,250 or 100% of your compensation re-duced by the contribution (if any) made by you for the taxable year to your own IRA. However, no more than $2,000 can go to either your or your spouse's IRA in any one year. For example, $1,750 may go to your

IRA and $500 to your spouse's IRA. These maximums are not applicable if the premium is the result of a rollover from another qualified plan.

For Roth IRA Contracts, the annual premium on behalf of any individual Con-tract, together with the total amount of any contributions you have made to any non-Roth IRAs (except for rollover contributions), may not exceed the lesser of $2,000 or 100% of your compensation. Contributions to a Roth IRA are subject to income limits. See IRA Contracts and Other Qualified Retirement Plans.

WHERE TO MAKE PAYMENTS. Remit premium payments to our Customer Service Center. The address is shown on the cover. We will send you a confirmation notice.

MAKING ADDITIONAL PREMIUM PAYMENTS
You may make additional premium payments after the end of the Free Look Peri-od. We can accept additional premium payments until either the Annuitant or Owner reaches the Attained Age of 85 under non-qualified plans. For qualified plans, no contributions may be made to an IRA Contract other than a Roth IRA for the taxable year in which you attain age 70 1/2 and thereafter (except for rollover contributions). The minimum additional premium payment we will accept is $500 for a non-qualified plan and $250 for a qualified plan.

CREDITING PREMIUM PAYMENTS
The Initial Premium will be accepted or rejected within two business days of receipt by us if accompanied by information sufficient to permit us to deter-mine if we are able to issue a Contract. We may retain an Initial Premium for up to five business days while attempting to obtain information sufficient to enable us to issue the Contract. If we are unable to do so within five busi-ness days, the applicant will be informed of the reasons for the delay and the Initial Premium will be returned immediately unless the applicant consents to our retaining the Initial Premium until we have received the information we require. Thereafter, all additional premiums will be accepted on the day re-ceived.

We will also accept, by agreement with broker-dealers and when permissible in a state, transmittal of initial and additional premium payments by wire order from the broker-dealer to our Customer Service Center. Such transmittals must be accompanied by a simultaneous facsimile transmission of an application. Contact our Customer Service Center to find out about state availability and broker-dealer requirements.

Upon our acceptance of premium payments received via wire order and accompa-nied by a facsimile of an application, we will issue the Contract, allocate the premium payment according to your instructions, and invest the payment at the value next determined following receipt. See Restrictions on Allocation of Premium Payments. Wire orders not accompanied by an application may be re-tained for up to five business days while we attempt to obtain information sufficient to enable us to issue the Contract. If we are unable to do so, our Customer Service Center will inform the broker-dealer, on behalf of the appli-cant, of the reasons for the delay and return the premium payment immediately to the broker-dealer for return to the applicant, unless the applicant specif-ically consents to allow us to retain the premium payment until our Customer Service Center receives the application.

On the date we receive and accept your initial or additional premium payment:

(1) We allocate the Initial Premium among the Divisions and Fixed Allocations according to your instructions, subject to any restrictions. See Restric-tions on Allocation of Premium Payments. For additional premium payments, the Accumulation Value will increase by the amount of the premium. If we do not receive instructions from you, the increase in the Accumulation Value will be allocated among the Divisions in proportion to the amount of Accumulation Value in each Division as of the date we receive and accept the additional premium payment. If there is no Accumulation Value in the Divisions, the increase in the Accumulation Value will be allocated to a Fixed Allocation with the shortest Guarantee Period then available.

(2) For an Initial Premium, we calculate your applicable death benefit. When an additional premium payment is made, we increase your applicable death benefit in accordance with the death benefit option in effect for your Contract.

Following receipt and acceptance of the application, and investment of the premium payment, we will issue the Contract.

RESTRICTIONS ON ALLOCATION OF PREMIUM PAYMENTS
We may require that an Initial Premium designated for a Division of Account NY-B be allocated to the Specially Designated Division during the Free Look Period for Initial Premiums received. After the free look period, if your Ini-tial Premium was allocated to the Specially Designated Division, we will transfer the Accumulation Value to the Divisions you previously selected based on the index of investment experience next computed for each Division. See Facts About the Contract, Measurement of Investment Experience, Index of In-vestment Experience and Unit Value. Initial premiums designated for the Fixed Account will be allocated to a Fixed Allocation with the Guarantee Period you have chosen.

YOUR RIGHT TO REALLOCATE
You may reallocate your Accumulation Value among the Divisions and Fixed Allo-cations at the end of the free look period. We currently do not assess a charge for allocation changes made during a Contract Year. We reserve the right, however, to assess a $25 charge for each allocation change after the twelfth allocation change in a Contract Year. We require that each realloca-tion of your Accumulation Value equal at least $250 or, if less, your entire Accumulation Value within a Division or Fixed Allocation. We reserve the right to limit, upon notice, the maximum number of reallocations you may make within a Contract Year. In addition, we reserve the right to defer the reallocation privilege at any time we are unable to purchase or redeem shares of a Trust. We also reserve the right to modify or terminate your right to reallocate your Accumulation Value at any time in accordance with applicable law. Reallocations from the Fixed Account are subject to the Market Value Adjust-ment unless taken as part of the dollar cost averaging program or within 30 days prior to the Maturity Date of the applicable Guarantee Period. To make a reallocation change, you must provide us with satisfactory notice at our Cus-tomer Service Center.

We reserve the right to limit the number of reallocations of your Accumulation Value among the Divisions and Fixed Allocations or refuse any reallocation re-quest if we believe that: (a) excessive trading by you or a specific realloca-tion request may have a detrimental effect on unit values or the share prices of the underlying Series; or (b) we are informed by a Trust that the purchase or redemption of shares is to be restricted because of excessive trading or a specific reallocation or group of reallocations is deemed to have a detrimen-tal effect on share prices of the respective Trust.

Where permitted by law, we may accept your authorization of third party real-location on your behalf, subject to our rules. We may suspend or cancel such acceptance at any time. We will notify you of any such suspension or cancella-tion. We may restrict the Divisions and Fixed Allocations that will be avail-able to you for reallocations of premiums during any period in which you au-thorize such third party to act on your behalf. We will give you prior notification of any such restrictions. However, we will not enforce such re-strictions if we are provided evidence satisfactory to us that: (a) such third party has been appointed by a court of competent jurisdiction to act on your behalf; or (b) such third party has been appointed by you to act on your be-half for all your financial affairs.

Some restrictions may apply based on the free look provisions of the state where the Contract is issued. See Your Right to Cancel or Exchange Your Contract.

DOLLAR COST AVERAGING
If you have at least $10,000 of Accumulation Value in the Limited Maturity Bond Division, the Liquid Asset Division or a Fixed Allocation with a one year Guarantee Period, you may elect the dollar cost averaging program and have a specified dollar amount transferred from those Divisions or such Fixed Alloca-tion on a monthly basis.

The main objective of dollar cost averaging is to attempt to shield your in-vestment from short-term price fluctuations. Since the same dollar amount is transferred to other Divisions each month, more units are purchased in a Divi-sion if the value per unit is low and less units are purchased if the value per unit is high.

Therefore, a lower than average value per unit may be achieved over the long term. This plan of investing allows investors to take advantage of market fluctuations but does not assure a profit or protect against a loss in declin-ing markets.

Dollar cost averaging may be elected at issue or at a later date. The minimum amount that may be transferred each month is $250. The maximum amount which may be transferred is equal to your Accumulation Value in the Limited Maturity Bond Division, the Liquid Asset Division or a Fixed Allocation with a one year Guarantee Period when you elect the dollar cost averaging program, divided by 12.

The transfer date will be the same calendar day each month as the Contract Date. The dollar amount will be allocated to the Divisions in which you are invested in proportion to your Accumulation Value in each Division unless you specify otherwise. If, on any transfer date, your Accumulation Value is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred and the program will end. You may change the trans-fer amount once each Contract Year, or cancel this program by sending satis-factory notice to our Customer Service Center at least seven days before the next transfer date. Any allocation under this program will not be included in determining if the excess allocation charge will apply. We currently do not permit transfers under the dollar cost averaging program from Fixed Alloca-tions with other than one year Guarantee Periods. Transfers from a Fixed Allo-cation under the dollar cost averaging program will not be subject to a Market Value Adjustment. See Market Value Adjustment. A Fixed Allocation may not par-ticipate simultaneously in both the dollar cost averaging program and the Sys-tematic Partial Withdrawal Option.

WHAT HAPPENS IF A DIVISION IS NOT AVAILABLE
When a distribution is made from an investment portfolio supporting a Division of Account NY-B in which reinvestment is not available, we will allocate the distribution, unless you specify otherwise, to the Specially Designated Divi-sion.

Such a distribution can occur when (a) an investment portfolio matures, or (b) a distribution from a portfolio or Division cannot be reinvested in the port-folio or Division due to the unavailability of securities for acquisition. When an investment portfolio matures, we will notify you in writing 30 days in advance of that date. To elect an allocation of the distribution to other than the Specially Designated Division, you must provide satisfactory notice to us at least seven days prior to the date the portfolio matures. Such allocations are not counted for purposes of the number of free allocation changes permit-ted. When a distribution from a portfolio or Division cannot be reinvested in the portfolio due to the unavailability of securities for acquisition, we will notify you promptly after the allocation has occurred. If, within 30 days, you allocate the Accumulation Value from the Specially Designated Division to other Divisions or Fixed Allocations of your choice, such allocations will not be included in determining if the excess allocation charge will apply.

YOUR ACCUMULATION VALUE
Your Accumulation Value is the sum of the amounts in each of the Divisions and the Fixed Allocations in which you are invested, and is the amount available for investment at any time. You select the Divisions and Fixed Allocations to which to allocate your Accumulation Value. We adjust your Accumulation Value on each Valuation Date to reflect the Divisions' investment performance and interest credited to your Fixed Allocations, any additional premium payments or partial withdrawals since the previous Valuation Date, and on each Contract processing date to reflect any deduction of the annual Contract fee. Your Ac-cumulation Value is applied to your choice of an Annuity Option on the Annuity Commencement Date subject to our published rules at such time. See Choosing an Income Plan.

ACCUMULATION VALUE IN EACH DIVISION
ON THE CONTRACT DATE. On the Contract Date, your Accumulation Value is allo-cated to each Division as you have specified, unless the Contract is issued in a state that requires the return of premium payments during the Free Look Pe-riod, in which case, the portion of your Initial Premium not allocated to a Fixed Allocation will be allocated to the Specially Designated Division during the Free Look Period. See Your Right to Cancel or Exchange Your Contract.

ON EACH VALUATION DATE. At the end of each subsequent Valuation Period, the amount of Accumulation Value in each Division will be calculated as follows:

(1) We take the Accumulation Value in the Division at the end of the preceding Valuation Period.

(2) We multiply (1) by the Division's net rate of return for the current Valu-ation Period.

(3) We add (1) and (2).

(4) We add to (3) any additional premium payments allocated to the Division during the current Valuation Period.

(5) We add or subtract allocations to or from that Division during the current Valuation Period.

(6) We subtract from (5) any partial withdrawals and any associated charges allocated to that Division during the current Valuation Period.

(7) We subtract from (6) the amounts allocated to that Division for:
    (a) any Contract fees; and
    (b) any charge for premium taxes.

All amounts in (7) are allocated to each Division in the proportion that (6) bears to the Accumulation Value in Account NY-B, unless the Charge Deduction Division has been specified. See Charges Deducted from the Accumulation Value.

MEASUREMENT OF INVESTMENT EXPERIENCE
INDEX OF INVESTMENT EXPERIENCE AND UNIT VALUE. The investment experience of a Division is determined on each Valuation Date. We use an index to measure changes in each Division's experience during a Valuation Period. In most cases, we set the index at $10 when the first investments in an underlying se-ries are made unless the underlying Series in which a Division invests has been available under other contracts (offered by First Golden or an affiliate) for some period of time. See Condensed Financial Information, Index of Invest-ment Experience, for the initial index value for each Division when the first investment was made in the Division under the Contract. The index for a cur-rent Valuation Period equals the index for the preceding Valuation Period mul-tiplied by the experience factor for the current Valuation Period.

We may express the value of amounts allocated to the Divisions in terms of units. We determine the number of units for a given amount on a Valuation Date by dividing the dollar value of that amount by the index of investment experi-ence for that date. The index of investment experience is equal to the value of a unit.

HOW WE DETERMINE THE EXPERIENCE FACTOR. For Divisions of Account NY-B the ex-perience factor reflects the investment experience of the Series of the Trust in which a Division invests as well as the charges assessed against the Divi-sion for a Valuation Period. The factor is calculated as follows:

(1) We take the net asset value of the portfolio in which the Division invests at the end of the current Valuation Period.

(2) We add to (1) the amount of any dividend or capital gains distribution de-clared for the investment portfolio and reinvested in such portfolio dur-ing the current Valuation Period. We subtract from that amount a charge for our taxes, if any.

(3) We divide (2) by the net asset value of the portfolio at the end of the preceding Valuation Period.

(4) We subtract the applicable daily mortality and expense risk charge from each Division for each day in the valuation period.

(5) We subtract the daily asset based administrative charge from each Division for each day in the valuation period.

Calculations for Divisions investing in a Series are made on a per share ba-sis.

NET RATE OF RETURN FOR A DIVISION. The net rate of return for a Division dur-ing a valuation period is the experience factor for that Valuation Period mi-nus one.

CASH SURRENDER VALUE
Your Contract's Cash Surrender Value fluctuates daily with the investment re-sults of the Divisions, interest credited to Fixed Allocations and any Market Value Adjustment. We do not guarantee any minimum Cash Surrender Value. On any date before the Annuity Commencement Date while the Contract is in effect, the cash surrender value is calculated as follows:

(1) We take the Contract's Accumulation Value;

(2) We deduct from (1) any surrender charge and any charge for premium taxes;

(3) We deduct from (2) any charges incurred but not yet deducted; and

(4) We adjust (3) for any Market Value Adjustment.

SURRENDERING TO RECEIVE THE CASH SURRENDER VALUE
The Contract may be surrendered by the Owner at any time while the Annuitant is living and before the Annuity Commencement Date.

A surrender will be effective on the date your written request and the Con-tract are received at our Customer Service Center. The Cash Surrender Value is determined and all benefits under the Contract will then be terminated, as of that date. You may receive the Cash Surrender Value in a single sum payment or apply it under one or more Annuity Options. See The Annuity Options. We will usually pay the Cash Surrender Value within seven days but we may delay pay-ment. See When We Make Payments.

PARTIAL WITHDRAWALS
Prior to the Annuity Commencement Date, while the Annuitant is living and the Contract is in effect, you may take partial withdrawals from the Accumulation Value by sending satisfactory notice to our Customer Service Center. Unless you specify otherwise, the amount of the withdrawal, including any surrender charge and Market Value Adjustment, will be taken in proportion to the amount of Accumulation Value in each Division in which you are invested. If there is no Accumulation Value in those Divisions, partial withdrawals will be deducted from your Fixed Allocations starting with the Guarantee Periods nearest their Maturity Dates until we have honored your request.

There are three options available for selecting partial withdrawals, the Con-ventional Partial Withdrawal Option, the Systematic Partial Withdrawal Option and the IRA Partial Withdrawal Option. All three options are described below. The maximum amount you may withdraw each Contract Year without incurring a surrender charge is 15% of your Accumulation Value. See Surrender Charge for Excess Partial Withdrawals. Partial withdrawals may not be repaid. A partial withdrawal request for an amount in excess of 90% of the Cash Surrender Value will be treated as a request to surrender the Contract.

CONVENTIONAL PARTIAL WITHDRAWAL OPTION. After the Free Look Period, you may take conventional partial withdrawals. The minimum amount you may withdraw un-der this option is $1,000. A conventional partial withdrawal from a Fixed Al-location may be subject to a Market Value Adjustment.

SYSTEMATIC PARTIAL WITHDRAWAL OPTION. This option may be elected at the time you apply for a Contract, or at a later date. This option may be elected to commence in a Contract Year where a conventional partial withdrawal has been taken. However, it may not be elected while the IRA Partial Withdrawal Option is in effect.

You may choose to receive systematic partial withdrawals on a monthly, quar-terly or annual basis from your Accumulation Value in the Divisions or the Fixed Allocations. The commencement of payments under this option may not be elected to start sooner than 28 days after the Contract Issue Date. You select the date of the quarter or month when the withdrawals will be made but no later than the 28th day of the month. If no date is selected, the withdrawals will be made on the same calendar day of each month as the Contract Date.

You may select a dollar amount or a percentage of the Accumulation Value from the Divisions in which you are invested as the amount of your withdrawal sub-ject to the following maximums, but in no event can a payment be less than $100:

              FREQUENCY                                     MAXIMUM PERCENTAGE
              ---------                                     ------------------
              Monthly                                              1.25%
              Quarterly                                            3.75%
              Annual                                              15.00%

If a dollar amount is selected and the amount to be systematically withdrawn would exceed the applicable maximum percentage of your Accumulation Value on the withdrawal date, the amount withdrawn will be reduced so that it equals such percentage.

For example, if a $500 monthly withdrawal was elected and on the withdrawal date 1.25% of the Accumulation Value equaled $300, the withdrawal amount would be reduced to $300. If a percentage is selected and the amount to be systemat-ically withdrawn based on that percentage would be less than the minimum of $100, we would increase the amount to $100 provided it does not exceed the maximum percentage. If it is below the maximum percentage we will send the minimum. If it is above the maximum percentage we will send the amount and then cancel the option. For example, if you selected 1.0% to be systematically withdrawn on a monthly basis and that amount equaled $90, and since $100 is less than 1.25% of the Accumulation Value, we would send $100. If 1.0% equaled $75, and since $100 is more than 1.25% of the Accumulation Value we would send $75 and then cancel the option. In such a case, in order to receive systematic partial withdrawals in the future, you would be required to submit a new no-tice to our Customer Service Center.

Systematic Partial Withdrawals from Fixed Allocations are limited to interest earnings during the prior month or quarter, depending on whether you have cho-sen a monthly, quarterly or annual frequency, respectively. Systematic Partial Withdrawals are not subject to a Market Value Adjustment. A Fixed Allocation, however, may not participate simultaneously in both the dollar cost averaging program and the Systematic Partial Withdrawal Option.

You may change the amount or percentage of your withdrawal once each Contract Year or cancel this option at any time by sending satisfactory notice to our Customer Service Center at least seven days prior to the next scheduled with-drawal date. However, you may not change the amount or percentage of your withdrawals in any Contract Year during which you have previously taken a con-ventional partial withdrawal.

IRA PARTIAL WITHDRAWAL OPTION. If you have an IRA Contract and will attain age 70 1/2 in the current calendar year, distributions may be made to you to sat-isfy requirements imposed by Federal tax law. IRA partial withdrawals provide payout of amounts required to be distributed by the Internal Revenue Service rules governing mandatory distributions under qualified plans. See Federal Tax Considerations. We will send you a notice before your distributions commence, and you may elect this option at that time, or at a later date. You may not elect IRA partial withdrawals while the Systematic Partial Withdrawal Option is in effect. If you do not elect the IRA Partial Withdrawal Option, and dis-tributions are required by Federal tax law, distributions adequate to satisfy the requirements imposed by Federal tax law may be made. Thus, if the System-atic Partial Withdrawal Option is in effect, distributions under that option must be adequate to satisfy the mandatory distribution rules imposed by Fed-eral tax law.

You may choose to receive IRA partial withdrawals on a monthly, quarterly or annual frequency. You select the day of the month when the withdrawals will be made, but it cannot be later than the 28th day of the month. If no date is se-lected, the withdrawals will be made on the same calendar day of the month as the Contract Date.

At your request, we will determine the amount that is required to be withdrawn from your Contract each year based on the information you give us and various choices you make. For information regarding the calculation and choices you have to make, see the Statement of Additional Information. The minimum dollar amount you can withdraw is $100. At the time we determine the required partial withdrawal amount for a taxable year based on the frequency you select, if that amount is less than $100, we will pay $100. At any time where the partial withdrawal amount is greater than the Accumulation Value, we will cancel the Contract and send you the amount of the Cash Surrender Value.

You may change the payment frequency of your withdrawals once each Contract Year or cancel this option at any time by sending us satisfactory notice to our Customer Service Center at least seven days prior to the next scheduled withdrawal date.

An IRA partial withdrawal in excess of the amount allowed under the Systematic Partial Withdrawal Option may be subject to a Market Value Adjustment.

PARTIAL WITHDRAWALS IN GENERAL. CONSULT YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES ASSOCIATED WITH TAKING PARTIAL WITHDRAWALS. A partial withdrawal made before the taxpayer reaches age 59 1/2 may result in imposition of a tax penalty of 10% of the taxable portion withdrawn. See Federal Tax Considera-tions for more details.

AUTOMATIC REBALANCING
If you have at least $10,000 of Accumulation Value invested in the Divisions, you may elect to participate in our automatic rebalancing program. Automatic rebalancing provides you with an easy way to maintain the particular asset al-location that you and your financial advisor have determined are most suitable for your individual long-term investment goals. We do not charge a fee for participating in our automatic rebalancing program.

Under the program you may elect to have all your allocations among the Divi-sions rebalanced on a quarterly, semi-annual, or annual calendar basis. The minimum size of an allocation to a Division must be in full percentage points. Rebalancing does not affect any amounts that you have allocated to the Fixed Account. The program may be used in conjunction with the systematic partial withdrawal option only where such withdrawals are taken pro rata. Automatic rebalancing is not available if you participate in dollar cost averaging. Au-tomatic rebalancing will not take place during the free look period.

To participate in automatic rebalancing you must submit to our Customer Serv-ice Center written notice in a form satisfactory to us. We will begin the pro-gram on the last Valuation Date of the applicable calendar period in which we receive the notice. You may cancel the program at any time. The program will automatically terminate if you choose to reallocate your Accumulation Value among the Divisions or if you make an additional premium payment or partial withdrawal on other than a pro rata basis. Additional premium payments and partial withdrawals effected on a pro rata basis will not cause the automatic rebalancing program to terminate.

PROCEEDS PAYABLE TO THE BENEFICIARY
If the Owner or the Annuitant (when the Owner is other than an individual) dies prior to the annuity commencement date, we will pay the Beneficiary the death benefit proceeds under the Contract. Such amount may be received in a single sum or applied to any of the Annuity Options. See The Annuity Options. If we do not receive a request to apply the death benefit proceeds to an Annu-ity Option, a single sum distribution will be made. Any distributions from non-qualified Contracts must comply with applicable Federal tax law distribu-tion requirements.

DEATH BENEFIT OPTIONS
Subject to our rules, there are two death benefit options that may be elected by you at issue under the Contract: the Standard Death Benefit Option and the Annual Ratchet Enhanced Death Benefit Option.

The Annual Ratchet Enhanced Death Benefit Option may only be elected at issue and only if the Owner or Annuitant (when the Owner is other than an individu-al) is age 79 or younger at issue.

We may offer a reduced death benefit under certain group and sponsored ar-rangements. See Other Contract Provisions, Group or Sponsored Arrangements.

STANDARD DEATH BENEFIT OPTION. You will automatically receive the Standard Death Benefit Option unless you elect the Annual Ratchet Enhanced Death Bene-fit. The Standard Death Benefit Option for the Contract is equal to the great-est of: (i) your Accumulation Value; (ii) total premiums less any partial withdrawals; and (iii) the Cash Surrender Value.

ANNUAL RATCHET ENHANCED DEATH BENEFIT OPTION. The Annual Ratchet Enhanced Death Benefit under the Contract, if elected, is equal to the greatest of: (i) the Accumulation Value; (ii) total premium payments less any partial withdraw-als; (iii) the Cash Surrender Value; or (iv) the following valuation:

(1) We take the enhanced death benefit from the prior Valuation Date. On the Contract Date, the enhanced death benefit is equal to the Initial Premium.

(2) We add to (1) any additional premiums paid since the prior Valuation Date and subtract from (1) any partial withdrawals (including any Market Value Adjustments and surrender charges incurred) taken since the prior Valua-tion Date.

(3) On a Valuation Date that occurs on or prior to the Owner's Attained Age 80 which is also a Contract Anniversary, we set the enhanced death benefit equal to the greater of (2) or the Accumulation Value as of such date.

On all other Valuation Dates, the enhanced death benefit is equal to (2).

HOW TO CLAIM PAYMENTS TO BENEFICIARY. We must receive due proof of the death of the Owner or the Annuitant (if the Owner is other than an individual) (such as an official death certificate) at our Customer Service Center before we will make any payments to the Beneficiary. We will calculate the death benefit as of the date we receive due proof of death. The Beneficiary should contact our Customer Service Center for instructions.

REPORTS TO OWNERS. We will send you a report once each calendar quarter within 31 days after the end of each calendar quarter. The report will show the Accu-mulation Value, the Cash Surrender Value, and the death benefit as of the end of the calendar quarter. The report will also show the allocation of your Ac-cumulation Value as of such date and the amounts deducted from or added to the Accumulation Value since the last report. The report will also include any other information that may be currently required by the insurance supervisory official of the jurisdiction in which the Contract is delivered.

We will also send you copies of any shareholder reports of the portfolios or securities in which Account NY-B invests, as well as any other reports, no-tices or documents required by law to be furnished to Owners.

WHEN WE MAKE PAYMENTS
We will generally pay death benefit proceeds and the cash surrender value within seven days after our Customer Service Center receives all the informa-tion needed to process the payment.

However, we may delay payment of amounts derived from the Divisions if it is not practical for us to value or dispose of shares of Account NY-B because:

(1) The NYSE is closed for trading;

(2) The SEC determines that a state of emergency exists;

(3) An order or pronouncement of the SEC permits a delay for the protection of Owners; or,

(4) The check used to pay the premium has not cleared through the banking sys-tem. This may take up to 15 days.

During such times, as to amounts allocated to the Divisions, we may delay:

(1) Determination and payment of any Cash Surrender Value;

(2) Determination and payment of any death benefit if death occurs before the Annuity Commencement Date;

(3) Allocation changes of the Accumulation Value; or,

(4) Application under an Annuity Option of the Accumulation Value.

We reserve the right to delay payment of amounts from the Fixed Account for up to six months.

-------------------------------------------------------------------------------

CHARGES AND FEES

We deduct the charges described below to cover our costs and expenses, serv-ices provided and risks assumed under the Contracts. We incur certain costs and expenses for the distribution and administration of the Contracts, for providing the benefits payable thereunder and for bearing various risks there-under. The amount of a charge will not necessarily correspond to the costs as-sociated with providing the services or benefits indicated by the designation of the charge. For example, the Surrender Charge collected may not fully cover all of the distribution expenses incurred by us. In the event there are any profits from fees and charges deducted under the Contract, including but not limited to mortality and risk expense charges, such profits could be used to finance distribution of the Contracts.

CHARGE DEDUCTION DIVISION
You may specify at issue if you wish to have all charges against the Accumula-tion Value deducted from the Liquid Asset Division. We call this the Charge Deduction Division Option, and within this context refer to the Liquid Asset Division as the Charge Deduction Division. If you do not elect this option, or if the amount of the charges is greater than the amount in the Division, the charges will be deducted as discussed below. You may also choose to elect or cancel this option while the Contract is in force by sending satisfactory no-tice to our Customer Service Center.

CHARGES DEDUCTED FROM THE ACCUMULATION VALUE
We invest the entire amount of the initial and any additional premium payments in the Divisions and the Fixed Allocations you select, subject to certain re-strictions. See Restrictions on Allocation of Premium Payments. We then may deduct certain amounts from your Accumulation Value. We may reduce certain fees and charges, including any surrender, administration, and mortality and expense risk charges, under group or sponsored arrangements. See Group or Sponsored Arrangements. Unless you have elected the Charge Deduction Division, charges are deducted proportionately from all affected Divisions in which you are invested. If there is no Accumulation Value in those Divisions, we will deduct charges from your Fixed Allocations starting with the Guarantee Periods nearest their Maturity Dates until such charges have been paid. The charges we deduct are:

SURRENDER CHARGE. A contingent deferred sales charge ("Surrender Charge") is imposed as a percentage of each premium payment if the Contract is surrendered or an excess partial withdrawal is taken during the seven year period from the date we receive and accept such premium payment. The percentage of premium payments deducted at the time of surrender or excess partial withdrawal de-pends upon the number of complete years that have elapsed since that premium payment was made. We determine the surrender charge as a percentage of each premium payment as follows:

               Complete Years Elapsed                                Surrender
               Since Premium Payment                                  Charge
               ----------------------                                ---------
                         0                                              7%
                         1                                              6%
                         2                                              5%
                         3                                              4%
                         4                                              3%
                         5                                              2%
                         6                                              1%
                         7+                                             0%

SURRENDER CHARGE FOR EXCESS PARTIAL WITHDRAWALS. There is considered to be an excess partial withdrawal in any Contract Year in which the amount withdrawn exceeds 15% of your Accumulation Value on the date of the withdrawal minus any amount withdrawn during that Contract Year. Where you are receiving systematic partial withdrawals, any combination of conventional partial withdrawals taken and any systematic partial withdrawals expected to be received in a Contract Year will be considered in determining the amount of the excess partial with-drawal. Such a withdrawal will be considered a partial surrender of the Con-tract and we will impose a surrender charge and any associated premium tax. See Facts About the Contract, The Fixed Account, Market Value Adjustment. Such charges will be deducted from the Accumulation Value in proportion to the Ac-cumulation Value in each Division or Fixed Allocation from which the excess partial withdrawal was taken. In instances where the excess partial withdrawal equals the entire Accumulation Value in each such Division or Fixed Alloca-tion, charges will be deducted proportionately from all other Divisions and Fixed Allocations in which you are invested.

For purposes of calculating the surrender charge for the excess partial with-drawal, (i) we treat premium payments as being withdrawn on a first-in first-out basis, and (ii) amounts withdrawn which are not considered an excess par-tial withdrawal are not treated as a withdrawal of any premium payments. Although we treat premium payments as being withdrawn before earnings for pur-poses of calculating the surrender charge for excess partial withdrawals, the Federal income tax law treats earnings as withdrawn first. See Federal Tax Considerations, Taxation of Non-Qualified Annuities.

For example, the following assumes an Initial Premium payment of $10,000 and additional premium payments of $10,000 in each of the second and third Con-tract Years, for total premium payments under the Contract of $30,000. It also assumes a partial withdrawal at the beginning of the fourth Contract Year of 20% of the Accumulation Value of $35,000.

In this example, $5,250 ($35,000 x .15) is the maximum partial withdrawal that may be withdrawn during the Contract Year without the imposition of a surren-der charge. The total partial withdrawal would be $7,000 ($35,000 x .2). Therefore, $1,750 ($7,000-$5,250) is considered an excess partial withdrawal of a part of the Initial Premium payment of $10,000 and would be subject to a 4% surrender charge of $70.00 ($1,750 x .04). This example does not take into account any Market Value Adjustment or deduction of any premium taxes.

PREMIUM TAXES. We make a charge for state and local premium taxes in certain states which can range from 0% to 3.5% of premium. The charge depends on the Owner's state of residence. We reserve the right to change this amount to con-form with changes in the law or if the Owner changes state of residence.

Premium taxes are generally incurred on the annuity commencement date and a charge for such premium taxes is then deducted from your Accumulation Value on such date. However, some jurisdictions impose a premium tax at the time that initial and additional premiums are paid, regardless of the Annuity Commence-ment Date. In those states we may initially defer collection of the amount of the charge for premium taxes from your Accumulation Value and deduct it against Accumulation Value on surrender of the Contract, excess partial with-drawals or on the Annuity Commencement Date.

ADMINISTRATIVE CHARGE. The administrative charge is incurred at the beginning of the Contract processing period and deducted at the end of each Contract processing period. We deduct this charge when determining the Cash Surrender Value payable if you surrender the Contract prior to the end of a Contract processing period. If the Accumulation Value at the end of the Contract processing period equals or exceeds $100,000 or the sum of the premiums paid equals or exceeds $100,000, the charge is zero. Otherwise, the amount deducted is $30 per Contract Year. See Asset Based Administrative Charge, below.

EXCESS ALLOCATION CHARGE. We currently do not assess a charge for allocation changes made during a Contract Year. We reserve the right, however, to assess a $25 charge for each allocation change after the twelfth allocation change in a Contract Year. This amount represents the maximum we will charge. The charge would be deducted from the Divisions and the Fixed Allocations from which each such reallocation is made in proportion to the amount being transferred from each such Division and Fixed Allocation unless you have chosen to use the Charge Deduction Division. Any allocations or transfers due to the election of dollar cost averaging and reallocation under the provision What Happens if a Division is Not Available will not be included in determining if the excess allocation charge should apply.

CHARGES DEDUCTED FROM THE DIVISIONS
MORTALITY AND EXPENSE RISK CHARGE. The amount of the mortality and expense risk charge depends on the death benefit option that has been elected. If the Standard Death Benefit Option is elected, the charge is equivalent, on an an-nual basis, to 1.10% of the assets in each Division. The charge is deducted on each Valuation Date at the rate of .003030% for each day in the Valuation Pe-riod. If the Annual Ratchet Enhanced Death Benefit is elected, the charge is equivalent, on an annual basis, to 1.25% of the assets in each Division. The charge is deducted on each Valuation Date at the rate of .003446% for each day in the Valuation Period.

ASSET BASED ADMINISTRATIVE CHARGE. We will deduct a daily charge from the as-sets in each Division, to compensate us for a portion of the administrative expenses under the Contract. The daily charge is at a rate of 0.000411% (equivalent to an annual rate of 0.15%) on the assets in each Division.

TRUST EXPENSES
There are fees and charges deducted from each Series of the Trusts. Please read the respective Trust prospectus for details.

-------------------------------------------------------------------------------

CHOOSING YOUR ANNUITIZATION OPTIONS

ANNUITIZATION OF YOUR CONTRACT
If the Annuitant and Owner are living on the Annuity Commencement Date, we will begin making payments to the Owner under an income plan. We will make these payments under the Annuity Option chosen. You may change an Annuity Op-tion by making a written request to us at least 30 days prior to the Annuity Commencement Date of the Contract. The amount of the payments will be deter-mined by applying your Accumulation Value adjusted for any applicable Market Value Adjustment on the Annuity Commencement Date in accordance with The Annu-ity Options section below, subject to our published rules at such time. See When We Make Payments.

You may also elect an Annuity Option on surrender of the Contract for its Cash Surrender Value or you may choose one or more Annuity Options for the payment of death benefit proceeds while it is in effect and before the Annuity Com-mencement Date. If, at the time of the Owner's death or the Annuitant's death (if the Owner is not an individual), no option has been chosen for paying death benefit proceeds, the Beneficiary may choose an option within 60 days. In all events, payments of death benefit proceeds must comply with the distri-bution requirements of applicable Federal tax law.

The minimum monthly annuity income payment that we will make is $20. We may require that a single sum payment be made if the Accumulation Value is less than $2,000 or if the calculated monthly annuity income payment is less than $20.

For each option we will issue a separate written agreement putting the option into effect. Before we pay any annuity benefits, we require the return of the Contract. If your Contract has been lost, we will require that you complete and return the applicable Contract form. Various factors will affect the level of annuity benefits including the Annuity Option chosen, the applicable pay-ment rate used and the investment results of the Divisions and interest cred-ited to the Fixed Allocations in which the Accumulation Value has been invest-ed.

Some annuity options may provide only for fixed payments. Fixed Annuity Pay-ments are regular payments, the amount of which is fixed and guaranteed by us. The amount of the payments will depend only on the form and duration of pay-ments chosen, the age of the Annuitant or Beneficiary (and sex, where appro-priate), the total Accumulation Value applied to purchase the fixed option, and the applicable payment rate.

Our approval is needed for any option where:

(1) The person named to receive payment is other than the Owner or Beneficia-ry;

(2) The person named is not a natural person, such as a corporation; or

(3) Any income payment would be less than the minimum annuity income payment allowed.

ANNUITY COMMENCEMENT DATE SELECTION
You select the Annuity Commencement Date. You may select any date following the fifth Contract Anniversary but before the Contract Processing Date in the month following the Annuitant's 90th birthday. If, on the Annuity Commencement Date, a Surrender Charge remains, the elected Annuity Option must include a life annuity or a period certain of at least five years duration. If you do not select a date, the annuity commencement date will be in the month follow-ing the Annuitant's 90th birthday. If the Annuity Commencement Date occurs when the Annuitant is at an advanced age, such as over age 85, it is possible that the Contract will not be considered an annuity for Federal tax purposes. See Federal Tax Considerations. For a Contract purchased in connection with a qualified plan, other than a Roth IRA, distribution must commence not later than April 1st of the calendar year following the calendar year in which you attain age 70 1/2. Consult your tax advisor.

FREQUENCY SELECTION
You choose the frequency of the Annuity Payments. They may be monthly, quar-terly, semi-annually or annually. If we do not receive written notice from you, the payments will be made monthly. There may be certain restrictions on minimum payments that we will allow.

THE ANNUITIZATION OPTIONS
There are four options to choose from as shown below. Options 1 through 3 are fixed and option 4 may be fixed or variable. For a fixed option, the Accumula-tion Value in the Divisions is transferred to the general account.

OPTION 1. INCOME FOR A FIXED PERIOD. Payment is made in equal installments for a fixed number of years based on the Accumulation Value as of the annuity com-mencement date. We guarantee that each monthly payment will be at least the amount set forth in the Contract. Guaranteed amounts for annual, semi-annual and quarterly payments are available upon request. Illustrations are available upon request. If the Cash Surrender Value or Accumulation Value is applied un-der this option, a 10% penalty tax may apply to the taxable portion of each income payment until the Owner reaches age 59 1/2.

OPTION 2. INCOME FOR LIFE. Payment is made in equal monthly installments and guaranteed for at least a period certain. The period certain can be 10 or 20 years. Other periods certain may be available on request. A refund certain may be chosen instead. Under this arrangement, income is guaranteed until payments equal the amount applied. If the person named lives beyond the guaranteed pe-riod, payments continue until his or her death. We guarantee that each payment will be at least the amount set forth in the Contract corresponding to the person's age on his or her last birthday before the option's effective date. Amounts for ages not shown in the Contract are available upon request.

OPTION 3. JOINT LIFE INCOME. This option is available if there are two persons named to receive payments. At least one of the persons named must be either the Owner or Beneficiary of the Contract. Monthly payments are guaranteed and are made as long as at least one of the named persons is living. There is no minimum number of payments. Monthly payment amounts are available upon re-quest.

OPTION 4. ANNUITY PLAN. An amount can be used to buy any single premium annu-ity we offer on the option's effective date.

PAYMENT WHEN NAMED PERSON DIES
When the person named to receive payment dies, we will pay any amounts still due as provided by the option agreement. The amounts still due are determined as follows:

(1) For option 1, or any remaining guaranteed payments under option 2, pay-ments will be continued. Under options 1 and 2, the discounted values of the remaining guaranteed payments may be paid in a single sum. This means we deduct the amount of the interest each remaining guaranteed payment would have earned had it not been paid out early. The discount interest rate is never less than 3% for option 1 and 3.50% for option 2 per year. We will, however, base the discount interest rate on the interest rate used to calculate the payments for options 1 and 2 if such payments were not based on the tables in the Contract.

(2) For option 3, no amounts are payable after both named persons have died.

(3) For option 4, the annuity agreement will state the amount due, if any.

-------------------------------------------------------------------------------

OTHER CONTRACT PROVISIONS

IN CASE OF ERRORS IN APPLICATION INFORMATION
If an age or sex given in the application or enrollment form is misstated, the amounts payable or benefits provided by the Contract shall be those that the premium payment would have bought at the correct age or sex.

SENDING NOTICE TO US. Any written notices, inquiries or requests should be sent to our Customer Service Center. Please include your name, your Contract number and, if you are not the Annuitant, the name of the Annuitant.

ASSIGNING THE CONTRACT AS COLLATERAL. You may assign a non-qualified Contract as collateral security for a loan or other obligation. This does not change the Ownership. However, your rights and any Beneficiary's rights are subject to the terms of the assignment. See Transfer of Annuity Contracts, and Assign-ments. An assignment may have Federal tax consequences. See Federal Tax Con-siderations.

You must give us satisfactory written notice at our Customer Service Center in order to make or release an assignment. We are not responsible for the valid-ity of any assignment.

NON-PARTICIPATING. The Contract does not participate in the divisible surplus of First Golden.

AUTHORITY TO MAKE AGREEMENTS. All agreements made by us must be signed by our president or a vice president and by our secretary or an assistant secretary. No other person, including an insurance agent or broker, can change any of the Contract's terms, make any agreements binding on us or extend the time for premium payments.

CONTRACT CHANGES -- APPLICABLE TAX LAW
We reserve the right to make changes in the Contract to the extent we deem it necessary to continue to qualify the Contract as an annuity. Any such changes will apply uniformly to all Contracts that are affected. You will be given ad-vance written notice of such changes.

YOUR RIGHT TO CANCEL OR EXCHANGE YOUR CONTRACT
CANCELLING YOUR CONTRACT. You may cancel your Contract within your Free Look Period, which is ten days after you receive your Contract. For purposes of ad-ministering our allocation and administrative rules, we deem this period to expire 15 days after the Contract is mailed to you. Some states may require a longer Free Look Period. If you decide to cancel, you may mail or deliver the Contract to our Customer Service Center. We will refund the greater of the premium paid or the Accumulation Value plus any charges we deducted; and the contract will be void as of the effective date of cancellation. We may require your premiums designated for investment in the Divisions of Account NY-B be allocated to the Specially Designated Division during the Free Look Period. Premiums designated for the Fixed Account will be allocated to a Fixed Alloca-tion with the Guarantee Period you have chosen. If you do not choose to exer-cise your right to cancel during the Free Look Period, then at the end of the Free

Look Period your money will be invested in the Divisions chosen by you, based on the index of investment experience next computed for each Division. See Facts About the Contract, Measurement of Investment Experience, Index of Expe-rience and Unit Value.

EXCHANGING YOUR CONTRACT. For information regarding Section 1035 Exchanges, see Federal Tax Considerations.

OTHER CONTRACT CHANGES
You may change the Contract to another annuity plan subject to our rules at the time of the change.

GROUP OR SPONSORED ARRANGEMENTS
For certain group or sponsored arrangements, we may reduce any surrender, ad-ministration, and mortality and expense risk charges. We may also change the minimum initial and additional premium requirements, or offer a reduced death benefit. Group arrangements include those in which a trustee or an employer, for example, purchases Contracts covering a group of individuals on a group basis. Sponsored arrangements include those in which an employer allows us to sell Contracts to its employees on an individual basis.

Our costs for sales, administration, and mortality generally vary with the size and stability of the group among other factors. We take all these factors into account when reducing charges. To qualify for reduced charges, a group or sponsored arrangement must meet certain requirements, including our require-ments for size and number of years in existence. Group or sponsored arrange-ments that have been set up solely to buy Contracts or that have been in ex-istence less than six months will not qualify for reduced charges.

We will make these and any similar reductions according to our rules in effect when an application or enrollment form for a Contract is approved. We may change these rules from time to time. Any variation in the administrative charge will reflect differences in costs or services and will not be unfairly discriminatory.

SELLING THE CONTRACT
DSI is also principal underwriter and distributor of the Contract as well as for any other Contracts issued through Account NY-B and any other separate ac-counts of First Golden and Golden American. We pay DSI for acting as principal underwriter under a distribution agreement. The offering of the Contract will be continuous.

DSI has entered into and will continue to enter into sales agreements with broker-dealers to solicit for the sale of the Contract through registered rep-resentatives who are licensed to sell securities and variable insurance prod-ucts including variable annuities. These agreements provide that applications for Contracts may be solicited by registered representatives of the broker-dealers appointed by First Golden to sell its variable life insurance and variable annuities. These broker-dealers are registered with the SEC and are members of the National Association of Securities Dealers, Inc. ("NASD"). The registered representatives are authorized under applicable state regulations to sell variable life insurance and variable annuities. The writing agent will receive commissions and expense allowances totaling up to 6.5% of any initial or additional premium payments made.

-------------------------------------------------------------------------------

REGULATORY INFORMATION

VOTING RIGHTS
ACCOUNT NY-B. We will vote the shares of a Trust owned by Account NY-B accord-ing to your instructions. However, if the Investment Company Act of 1940 or any related regulations should change, or if interpretations of it or related regulations should change, and we decide that we are permitted to vote the shares of a Trust in our own right, we may decide to do so.

We determine the number of shares that you have in a Division by dividing the Contract's Accumulation Value in that Division by the net asset value of one share of the portfolio in which a Division invests. Fractional votes will be counted. We will determine the number of shares you can instruct us to vote 180 days or less before a Trust's meeting. We will ask you for voting instructions by mail at least 10 days before the meeting.

If we do not get your instructions in time, we will vote the shares in the same proportion as the instructions received from all Contracts in that Divi-sion. We will also vote shares we hold in Account NY-B which are not attribut-able to Owners in the same proportion.

STATE REGULATION
We are regulated and supervised by the Insurance Department of the State of New York, which periodically examines our financial condition and operations. We are also subject to the insurance laws and regulations of all jurisdictions where we do business. The variable Contract offered by this prospectus has been approved by the Insurance Department of the State of New York. We are re-quired to submit annual statements of our operations, including financial statements, to the Insurance Departments of the various jurisdictions in which we do business to determine solvency and compliance with state insurance laws and regulations.

LEGAL PROCEEDINGS
The Company and its parent, like other insurance companies, are involved in lawsuits, including class action lawsuits. In some class action and other law-suits involving insurers, substantial damages have been sought and/or material settlement payments have been made. Although the outcome of any litigation cannot be predicted with certainty, the Company believes that at the present time, there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on Separate Account NY-B or the Company.

LEGAL MATTERS
The legal validity of the Contract described in this prospectus has been passed on by Myles R. Tashman, Esquire, Executive Vice President, General Counsel and Secretary of First Golden. Sutherland, Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to Federal securities laws.

EXPERTS
The audited financial statements of First Golden American Life Insurance Com-pany of New York and Separate Account NY-B, appearing or incorporated by ref-erence in this Prospectus, the Statement of Additional Information and the Registration Statement have been audited by Ernst & Young LLP, independent au-ditors, as set forth in their reports thereon appearing or incorporated by reference in this Prospectus, the Statement of Additional Information and the Registration Statement and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------------------------------

MORE INFORMATION ABOUT FIRST GOLDEN AMERICAN LIFE INSURANCE COMPANY OF NEW
YORK

SELECTED FINANCIAL DATA
The following selected financial data prepared in accordance with generally accepted accounting principles ("GAAP") for First Golden should be read in conjunction with the financial statements and notes thereto included in this Prospectus.

On October 24, 1997, PFHI Holdings, Inc. ("PFHI"), a wholly owned subsidiary of ING Groep, N.V. ("ING") and a Delaware corporation, acquired all of the outstanding capital stock of First Golden's parent, Equitable of Iowa Compa-nies, pursuant to a merger agreement. For financial statement purposes, the change in control of First Golden was accounted for as a purchase effective October 25, 1997. This merger results in a new basis of accounting reflecting estimated fair values of assets and liabilities at that date. As a result, the GAAP financial data presented below for the period subsequent to October 24, 1997, is presented on the Post-Merger new basis of accounting, while the fi-nancial statements for October 24, 1997 and prior periods are presented on the Pre-Merger historical cost basis of accounting.

                                                   SELECTED GAAP BASIS
                                                     FINANCIAL DATA
                                                     (IN THOUSANDS)
                                          -------------------------------------
                                          POST-MERGER         PRE-MERGER
                                          ------------ ------------------------
                                                         FOR THE
                                            FOR THE      PERIOD      FOR THE
                                             PERIOD    JANUARY 1,     PERIOD
                                          OCTOBER 25,     1997     DECEMBER 17,
                                          1997 THROUGH   THROUGH   1996 THROUGH
                                          DECEMBER 31, OCTOBER 24, DECEMBER 31,
                                              1997        1997         1996
                                          ------------ ----------- ------------
Annuity Product Charges..................   $     8       $   4          --
Net Income before Federal Income Tax.....   $    97       $ 953      $    65
Net Income...............................   $    63       $ 666      $    42
Total Assets.............................   $33,927         N/A      $24,967
Total Liabilities........................   $ 7,832         N/A      $    24
Total Stockholder's Equity...............   $26,095         N/A      $24,943

The following selected financial data was prepared on the basis of statutory accounting practices ("SAP"), which have been prescribed by the Department of Insurance of the State of New York and the National Association of Insurance Commissioners. These practices differ in certain respects from GAAP. The se-lected financial data should be read in conjunction with the financial state-ments and notes thereto included in this Prospectus, which describe the dif-ferences between SAP and GAAP. See First Golden's Annual Report for more detail.

                                                     SELECTED STATUTORY
                                                       FINANCIAL DATA
                                                       (IN THOUSANDS)
                                                  -------------------------
                                                          FOR THE
                                                         YEAR ENDED
                                                      DECEMBER 31, 1997
                                                      -----------------
Premiums and Annuity Considerations..................      $ 2,514
Net Income (Loss) before Federal Income Tax..........      $   635
Net Income (Loss)....................................      $   439
Total Assets.........................................      $32,965
Total Liabilities....................................      $ 7,541
Total Capital and Surplus............................      $25,424

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the GAAP Basis Financial Statements and Notes to Financial Statements included herein.

First Golden, a wholly owned subsidiary of Golden American Life Insurance Com-pany ("Golden American" or the "Parent"), was incorporated on May 24, 1996. First Golden's primary purpose is to offer insurance products in the State of New York. On January 2, 1997 and December 23, 1997, First Golden became li-censed as a life insurance company in the states of New York and Delaware, re-spectively. First Golden is authorized to do business only in the states of New York and Delaware.

First Golden's primary business purpose is to offer variable insurance prod-ucts ("Contracts"). First Golden Contracts are funded by Separate Account NY-B and were first offered to the public on March 25, 1997.

BUSINESS ENVIRONMENT. The current business and regulatory environment remains challenging for the insurance industry. Increasing competition from tradi-tional insurance carriers as well as banks and mutual fund companies offer consumers many choices. However, overall demand for variable products remains strong for several reasons including: a strong stock market performance over the last 4 years; relatively low interest rates; an aging United States popu-lation that is increasingly concerned about retirement and estate planning, as well as maintaining their standard of living in retirement; potential reduc-tions in government and employer-provided benefits at retirement as well as lower public confidence in the adequacy of those benefits.

RESULTS OF OPERATIONS
MERGER. On October 23, 1997, Equitable of Iowa Companies ("Equitable") share-holders approved the Agreement and Plan of Merger ("Merger Agreement") dated as of July 7, 1997, among Equitable, PFHI Holdings, Inc. ("PFHI"), and ING Groep, N.V. ("ING"). On October 24, 1997, PFHI, a Delaware corporation, ac-quired all of the outstanding capital stock of Equitable pursuant to the Merger Agreement. PFHI is a wholly owned subsidiary of ING, a global financial services holding company based in The Netherlands. Equitable, an Iowa corpora-tion, in turn, owned all the outstanding capital stock of Equitable Life In-surance Company of Iowa and Golden American and their wholly owned subsidiar-ies. Equitable also owned all the outstanding capital stock of Locust Street Securities, Inc., Equitable Investment Services, Inc., Directed Services, Inc., Equitable of Iowa Companies Capital Trust, Equitable of Iowa Companies Capital Trust II and Equitable of Iowa Securities Network, Inc. In exchange for the outstanding capital stock of Equitable, ING paid total consideration of approximately $2.1 billion in cash and stock plus the assumption of approx-imately $400 million in debt according to the Merger Agreement. As a result of the merger, Equitable was merged into PFHI which was simultaneously renamed Equitable of Iowa Companies, Inc. ("EIC").

For financial statement purposes, the change in control of the Company through the ING merger with EIC, was accounted for as a purchase effective October 25, 1997. This merger resulted in a new basis of accounting reflecting estimated fair values of assets and liabilities at that date. As a result, the Company's financial statements for the period subsequent to October 24, 1997, are pre-sented on the Post-Merger new basis of accounting, while the financial state-ments for October 24, 1997 and prior periods are presented on the Pre-Merger historical cost basis of accounting.

The purchase price was allocated to the companies mentioned previously. Good-will of $1.4 billion was established for the excess of the merger cost over the fair value of the assets and liabilities of EIC with $96,000 pushed down to the Company. The allocation of the purchase price to the Company was $25.9 million. The cost of the acquisition is preliminary as it relates to estimated expenses, and as a result, the allocation of the purchase price to the Company may change. Goodwill resulting from the merger is being amortized over 40 years on a straight-line basis. The carrying value will be reviewed periodi-cally for any indication of impairment in value.

The following analysis combines the Post-Merger and Pre-Merger activity for 1997 in order to compare to the results of 1996. Such a comparison does not recognize the impact of the purchase accounting and goodwill amortization ex-cept for the period after October 24, 1997.

PREMIUMS. On March 25, 1997 and December 23, 1997, First Golden received pol-icy approvals in New York and Delaware, respectively. The Company reported $7.3 million in variable annuity premiums during the year ending December 31, 1997.

Premiums, net of reinsurance, for variable products from two significant broker/dealers for the year ended December 31, 1997, totaled $6.9 million, or 94.5% of premiums. One of these distributors sold 59.4% of the Company's prod-ucts in 1997. This distributor has indicated that it may discontinue the sales relationship by the end of 1998.

REVENUES. Product charges from variable annuities totaled $12,000 in 1997. Net investment income was $1,735,000 and $65,000 for the year ending December 31, 1997 and for the period December 17, 1996 through December 31, 1996, respec-tively.

EXPENSES. The Company reported total insurance benefits and expenses of $698,000 for the year ending December 31, 1997. Insurance benefits and ex-penses consisted of interest credited to account balances, commissions, gen-eral expenses, insurance taxes, amortization of deferred policy acquisition expenses, goodwill and present value of in force acquired, net of deferred policy acquisition costs. In-terest credited to account values was $74,000 for the year ending December 31, 1997. For the year ending December 31, 1997, commissions, general expenses and insurance taxes were $312,000, $681,000 and $109,000, respectively.

The Company's deferred policy acquisition costs ("DPAC") was eliminated as of the merger date and an asset of $132,000 representing present value of in force acquired ("PVIF") was established for policies in force at the merger date. First Golden deferred $502,000 of expenses associated with the sale of variable annuity contracts for the year ending December 31, 1997. These acqui-sition costs are amortized in proportion to the expected gross profits. Amor-tization of deferred policy acquisition costs was $20,000 for the year ending December 31, 1997. The amortization of PVIF for the period October 25, 1997 through December 31, 1997 was $3,000. Based on current conditions and assump-tions as to the impact of future events on acquired policies in force, the ex-pected approximate net amortization for the next five years, relating to the PVIF as of December 31, 1997 is $19,000 in 1998, $18,000 in 1999, $17,000 in
2000, $15,000 in 2001 and $13,000 in 2002. Certain expense estimates inherent in the cost of the merger may change resulting in changes of the allocation of the purchase price. If changes occur, the impact could result in changes to PVIF and the related amortization and deferred taxes. Actual amortization may vary based upon final purchase price allocation and changes in assumptions and experience.

Amortization of goodwill during the period from the merger date to December 31, 1997 totaled approximately $1,000. Goodwill is being amortized on a straight-line basis over 40 years and is expected to total approximately $2,400 annually.

NET INCOME. Net income was $729,000 and $42,000 for the year ending December 31, 1997 and the period December 17, 1996 through December 31, 1997, respec-tively.

FINANCIAL CONDITION
RATINGS. At December 31, 1997, the Company's ratings were at A+ by A.M. Best Company and AA+ by Duff Phelps Inc.

INVESTMENTS. First Golden's assets are invested in accordance with applicable laws. These laws govern the nature and the quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws per-mit investments, within specified limits subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred or com-mon stocks, real estate mortgages, real estate and certain other investments.

First Golden purchases investments in accordance with investment guidelines that take into account investment quality, liquidity and diversification, and invests primarily in investment grade securities. All of First Golden's assets except for variable separate account assets are available to meet its obliga-tions under the Contracts.

All of the Company's investments are carried at fair value in the Company's financial statements. The increase in the carrying value of the Company's in-vestment portfolio included changes in unrealized appreciation and deprecia-tion of fixed maturity securities as well as a growth in the cost basis of these securities. Growth in the cost basis of the Company's investment portfo-lio resulted from the investment of premiums from the sale of the fixed ac-count option of the Company's variable insurance products. The Company manages the growth of its insurance operations in order to maintain adequate capital ratios.

Fixed Maturity Securities: At December 31, 1997, the Company had fixed maturi-ties with an amortized cost of $26.6 million and an estimated fair value of $26.7 million. The individual securities in the Company's fixed maturities portfolio (at amortized cost) include investment grade securities ($25.0 mil-lion or 94.0%), which include securities issued by the U.S. Government, agen-cies and corporations that are rated at least BBB- by Standard & Poor's Rating Services ("Standard & Poor's"), and below investment grade securities ($1.6 million or 6.0%), which are securities issued by corporations that are rated BB+ to BB- by Standard & Poor's.

The Company classifies 100% of its securities as available for sale. Net unrealized appreciation on fixed maturity securities of $151,000 was comprised of gross appreciation of $183,000 and gross depreciation of $32,000. Net unrealized holding losses on these securities, net of adjustments to DPAC and deferred income taxes, increased stockholder's equity by $96,000 at December 31, 1997.

At December 31, 1997, the amortized cost value of the Company's total invest-ment in below investment grade securities was $1.6 million or 6.0% of the Company's investment portfolio. The Company intends to purchase additional be-low investment grade securities, but it does not expect the percentage of its portfolio invested in below investment grade securities to exceed 10% of its investment portfolio. At December 31, 1997, the yield at amortized cost on the Company's below investment grade portfolio was 7.86% compared to 6.60% for the Company's investment grade bond portfolio. The Company estimates the fair value of its below investment grade portfolio was $1.57 million or 98.0% of amortized cost value, at December 31, 1997.

Below investment grade securities have different characteristics than invest-ment grade corporate debt securities. Risk of loss upon default by the bor-rower is significantly greater with respect to below investment grade securi-ties than with other corporate debt securities. Below investment grade securities are generally unsecured and are often subordinated to other credi-tors of the issuer. Also, issuers of below investment grade securities usually have higher levels of debt and are more sensitive to adverse economic condi-tions, such as recession or increasing interest rates, than are issuers of in-vestment grade securities. The Company attempts to reduce the overall risk in its below investment grade portfolio, as in all of its investments, through careful credit analysis, strict investment policy guidelines, and diversifica-tion by company and by industry.

The Company analyzes its investment portfolio, including below investment grade securities, at least quarterly in order to determine if its ability to realize its carrying value on any investment has been impaired. For debt secu-rities, if impairment in value is determined to be other than temporary (i.e. if it is probable the Company will be unable to collect all amounts due ac-cording to the contractual terms of the security), the cost basis of the im-paired security is written down to fair value, which becomes the security's new cost basis. The amount of the write-down is included in earnings as a re-alized loss. Future events may occur, or additional or updated information may be received, which may necessitate future write-downs of securities in the Company's portfolio. Significant write-downs in the carrying value of invest-ments could materially adversely affect the Company's net income in future pe-riods.

During the year ended December 31, 1997, the amortized cost basis of the Company's fixed maturity portfolio was reduced by $269,000 as a result of scheduled principal repayments.

At December 31, 1997, no fixed maturity securities were deemed to have impair-ments in value that are other than temporary. The Company's investment portfo-lio had a combined yield at amortized cost of 6.57% at December 31, 1997.

OTHER ASSETS. DPAC represents certain deferred costs of acquiring new insur-ance business, principally commissions and other expenses related to the pro-duction of new business subsequent to the merger. The Company's DPAC was elim-inated as of the merger date and an asset of $132,000 representing PVIF was established for all policies in force at the merger date. PVIF is amortized into income in proportion to the expected gross profits of in force acquired in a manner similar to DPAC amortization. At December 31, 1997, PVIF and DPAC were $126,000 and $189,000, respectively.

Goodwill totaling $96,000, representing the excess of the acquisition cost over the fair value of net assets acquired, was established at the merger date. Amortization of goodwill through December 31, 1997 was approximately $1,000.

At December 31, 1997, the Company had $4.9 million of separate account assets. At December 31, 1997, the Company had total assets of $33.9 million, an in-crease of 36% over total assets at December 31, 1996.

Liabilities. At December 31, 1997, future policy benefits of $2.5 million were established utilizing the retrospective deposit accounting method. Policy re-serves represent the premiums received plus accu-mulated interest less mortality and administration charges. At December 31, 1997, the Company had $4.9 million of separate account liabilities.

The Company's total liabilities were $7.8 million at December 31, 1997. The increase from $25,000 at December 31, 1996 is primarily the result of an in-crease in future policy benefits and separate account liabilities. Liabilities will continue to show significant growth as the Company increases its sales of variable annuities.

LIQUIDITY AND CAPITAL RESOURCES

The liquidity requirements of the Company are met by cash flow from investment income and premiums. The Company primarily uses funds for the payment of annu-ity benefits, commissions, operating expenses and the purchase of new invest-ments. Additional sources of future cash flows will include maturities of fixed maturity investments.

First Golden's principal office is located in New York, New York, where cer-tain of the Company's records are maintained. The 2,568 square feet of office space is leased for a five year term.

On December 17, 1996, Golden American made capital contributions to First Golden of $25 million. Of this amount, $2.0 million represented 200,000 shares of common stock with a par value of $10.00 per share. The remaining $23.0 mil-lion was contributed as additional paid-in capital. First Golden believes it will be able to fund the capital required for projected new business primarily with existing capital and future capital contributions from its Parent. First Golden expects to continue to receive capital contributions from Golden Ameri-can if necessary.

The Golden American board of directors has agreed by resolution to provide funds as needed for the Company to maintain policyholders' surplus that meets or exceeds the greater of: (1) the minimum capital adequacy standards to main-tain a level of capitalization necessary to meet A.M. Best Company's guide-lines or one level less than the one originally given to First Golden, or (2) the New York State Insurance Department risk-based capital minimum require-ments as determined in accordance with New York statutory accounting princi-ples. No funds were transferred from Golden American in 1997.

First Golden is required to maintain a minimum capital and surplus of not less than $4 million under the provisions of the insurance laws of the State of New York in which it became licensed to sell insurance products on January 2, 1997.

Under the provisions of the insurance laws of the State of New York, First Golden cannot distribute any dividends to its stockholder unless a notice of its intention to declare a dividend and the amount of the dividend has been filed not less than thirty days in advance of the proposed declaration. The superintendent may disapprove the distribution by giving written notice to the Company within thirty days after the filing should the superintendent find that the financial condition of the Company does not warrant the distribution.

The National Association of Insurance Commissioners' ("NAIC's") risk-based capital requirements require insurance companies to calculate and report in-formation under a risk-based capital formula. These requirements are intended to allow insurance regulators to identify inadequately capitalized insurance companies based upon the type and mixture of risks inherent in the Company's operations. The formula includes components for asset risk, liability risk, interest rate exposure and other factors. The Company has complied with the NAIC's risk-based capital reporting requirements. Amounts reported indicate the Company has total adjusted capital which is above all required capital levels.

SEGMENT INFORMATION. First Golden's operations consist of one business seg-ment, the sale of insurance products. First Golden is not dependent upon any single customer, however, two broker/dealers accounted for a significant por-tion of its sales volume in 1997. One of these distributors sold 59.4% of the Company's products in 1997. This Distributor has indicated that it may discon-tinue the sales relationship by the end of 1998. All premiums are generated from consumers in the states of New York and Delaware.

REINSURANCE. At December 31, 1997, First Golden had a reinsurance treaty with a reinsurer covering a significant portion of the mortality risks under its variable contracts with an unaffiliated reinsurer. First Golden remains liable to the extent its reinsurer does not meet its obligation under the reinsurance agreement.

YEAR 2000 PROJECT. Based on a study of its computer software and hardware, First Golden's parent, Golden American, has determined its exposure to the Year 2000 change of the century date issue. Management believes the Company's systems are or will be substantially compliant by the Year 2000, and Golden American has engaged external consultants to validate this assumption. The only system known to be affected by this issue is a system maintained by an affiliate who will incur the related costs to make the system compliant. To mitigate the effect of outside influences and other dependencies relative to the Year 2000, Golden American will continue to contact significant customers, suppliers and other third parties. To the extent these third parties would be unable to transact business in the Year 2000 and thereafter, the Company's operations could be adversely affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any forward-looking statements contained herein or in any other oral or writ-ten statement by the Company or any of its officers, directors or employees is qualified by the fact that actual results of the Company may differ materially from such statement due to the following important factors, among other risks and uncertainties inherent in the Company's business:

  1. Prevailing interest rate levels and stock market performance, which may affect the ability of the Company to sell its products, the market value of the Company's investments and the lapse rate of the Company's policies, notwithstanding product design features intended to enhance persistency of the Company's products.

  2. Changes in the federal income tax laws and regulations which may affect the relative tax advantages of the Company's products.

  3. Changes in the regulation of financial services, including bank sales and underwriting of insurance products, which may affect the competitive environment for the Company's products.

  4. Increasing competition in the sale of the Company's products.

  5. Other factors affecting the performance of the Company, including, but not limited to, potential market conduct claims and other litigation, in-surance industry insolvencies, investment performance of the underlying portfolios of the variable products, variable product design and sales vol-ume by significant sellers of the Company's variable products.

OTHER INFORMATION
CERTAIN AGREEMENTS. On November 8, 1996, First Golden and Golden American en-tered into an administrative service agreement pursuant to which Golden Ameri-can agreed to provide certain accounting, actuarial, tax, underwriting, sales, management and other services to First Golden. Expenses incurred by Golden American in relation to this service agreement will be reimbursed by First Golden on an allocated cost basis. First Golden entered into a similar agree-ment with another affiliate, Equitable Life Insurance Company of Iowa ("Equi-table Life"), for additional services. For the year ended December 31, 1997, First Golden incurred expenses of $24,000 and $29,000 under the agreements with Golden American and Equitable Life, respectively.

First Golden also entered into an agreement with EISI, under which EISI per-formed investment advisory services. For the year ended December 31, 1997, First Golden incurred expenses of $62,000 under this agreement which was ter-minated as of December 31, 1997.

Also on November 8, 1996, First Golden and DSI entered into a service agree-ment pursuant to which First Golden has agreed to provide DSI certain of its personnel to perform management, administrative and clerical services and the use of certain of its facilities. First Golden expects to charge DSI for such expenses and all other general and administrative costs, first on the basis of direct charges when identifiable, and second allocated based on the estimated amount of time spent by First Golden's employees on behalf of DSI. As of De-cember 31, 1997, no such charges have been billed to DSI.

DISTRIBUTION AGREEMENT. First Golden has entered into agreements with DSI to perform services related to the distribution of its products. DSI acts as the principal underwriter (as defined in the Securities Act of 1933 and the In-vestment Company Act of 1940, as amended) of the variable insurance products issued by First Golden. For the year ended December 31, 1997, commissions paid by First Golden to DSI $408,000.

EMPLOYEES. During 1996, Golden American provided the support necessary for the incorporation and licensing of First Golden. During 1997, First Golden had few direct employees due to its small size and will continue to receive support pursuant to various management services from DSI, Golden American and other affiliates as described above under "Certain Agreements." The cost of these services are allocated to First Golden.

Certain officers of First Golden are also officers of Golden American and DSI, and certain officers of First Golden are also officers of EIC, Equitable Life Insurance Company of Iowa and/or of Equitable of Iowa Securities Network, Inc. See "Directors and Executive Officers."

PROPERTIES. First Golden's principal office is located at 230 Park Avenue, Suite 966, New York, New York 10169, where certain of the Company's records are maintained. The 2,568 square feet of office space is leased for a 5 year term.

DIRECTORS AND EXECUTIVE OFFICERS

  NAME (AGE)                                POSITIONS(S) WITH THE COMPANY
  ----------                                -----------------------------
Barnett Chernow (48)      Director and President
Myles R. Tashman (55)     Director, Executive Vice President, General Counsel and Secretary
James R. McInnis (50)     Executive Vice President
Carol V. Coleman (48)     Director
Stephen J. Friedman (60)  Director
Frederick S. Hubbell      Director and Chairman
(47)
Bernard Levitt (72)       Director
Roger A. Martin (66)      Director
Andrew Kalinowski (53)    Director
Keith T. Glover (47)      Executive Vice President
David L. Jacobson (48)    Senior Vice President and Assistant Secretary
Stephen J. Preston (40)   Senior Vice President and Chief Actuary
Mary B. Wilkinson (41)    Senior Vice President and Treasurer (Chief Financial Officer)
Marilyn Talman (51)       Vice President, Associate Counsel and Assistant Secretary

Each director is elected to serve for one year or until the next annual meet-ing of shareholders or until his or her successor is elected. Some directors are directors of insurance company subsidiaries of First Golden's parent, EIC.

The principal positions of First Golden's directors and senior executive offi-cers for the past five years are listed below:

Mr. Frederick S. Hubbell is a Director and Chairman of First Golden, having been appointed as a Director in December, 1997 and as Chairman in April, 1998. He also serves as a Director, since August, 1996, and Chairman, since September, 1996, of Golden American. He was appointed General Manager of Financial Services International, an ING affiliate, in October, 1997, and President and Chief Executive Officer of ING U.S. life and annuities companies in April, 1998. Mr. Hubbell served as Chairman, President and Chief Executive Officer of Equitable of Iowa from 1991 until October, 1997. He also has served as Chairman and President of Equitable Life Insurance Company of Iowa from 1987 until October 1997.

Mr. Barnett Chernow became President of First Golden and Golden American in April, 1998. From 1996 to 1998, Mr. Chernow served as Executive Vice President of First Golden. From 1993 to 1998, Mr. Chernow also served as Executive Vice President of Golden American. From 1977 through 1993, he held various posi-tions with Reliance Insurance Companies and was Senior Vice President and Chief Financial Officer of United Pacific Life Insurance Company from 1984 through 1993. He was elected to serve as a director of First Golden in June, 1996 and Golden American in April, 1998.

Mr. Myles R. Tashman is Executive Vice President, General Counsel, Secretary and Director of First Golden. Since December, 1995, Mr. Tashman has also served as Executive Vice President of Golden American, and since January, 1998, he has served as a director of Golden American. From 1986 through 1993, he was Senior Vice President and General Counsel of United Pacific Life Insur-ance Company. He was elected to serve as a director of First Golden in June, 1996.

Mr. James R. McInnis is Executive Vice President of First Golden since Decem-ber, 1997. From 1982 through November, 1997, he was with the Endeavor Group and was President upon leaving.

Ms. Carol V. Coleman is a Director of First Golden, having been first ap-pointed in December, 1997. She is a financial recruiter with Vantage Staffing since 1994. From 1991 through 1993, she was a consultant with Executive Edge. She also served as a Chair of the Board for Typa Youth Program Association from 1988 through 1990. Prior to that, she held various executive and board positions with banking institutions.

Mr. Stephen J. Friedman is a Director of First Golden, having been first ap-pointed in June, 1996. Mr. Friedman is a partner of the law firm of Debevoise & Plimpton in New York, NY since 1993. From 1988 through 1993, he was Execu-tive Vice President and General Counsel to Equitable Life Assurance Society of the United States.

Mr. Keith T. Glover became Executive Vice President of First Golden and Golden American in April, 1998. From 1991 to 1998, Mr. Glover served as Executive Vice President of several First Golden affiliates; from 1996 to 1998, South-land Life Insurance Company; from 1995 to 1996, ING Financial Services Inter-national, North America; and from 1991 to 1994, Security Life of Denver. From 1994 to 1995, Mr. Glover served as President of ING Insurance Services-ING America Life, another First Golden affiliate.

Mr. Bernard Levitt is a Director of First Golden, having been first appointed in June, 1996. Until his retirement in 1990, Mr. Levitt was a life insurance consultant with American Life Insurance Company or New York, since 1989.

Mr. Roger A. Martin is a Director of First Golden, having been first appointed in June, 1996. Until his retirement in July, 1995, Mr. Martin was a Vice Pres-ident with Bear Sterns since 1984.

Mr. Andrew Kalinowski is a Director of First Golden, having been first ap-pointed in June, 1996. Mr. Kalinowski is a Principal and the President of Up-state Special Risk Services, Incorporated since 1974. He is also a Principal, the Chief Marketing Officer and Vice President of LifeMark Securities Corpora-tion since 1983, a Principal, Vice President and Secretary of LifeMark Associ-ates, Incorporated since 1993, and a Principal and Director of LIFE Incorpo-rated.

Mr. David L. Jacobson is Senior Vice President and Assistant Secretary of First Golden. Since November, 1993, Mr. Jacobson has also served as Senior Vice President and Assistant Secretary of Golden American. Since September, 1996, Mr. Jacobson has also served as Assistant Secretary of Equitable Life Insurance Company of Iowa and as Vice President of Equitable of Iowa Securi-ties Network, Inc. From April, 1974 through November, 1993, he held various positions with United Pacific Life Insurance Company and was Vice President upon leaving.

Mr. Stephen J. Preston is Senior Vice President and Chief Actuary of First Golden. Since December, 1993, Mr. Preston has served in an identical capacity with Golden American. From September, 1993 through November, 1993, he was Se-nior Vice President and Actuary for Mutual of America Insurance Company. From July, 1987 through August, 1993, he held various positions with United Pacific Life Insurance Company and was Vice President and Actuary upon leaving.

Ms. Mary Bea Wilkinson is Senior Vice President and Treasurer of First Golden. From November, 1993 through 1996, Ms. Wilkinson served as Senior Vice Presi-dent, Assistant Secretary and Treasurer of Golden American. From August, 1993 through October, 1993, she was an Assistant Vice President with CIGNA Insur-ance Companies. From January, 1987 through July, 1993, she held various posi-tions with United Pacific Life Insurance Company and was Vice President and Controller upon leaving.

Ms. Marilyn Talman is Vice President, Associate General Counsel and Assistant Secretary of First Golden. Since April, 1996, Ms. Talman has also served as Vice President, Associate General Counsel and Assistant Secretary for Golden American. Since September, 1996, Ms. Talman has also served as Assistant Sec-retary of Equitable Life Insurance Company of Iowa and as Vice President of Equitable of Iowa Securities Network, Inc. From March, 1992 through March, 1994, she held various positions with Rodney Square Management Corp. and was Vice President and General Counsel upon leaving.

COMPENSATION TABLES AND OTHER INFORMATION
The following sets forth information with respect to the Chief Executive Offi-cer of First Golden as well as the annual salary and bonus for the next five highly compensated executive officers for the fiscal year ended December 31, 1997. Certain executive officers of First Golden are also officers of DSI and Golden American. The salaries of such individuals are allocated among First Golden, DSI and Golden American. Executive officers of First Golden are also officers of DSI and Golden American. The salaries of such individuals are al-located among First Golden, DSI and Golden American pursuant to an arrangement among these companies.

EXECUTIVE COMPENSATION TABLE
The following table sets forth information with respect to the annual salary and bonus for First Golden Chief Executive Officer and the next five most highly compensated executive officers for the fiscal year ended December 31, 1997.

                                     ANNUAL               LONG-TERM
                                  COMPENSATION           COMPENSATION
                               ------------------- ------------------------
                                                   RESTRICTED   SECURITIES
NAME AND                                              STOCK     UNDERLYING      ALL OTHER
PRINCIPAL POSITION        YEAR  SALARY  BONUS(/1/) AWARDS(/2/) OPTIONS(/3/) COMPENSATION(/4/)
------------------        ---- -------- ---------- ----------- ------------ -----------------
Terry L. Kendall, ......  1997 $362,833  $ 80,365   $644,844      16,000         $10,000
President and
Chief Executive Officer
Barnett Chernow, .......  1997 $234,167  $ 31,859   $277,576       4,000         $ 5,000
Executive Vice President
Edward C. Wilson, ......  1997 $ 80,383  $137,700                  5,000
Executive Vice President
Myles R. Tashman, ......  1997 $181,417  $ 25,000   $165,512       5,000         $ 5,000
Executive Vice
President,
General Counsel and
Secretary
Stephen J. Preston, ....  1997 $160,758  $ 16,470                  2,000
Senior Vice President
and
Chief Actuary
Mary Bea Wilkenson, ....  1997 $141,234  $ 14,466                  2,000
Senior Vice President

---------------------
(1) The amount shown relates to bonuses paid in 1997.
(2) Restricted stock awards granted to executive officers vested on October 24, 1997 with the change in control of Equitable of Iowa.
(3) Awards comprised of qualified and non-qualified stock options. All options were granted with an exercise price equal to the then fair market value of the underlying stock. All options vested with the change of control of Eq-uitable of Iowa and were cashed out for the difference between $68.00 and the exercise price.
(4) For 1997, this compensation includes payment to each named executive as perquisite payments which are classified as taxable income and are re-quired to be applied to specific business expenses of the named executive.

OPTION GRANTS IN LAST FISCAL YEAR (1997)

On October 24, 1997, in conjunction with the acquisition of Equitable of Iowa, all outstanding options vested and were cashed out for the difference between $68.00 and the exercise price. The table below represents the options granted in 1997.

                                                                            POTENTIAL
                                                                       REALIZABLE VALUE AT
                                                                         ASSUMED ANNUAL
                                      % OF TOTAL                         RATES OF STOCK
                          NUMBER OF    OPTIONS                         PRICE APPRECIATION
                          SECURITIES  GRANTED TO                           FOR OPTION
                          UNDERLYING  EMPLOYEES                             TERM(/4/)
                           OPTIONS    IN FISCAL   EXERCISE  EXPIRATION -------------------
          NAME           GRANTED(/1/)    YEAR    PRICE(/2/) DATE(/3/)     5%       10%
          ----           ------------ ---------- ---------- ---------- -------- ----------
Terry L. Kendall........    16,000       5.26     $47.875   2/12/2007  $481,733 $1,220,807
Barnett Chernow.........     4,000       1.32     $47.875   2/12/2007  $120,433 $  305,202
Edward C. Wilson........     5,000       1.64     $47.875   2/12/2007  $150,542 $  381,502
Myles R. Tashman........     5,000       1.64     $47.875   2/12/2007  $150,542 $  381,502
Stephen J. Preston......     2,000       0.66     $47.875   2/12/2007  $ 60,217 $  152,601
Mary Bea Wilkenson......     2,000       0.66     $47.875   2/12/2007  $ 60,217 $  152,601

---------------------

(1) Stock options granted on February 12, 1997 by Equitable of lowa to the of-ficers of Golden American had a five-year vesting period with 20% exercis-able after 3rd year, an additional 30% after 4th year, and the final 50% after 5th year. The options vested with the change of control of Equitable of lowa.
(2) The exercise price was equal to the fair market value of the Common Stock on the date of grant.
(3) Incentive Stock Options had a term of ten years. They were subject to ear-lier termination in certain events related to termination of employment.
(4) Total dollar gains based on indicated rates of appreciation of share price over a ten-year term.

Employee Directors of First Golden receive no additional compensation for serving as a director.

-------------------------------------------------------------------------------

FEDERAL TAX CONSIDERATIONS

INTRODUCTION
The following discussion of the federal income tax treatment of the Contract is not exhaustive, does not purport to cover all situations, and is not in-tended as tax advice. The federal income tax treatment of the Contract is un-clear in certain circumstances, and a qualified tax adviser should always be consulted with regard to the application of the tax law to individual circum-stances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, and interpretations ex-isting on the date of this prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.

This discussion does not address state or local tax consequences associated with the purchase of the Contract. In addition, FIRST GOLDEN MAKES NO GUARAN-TEE REGARDING ANY TAX TREATMENT - FEDERAL, STATE OR LOCAL - OF ANY CONTRACT OR OF ANY TRANSACTION INVOLVING A CONTRACT.

TAX STATUS OF FIRST GOLDEN
First Golden is taxed as a life insurance company under the Code. Since the operations of AccountNY-B are a part of, and are taxed with, the operations of First Golden, Account NY-B is not separately taxed as a "regulated investment company" under the Code. Under existing federal income tax laws, investment income and capital gains of Account NY-B are not taxed to First Golden to the extent they are applied under a Contract. First Golden does not anticipate that it will incur any federal income tax liability in Account NY-B attribut-able to Contract obligations, and therefore First Golden does not intend to make provision for any such taxes. If First Golden is taxed on in-vestment income or capital gains of Account NY-B, then First Golden may impose a charge against Account NY-B, as appropriate, in order to make provision for such taxes.

TAXATION OF NON-QUALIFIED ANNUITIES
TAX DEFERRAL DURING ACCUMULATION PERIOD. Under existing provisions of the Code, except as described below, any increase in an Owner's Accumulation Value is generally not taxable to the Owner until amounts are received from the Con-tract, either in the form of annuity payments as contemplated by the Contract, or in some other form of distribution. However, this rule allowing deferral applies only if (1) the investments of Account NY-B are "adequately diversi-fied" in accordance with Treasury Department regulations, (2) First Golden, rather than the Owner, is considered the owner of the assets of Account NY-B for federal income tax purposes, and (3) the Contract is owned by an individ-ual (or is treated as owned by an individual). In addition to the foregoing, if the Contract's annuity commencement date occurs at a time when the Annui-tant is at an advanced age, such as over age 85, it is possible that the Owner will be taxable currently on the annual increase in the Accumulation Value.

Diversification Requirements. The Code and Treasury Department regulations prescribe the manner in which the investments of a segregated asset account, such as the Divisions of Account NY-B, are to be "adequately diversified." If a Division of Account NY-B failed to comply with these diversification stan-dards, Contracts based on that segregated asset account would not be treated as an annuity contract for federal income tax purposes and the Owner would generally be taxable currently on the income on the contract (as defined in the tax law) beginning with the period of non-diversification. First Golden expects that the Divisions of Account NY-B will comply with the diversifica-tion requirements prescribed by the Code and Treasury Department regulations.

Ownership Treatment. In certain circumstances, variable annuity contract own-ers may be considered the owners, for federal income tax purposes, of the as-sets of a segregated asset account, such as the Divisions of Account NY-B, used to support their contracts. In those circumstances, income and gains from the segregated asset account would be includible in the contract owners' gross income. The Internal Revenue Service (the "IRS") has stated in published rul-ings that a variable contract owner will be considered the owner of the assets of a segregated asset account if the owner possesses incidents of ownership in those assets, such as the ability to exercise investment control over the as-sets. In addition, the Treasury Department announced, in connection with the issuance of regulations concerning investment diversification, that those reg-ulations "do not provide guidance concerning the circumstances in which in-vestor control of the investments of a segregated asset account may cause the investor, rather than the insurance company, to be treated as the owner of the assets in the account." This announcement also stated that guidance would be issued by way of regulations or rulings on the "extent to which policyholders may direct their investments to particular subaccounts (of a segregated asset account) without being treated as owners of the underlying assets." As of the date of this prospectus, no such guidance has been issued.

The ownership rights under the Contract are similar to, but different in cer-tain respects from, those described by the IRS in rulings in which it was de-termined that contract owners were not owners of the assets of a segregated asset account. For example, the Owner of this Contract has the choice of more investment options to which to allocate purchase payments and the Accumulation Value, and may be able to transfer among investment options more frequently, than in such rulings. These differences could result in the Owner being treated as the owner of all or a portion of the assets of Account NY-B. In ad-dition, First Golden does not know what standards will be set forth in the regulations or rulings which the Treasury Department has stated it expects to issue. First Golden therefore reserves the right to modify the Contract as necessary to attempt to prevent Contract Owners from being considered the own-ers of the assets of Account NY-B. However, there is no assurance that such efforts would be successful.

Frequently, if the IRS or the Treasury Department sets forth a new position which is adverse to taxpayers, the position is applied on a prospective basis only. Thus, if the IRS or the Treasury Department were to issue regulations or a ruling which treated an Owner of this Contract as the owner of Account NY-B, that treatment might apply on a prospective ba-sis. However, if the regulations or ruling were not considered to set forth a new position, an Owner might retroactively be determined to be the owner of the assets of Account NY-B.

Non-Natural Owner. As a general rule, Contracts held by "non-natural persons" such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuity contracts for federal tax purposes. The in-come on such Contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the Owner of the Contract during the taxable year. There are several exceptions to this general rule for non-natural Own-ers. First, Contracts will generally be treated as held by a natural person if the nominal Owner is a trust or other entity which holds the Contract as an agent for a natural person. However, this special exception will not apply in the case of any employer who is the nominal Owner of a Contract under a non-qualified deferred compensation arrangement for its employees.

In addition, exceptions to the general rule for non-natural Owners will apply with respect to (1) Contracts acquired by an estate of a decedent by reason of the death of the decedent, (2) certain Contracts issued in connection with qualified retirement plans, including certain Roth IRA Contracts, (3) certain Contracts purchased by employers upon the termination of certain qualified re-tirement plans, (4) certain Contracts used in connection with structured set-tlement agreements, and (5) Contracts purchased with a single purchase payment when the annuity starting date (as defined in the tax law) is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

The remainder of this discussion assumes that the Contract will be treated as an annuity contract for federal income tax purposes.

TAXATION OF PARTIAL WITHDRAWALS AND SURRENDERS. In the case of a partial with-drawal prior to the annuity commencement date, amounts received generally are includible in income to the extent the Owner's Accumulation Value (determined without regard to any surrender charge, within the meaning of the tax law) be-fore the surrender exceeds his or her "investment in the contract." In the case of a surrender of the Contract for the cash surrender value, amounts re-ceived are includible in income to the extent they exceed the "investment in the contract." For these purposes, the investment in the contract at any time equals the total of the premium payments made under the Contract to that time (to the extent such payments were neither deductible when made nor excludable from income as, for example, in the case of certain contributions to IRAs and other qualified retirement plans) less any amounts previously received from the Contract which were not includible in income.

In the case of systematic partial withdrawals, the amount of each withdrawal will generally be taxed in the same manner as a partial withdrawal made prior to the annuity commencement date, as described above. However, there is some uncertainty regarding the tax treatment of systematic partial withdrawals, and it is possible that additional amounts may be includible in income.

The Contract provides a death benefit that in certain circumstances may exceed the greater of the premium payments and the Accumulation Value. As described elsewhere in this prospectus, First Golden imposes certain charges with re-spect to the death benefit. It is possible that some portion of those charges could be treated for federal tax purposes as a partial withdrawal from the Contract.

TAXATION OF ANNUITY PAYMENTS. Normally, the portion of each annuity payment taxable as ordinary income is equal to the excess of the payment over the ex-clusion amount. In the case of fixed annuity payments, the exclusion amount is the amount determined by multiplying (1) the fixed annuity payment by (2) the ratio of the "investment in the contract" (defined above), adjusted for any period certain or refund feature, allocated to the fixed annuity option to the total expected amount of fixed annuity payments for the period of the Contract (determined under Treasury Department regulations). In the case of variable annuity payments, the exclusion amount for each variable annuity payment is a specified dollar amount equal to the investment in the Contract allocated to the variable annuity option when payments begin divided by the number of variable payments expected to be made (determined by Treasury Department regulations).

Once the total amount of the investment in the contract is excluded using these formulas, annuity payments will be fully taxable. If annuity payments cease because of the death of the Annuitant and before the total amount of the investment in the Contract is recovered, the unrecovered amount generally will be allowed as a deduction to the Annuitant or Beneficiary (depending upon the circumstances).

TAXATION OF DEATH BENEFIT PROCEEDS. Prior to the annuity commencement date, amounts may be distributed from a Contract because of the death of an Owner or, in certain circumstances, the death of the Annuitant. Such death benefit proceeds are includible in income as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a surrender, as described above, or
(2) if distributed under an annuity option, they are taxed in the same manner as annuity payments, as described above. After the annuity commencement date, where a guaranteed period exists under an annuity option and the Annuitant dies before the end of that period, payments made to the Beneficiary for the remainder of that period are includible in income as follows: (1) if received in a lump sum, they are includible in income to the extent that they exceed the unrecovered investment in the contract at that time, or (2) if distributed in accordance with the existing annuity option selected, they are fully ex-cludable from income until the remaining investment in the contract is deemed to be recovered, and all annuity payments thereafter are fully includible in income.

If certain amounts become payable in a lump sum from a Contract, such as the death benefit, it is possible that such amounts might be viewed as construc-tively received and thus subject to tax, even though not actually received. A lump sum will not be constructively received if it is applied under an annuity option within 60 days after the date on which it becomes payable. (Any annuity option selected must comply with applicable mimimum distribution requirements imposed by the Code.)

ASSIGNMENTS, PLEDGES, AND GRATUITOUS TRANSFERS. Other than in the case of Con-tracts issued as IRAs or in connection with certain other qualified retirement plans (which generally cannot be assigned or pledged), any assignment or pledge (or agreement to assign or pledge) of any portion of the value of the Contract is treated for federal income tax purposes as a partial withdrawal of such amount or portion. The investment in the Contract is increased by the amount includible as income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If an Owner transfers a Contract without adequate consideration to a person other than the Owner's spouse (or to a former spouse incident to divorce), the Owner will be taxed on the difference between the cash surrender value (within the meaning of the tax law) and the investment in the contract at the time of transfer. In such case, the transferee's investment in the con-tract will be increased to reflect the increase in the transferor's income.

SECTION 1035 EXCHANGES. Code section 1035 provides that no gain or loss is recognized when an annuity contract is received in exchange for a life, endow-ment, or annuity contract, provided that no cash or other property is received in the exchange transaction. Special rules and procedures apply in order for an exchange to meet the requirements of section 1035. Also, there are addi-tional tax considerations involved when the contracts are issued in connection with qualified retirement plans. Prospective Owners of this Contract should consult a tax advisor before entering into a section 1035 exchange (with re-spect to non-qualified annuity contracts) or a trustee-to-trustee transfer or rollover (with respect to qualified annuity contracts).

PENALTY TAX ON PREMATURE DISTRIBUTIONS. Where a Contract has not been issued as an IRA or in connection with another qualified retirement plan, there gen-erally is a 10% penalty tax on the taxable amount of any payment from the Con-tract unless the payment is: (a) received on or after the Owner reaches age 59 1/2; (b) attributable to the Owner's becoming disabled (as defined in the tax law); (c) made on or after the death of the Owner or, if the Owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law); (d) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or the joint lives (or joint life expectancies) of the Owner and a designated beneficiary (as defined in the tax law), or (e) made under a Contract pur-chased with a single purchase payment when the annuity starting date (as defined in the tax law) is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less fre-quently than annually, during the annuity period.

In the case of systematic partial withdrawals, it is unclear whether such withdrawals will qualify for exception (d) above. (For reporting purposes, we currently treat such withdrawals as if they do not qualify for this excep-
tion). In addition, if withdrawals are of interest amounts only, as is the case with systematic partial withdrawals from a Fixed Allocation, exception
(d) will not apply.

AGGREGATION OF CONTRACTS. In certain circumstances, the amount of an annuity payment, withdrawal or surrender from a Contract that is includible in income is determined by combining some or all of the annuity contracts owned by an individual not issued in connection with qualified retirement plans. For exam-ple, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including withdrawals and surrenders prior to the annuity commencement date) is includible in income. In addition, if a person purchases a Contract offered by this prospectus and also purchases at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract. The effects of such aggregation are not clear; how-ever, it could affect the time when income is taxable and the amount which might be subject to the 10% penalty tax described above.

IRA CONTRACTS AND OTHER QUALIFIED RETIREMENT PLANS
IN GENERAL. In addition to issuing the Contracts as non-qualified annuities, First Golden also currently issues the Contracts as IRAs. (As indicated above in this prospectus, IRAs are referred to as "qualified plans.") First Golden may also issue the Contracts in connection with certain other types of quali-fied retirement plans which receive favorable treatment under the Code. Numer-ous special tax rules apply to the owners under IRAs and other qualified re-tirement plans and to the contracts used in connection with such plans. These tax rules vary according to the type of plan and the terms and conditions of the plan itself. For example, for both surrenders and annuity payments under certain contracts issued in connection with qualified retirement plans, there may be no "investment in the contract" and the total amount received may be taxable. Also, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. Therefore, no attempt is made to provide more than general information about the use of Con-tracts with the various types of qualified retirement plans. A qualified tax advisor should be consulted before purchase of a Contract in connection with a qualified retirement plan.

When issued in connection with a qualified retirement plan, a Contract will be amended as necessary to conform to the requirements of the plan. However, Own-ers, Annuitants, and Beneficiaries are cautioned that the rights of any person to any benefits under qualified retirement plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, First Golden is not bound by terms and condi-tions of qualified retirement plans to the extent such terms and conditions contradict the Contract, unless First Golden consents.

INDIVIDUAL RETIREMENT ANNUITIES. As indicated above, First Golden currently issues the Contract as an IRA. If the Contract is used for this purpose, the Owner must be the Annuitant.

Premium Payments. Both the premium payments that may be paid, and the tax de-duction that an individual may claim for such premium payments, are limited under an IRA. In general, the premium payments that may be made for an IRA for any year are limited to the lesser of $2,000 or 100% of the individual's earned income for the year. Also, with respect to an individual who has less income than his or her spouse, premium payments may be made by that individual to an IRA to the extent of the lesser of (1) $2,000, or (2) the sum of (i) the compensation includible in the gross income of the individual for the taxable year and (ii) the compensation includible in the gross income of the individu-al's spouse for the taxable year reduced by the amount allowed as a deduction for IRA contributions to such spouse. An excise tax is imposed on IRA contri-butions that exceed the law's limits.

The deductible amount of the premium payments made for an IRA for any taxable year (including a contract for a noncompensated spouse) is limited to the amount of premium payments that may be paid for the contract for that year, or a lesser amount where the individual or his or her spouse is an active participant in certain qualified retirement plans. A single person who is an active participant in a qualified retirement plan (including a qualified pension, profit-sharing, or annuity plan, a simplified employee pension plan, or a "section 403(b)" annuity plan, as discussed below) and who has adjusted gross income in excess of $40,000 may not deduct premium payments, and such a person with adjusted gross income between $30,000 and $40,000 may deduct only a portion of such payments. Also, married persons who file a joint return, one of whom is an active participant in a qualified re-tirement plan, and who have adjusted gross income in excess of $60,000 may not deduct premium payments, and those with adjusted gross income between $50,000 and $60,000 may deduct only a portion of such payments.

In applying these and other rules applicable to an IRA, all individual retire-ment accounts and IRAs owned by an individual are treated as one contract, and all amounts distributed during any taxable year are treated as one distribu-tion.

Tax Deferral During Accumulation Period. Until distributions are made from an IRA, increases in the Accumulation Value of the Contract are not taxed.

IRAs and individual retirement accounts (that may invest in this Contract) generally may not invest in life insurance contracts, but an annuity contract that is issued as an IRA (or that is purchased by an individual retirement ac-count) may provide a death benefit that equals the greater of the premiums paid and the contract's cash value. The Contract provides a death benefit that in certain circumstances may exceed the greater of the premium payments and the Accumulation Value. It is possible that an enhanced death benefit could be viewed as violating the prohibition on investment in life insurance contracts, with the result that the Contract would not be viewed as satisfying the re-quirements of an IRA and would not be a permissible investment for an individ-ual retirement account.

Taxation of Distributions and Rollovers. If all premium payments made to an IRA were deductible, all amounts distributed from the Contract are included in the recipient's income when distributed. However, if nondeductible premium payments were made to an IRA (within the limits allowed by the tax laws), a portion of each distribution from the Contract typically is includible in in-come when it is distributed. In such a case, any amount distributed as an an-nuity payment or in a lump sum upon death or surrender is taxed as described above in connection with such a distribution from a non-qualified contract, treating as the investment in the contract the sum of the nondeductible pre-mium payments at the end of the taxable year in which the distribution com-mences or is made (less any amounts previously distributed that were excluded from income). Also, in such a case, any amount distributed upon a partial withdrawal is partially includible in income. The includible amount is the ex-cess of the distribution over the exclusion amount, which in turn generally equals the distribution multiplied by the ratio of the investment in the con-tract to the Accumulation Value.

In any event, subject to the direct rollover and mandatory withholding re-quirements (discussed below), amounts may be "rolled over" from certain quali-fied retirement plans to an IRA (or from one IRA or individual retirement ac-count to an IRA) without incurring current income tax if certain conditions are met. Only certain types of distributions to eligible individuals from qualified retirement plans, individual retirement accounts, and IRAs may be rolled over.

Penalty Taxes. Subject to certain exceptions, a penalty tax is imposed on dis-tributions from an IRA equal to 10% of the amount of the distribution includ-ible in income. (Amounts rolled over from an IRA generally are excludable from income.) The exceptions provide, however, that this penalty tax does not apply to distributions made to the Owner (1) on or after age 59 1/2, (2) on or after death or because of disability (as defined in the tax law), or (3) as part of a series of substantially equal periodic payments over the life (or life ex-pectancy) of the Owner or the joint lives (or joint life expectancies) of the Owner and his or her beneficiary (as defined in the tax law). In addition to the foregoing, failure to comply with a minimum distribution requirement will result in the imposition of a penalty tax of 50% of the amount by which a min-imum required distribution exceeds the actual distribution from an IRA. Under this requirement, distributions of minimum amounts from an IRA as specified in the tax law must generally commence by April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2.

OTHER TYPES OF QUALIFIED RETIREMENT PLANS. The following sections describe tax considerations of Contracts used in connection with various types of qualified retirement plans other than IRAs. First Golden does not currently offer all of the types of qualified retirement plans described and may not offer them in the future. Prospective purchasers of Contracts for use in connection with such qualified retirement plans should therefore contact First Golden's Cus-tomer Service Center to ascertain the availability of the Contract for quali-fied retirement plans at any given time.

Simplified Employee Pensions (SEP-IRAs). Section 408(k) of the Code allows em-ployers to establish simplified employee pension plans for their employees, using the employees' IRAs for such purposes, if certain criteria are met. Un-der these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to IRAs. As discussed above (see In-dividual Retirement Annuities), there is some uncertainty regarding the treat-ment of the Contract's enhanced death benefit for purposes of certain tax rules governing IRAs (which would include SEP-IRAs). Employers intending to use the contract in connection with such plans should seek competent advice.

SIMPLE IRAs. Section 408(p) of the Code permits certain small employers to es-tablish "SIMPLE retirement accounts," including SIMPLE IRAs, for their employ-ees. Under SIMPLE IRAs, certain deductible contributions are made by both em-ployees and employers. SIMPLE IRAs are subject to various requirements, including limits on the amounts that may be contributed, the persons who may be eligible, and the time when distributions may commence. As discussed above (see Individual Retirement Annuities), there is some uncertainty regarding the proper characterization of the Contract's enhanced death benefit for purposes of certain tax rules governing IRAs (which would include SIMPLE IRAs). Employ-ers intending to use the Contract in connection with a SIMPLE retirement ac-count should seek competent advice.
Roth Individual Retirement Annuity (Roth IRA). First Golden currently issues the Contract as a Roth IRA. If the contract is used for this purpose, the Owner must be the Annuitant.

Premium Payments. All premium payments to a Roth IRA are limited and are non-deductible. In general, premium payments to a Roth IRA in a taxable year are limited to the lesser of $2,000 or 100% of an individual's earned income less any contributions made to other IRAs, including both Roth and non-Roth IRAs, but excluding any rollover contributions to IRAs. Subject to coordinated IRA contribution limits, contributions to a Roth IRA for an individual and a spouse cannot exceed $4,000 or 100% of the individual's and spouse's earned income, if less. The maximum contribution can be made if either of the follow-ing applies: (a) for joint tax filers, their adjusted gross income is $150,000 or less, or (b) for individual tax filers, their adjusted gross income is $95,000 or less. For amounts over these adjusted gross incomes, the contribu-tion limit is reduced as follows: (a) for a joint tax filer, the maximum is reduced by 20% of the excess adjusted gross income over $150,000 (no contribu-tions over $160,000); (b) for an individual tax filer, the maximum is reduced by 13.3% of the excess adjusted gross income over $95,000 (no contributions over $110,000).

Conversions of Non-Roth IRA to a Roth IRA. A Roth IRA may be purchased with amounts received as a qualified rollover ("Rollover Roth IRA") if the follow-ing conditions are met: (a) when a rollover is from a non-Roth IRA, the tax-payer must not be a married individual filing separately and the taxpayer's adjusted gross income must not exceed $100,000; (b) rollovers must be made within 60 days of receipt by the taxpayer; (c) minimum distributions from a non-Roth IRA cannot be contributed to a Rollover Roth IRA; (d) an asset re-ceived in a distribution may be sold and the proceeds put in a Rollover Roth IRA; (e) all or part of a non-Roth IRA may be contributed to a Rollover Roth IRA except an inherited IRA or a SIMPLE IRA; (f) a rollover contribution must be designated in writing as such by the Owner at the time the rollover contri-bution must be designated in writing as such by the Owner at the time the rollover is made. Any distribution from a non-Roth IRA made within 60 days to a Roth IRA is taxable in the year of the distribution. For rollovers or con-versions completed in 1998, taxable income due to the distribution may be in-cluded evenly over 1998-2001 tax years.

Rollovers from a Roth IRA to a Roth IRA. A rollover from a Roth IRA to a Roth IRA may be accomplished if the following conditions are met: (a) the rollover must be a direct rollover for the five year holding period of the original Roth IRA to be preserved; (b) the rollover may be made for all or a portion of the Roth IRA; (c) a rollover contribution must be designated as such in writing at the time the rollover is made.

Taxation of Roth IRA Distributions. A distribution from a Roth IRA is not sub-ject to income tax or to the additional 10% penalty tax on premature distribu-tions if it is a "qualified distribution." A qualified distribution is any payment or distribution from a Roth IRA which is made: (a) following the end of the fifth taxable period (year) after a contribution or rollover is made to a Roth IRA, and (b) on or after the Owner attains age 59 1/2, or made to a beneficiary on or after the Owner's death, or as a result of the Owner becom-ing disabled, or qualified first-time home buyer distribution (subject to a $10,000 lifetime limit). Distributions not meeting these definitions are "non-qualified distributions." Non-qualified distributions are treated as being made from contributions to a Roth IRA to the extent the distribution, when added to all previous distributions from a Roth IRA, does not exceed the sum of contributions to a Roth IRA. A non-qualified distribution in excess of the sum of contributions is subject to ordinary income tax in the year a distribu-tion is made. Such taxable distribution is also subject to a 10% penalty tax unless the distribution is made under certain limited circumstances.

Roth IRAs are not subject to required distributions at age 70 1/2.

Corporate and Self-Employed ("H.R. 10" or "Keogh") Pension and Profit-Sharing Plans. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract in order to provide benefits under the plans. The Contract provides a death benefit that in certain circumstances may exceed the greater of the premium payments and the Accumulation Value. It is possible that such death benefit could be characterized as an incidental death benefit. There are limitations on the amount of incidental benefits that may be provided under pension and profit sharing plans. In addition, the provision of such benefits may result in currently taxable income to participants. Employers intending to use the Contract in connection with such plans should seek competent advice.

Section 403(b) Annuity Contracts. Section 403(b) of the Code permits public school employees, employees of certain types of charitable, educational and scientific organizations exempt from tax under section 501(c)(3) of the Code, and employees of certain types of State educational organizations specified in section 170(b)(l)(A)(ii), to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of premium payments from gross income for federal income tax purposes. Purchasers of the Contracts for use as a "Section 403(b) Annuity Contract" should seek competent advice as to eligibility, limitations on permissible amounts of premium pay-ments and other tax consequences associated with such contracts. In particu-lar, purchasers and their advisors should consider that this Contract provides a death benefit that in certain circumstances may exceed the greater of the premium payments and the Accumulation Value. It is possible that such death benefit could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in currently taxable income to employees. In addition, there are limitations on the amount of incidental death benefits that may be provided under a Section 403(b) Annuity Contract. Even if the death benefit under the Contract were characterized as an inciden-tal death benefit, it is unlikely to violate those limits unless the purchaser also purchases a life insurance contract as part of his or her Section 403(b) Annuity Contract.

Section 403(b) Annuity Contracts contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earn-ings after 1988 on amounts attributable to salary reduction contributions (and earnings on those contributions) held as of the last year beginning before January 1, 1989. These amounts can be paid only if the employee has reached age 59 1/2, separated from service, died, become disabled (within the meaning of the tax law), or in the case of hardship. Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon cannot be distributed on account of hardship. (These limita-tions on withdrawals do not apply to the extent First Golden is directed to transfer some or all of the Accumulation Value as a tax-free direct transfer to the issuer of another Section 403(b) Annuity Contract or into a section 403(b)(7) custodial account subject to withdrawal restrictions which are at least as stringent.)

Eligible Deferred Compensation Plans of State and Local Governments and Tax-Exempt Organizations. Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current federal income taxes. The employees must be participants in an eligible deferred compensation plan. Generally, a Con-tract purchased by a state or local government or a tax-exempt organization will not be treated as an annuity contract for federal income tax purposes. Those who intend to use the Contracts in connection with such plans should seek competent advice.

DIRECT ROLLOVERS AND FEDERAL INCOME TAX WITHHOLDING FOR "ELIGIBLE ROLLOVER DISTRIBUTIONS". In the case of an annuity contract used in connection with a pension, profit-sharing, or annuity plan qualified under sections 401(a) or 403(a) of the Code, or that is a Section 403(b) Annuity Contract, any "eligi-ble rollover distribution" from the contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distri-bution generally is the taxable portion of any distribution from a qualified pension plan under section 401(a) of the Code, qualified annuity plan under
Section 403(a) of the Code, or Section 403(b) Annuity or custodial account, excluding certain amounts (such as minimum distributions required under sec-tion 401(a)(9) of the Code and distributions which are part of a "series of substantially equal periodic payments" made not less frequently than annually for the life (or life expectancy) of the employee, or for the joint lives (or joint life expectancies) of the employee and the employee's designated benefi-ciary (within the meaning of the tax law), or for a specified period of 10 years or more).

Under these requirements, federal income tax equal to 20% of the eligible rollover distribution will be withheld from the amount of the distribution. Unlike withholding on certain other amounts distributed from the Contract, discussed below, the taxpayer cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not ap-ply to that portion of the eligible rollover distribution which, instead of receiving, the taxpayer elects to have directly transferred to certain eligi-ble retirement plans (such as to this Contract when issued as an IRA).

If this Contract is issued in connection with a pension, profit-sharing, or annuity plan qualified under sections 401(a) or 403(a) of the Code, or is a
Section 403(b) Annuity Contract, then, prior to receiving an eligible rollover distribution, the Owner will receive a notice (from the plan administrator or First Golden) explaining generally the direct rollover and mandatory withhold-ing requirements and how to avoid the 20% withholding by electing a direct transfer.

FEDERAL INCOME TAX WITHHOLDING
First Golden will withhold and remit to the federal government a part of the taxable portion of each distribution made under the Contract unless the dis-tributee notifies First Golden at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, First Golden may be required to withhold tax, as explained above. The with-holding rates applicable to the taxable portion of periodic annuity payments (other than eligible rollover distributions) are the same as the withholding rates generally applicable to payments of wages. In addition, the withholding rate applicable to the taxable portion of non-periodic payments (including surrenders prior to the annuity commencement date) is 10%. Regardless of whether you elect to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment. As discussed above, the withholding rate applicable to eligible rollover distri-butions is 20%.

--------------------------------------------------------------------------------

FINANCIAL STATEMENTS OF FIRST GOLDEN AMERICAN LIFE INSURANCE COMPANY OF NEW
YORK

For the fiscal year ended December 31, 1997 with Report of Independent Auditors

            FIRST GOLDEN AMERICAN LIFE INSURANCE COMPANY OF NEW YORK

                              FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

CONTENTS

                                                                            PAGE
                                                                            ----
Report of Independent Auditors.............................................  48
Audited Financial Statements
Balance Sheets.............................................................  49
Statements of Income.......................................................  50
Statements of Changes in Stockholder's Equity..............................  51
Statements of Cash Flows...................................................  52
Notes to Financial Statements..............................................  53

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder
First Golden American Life Insurance Company of New York

We have audited the accompanying balance sheets of First Golden American Life Insurance Company of New York as of December 31, 1997 and 1996 and the related statements of income, changes in stockholder's equity, and cash flows for the periods from October 25, 1997 through December 31, 1997, January 1, 1997 through October 24, 1997, and December 17, 1996 (commencement of operations) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Golden American Life Insurance Company of New York at December 31, 1997 and 1996, and the results of its operations and its cash flows for the Periods from October 25, 1997 through December 31, 1997, January 1, 1997 through October 24, 1997, and De-cember 17, 1996 through December 31, 1996, in conformity with generally ac-cepted accounting principles.

                                                  /s/ Ernst & Young LLP

Des Moines, Iowa
February 12, 1998

                                 BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                POST-MERGER       PRE-MERGER
                                             ----------------- -----------------
                                             DECEMBER 31, 1997 DECEMBER 31, 1996
                                             ----------------- -----------------
ASSETS
Investments:
 Fixed maturities, available for sale, at
  fair value (cost:
  1997--$26,570, 1996--$24,373)............       $26,721           $24,220
 Short-term investments....................           799               350
                                                  -------           -------
Total investments..........................        27,520            24,570
Cash and cash equivalents..................           621                 5
Accrued investment income..................           376               338
Deferred policy acquisition costs..........           189                --
Present value of in force acquired.........           126                --
Current income taxes recoverable...........            63                --
Deferred income tax asset..................            --                54
Property and equipment, less allowances for
 depreciation of $3 in 1997................            57                --
Goodwill, less accumulated amortization of
 $1 in 1997................................            95                --
Other assets...............................             2                --
Separate account assets....................         4,878                --
                                                  -------           -------
Total assets...............................       $33,927           $24,967
                                                  =======           =======
                                                  =======           =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Policy liabilities and accruals:
 Future policy benefits:
  Annuity products.........................       $ 2,506                --
Deferred income tax liability..............           247                --
Due to affiliates..........................            61                --
Other liabilities..........................           140           $     1
Income taxes payable.......................            --                23
Separate account liabilities...............         4,878                --
Commitments and contingencies
STOCKHOLDER'S EQUITY
 Preferred stock, par value $5,000 per
  share, authorized 6,000 shares...........            --                --
 Common stock, par value $10 per share,
  authorized, issued and outstanding
  200,000 shares...........................         2,000             2,000
 Additional paid-in capital................        23,936            23,000
 Unrealized appreciation (depreciation) of
  fixed maturities.........................            96               (99)
 Retained earnings.........................            63                42
                                                  -------           -------
Total stockholder's equity.................        26,095            24,943
                                                  -------           -------
Total liabilities and stockholder's
 equity....................................       $33,927           $24,967
                                                  =======           =======

                            See accompanying notes.

                              STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                    POST-MERGER            PRE-MERGER
                                   -------------- -----------------------------
                                   FOR THE PERIOD FOR THE PERIOD FOR THE PERIOD
                                    OCTOBER 25,     JANUARY 1,    DECEMBER 17,
                                        1997           1997          1996*
                                      THROUGH        THROUGH        THROUGH
                                    DECEMBER 31,   OCTOBER 24,    DECEMBER 31,
                                        1997           1997           1996
                                   -------------- -------------- --------------
REVENUES
 Annuity product charges..........     $   8          $    4           --
 Net investment income............       286           1,449          $65
 Realized gains on investments....         1              --           --
                                       -----          ------          ---
                                         295           1,453           65
Insurance benefits and expenses:
 Annuity benefits:
  Interest credited to account
   balances.......................        26              48           --
 Underwriting, acquisition and
  insurance expenses:
  Commissions.....................        45             267           --
  General expenses................       220             461           --
  Insurance taxes.................        94              15           --
  Policy acquisition costs de-
   ferred.........................      (204)           (298)          --
  Amortization:
   Deferred policy acquisition
    costs.........................        13               7           --
   Present value of in force
    acquired......................         3              --           --
   Goodwill.......................         1              --           --
                                       -----          ------          ---
                                         198             500           --
                                       -----          ------          ---
Income before income taxes........        97             953           65
Income taxes......................        34             287           23
                                       -----          ------          ---
Net income........................     $  63          $  666          $42
                                       =====          ======          ===

---------------------
*Commencement of operations on December 17, 1996.


                            See accompanying notes.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)

                                           NET UNREALIZED
                                            APPRECIATION
                                ADDITIONAL (DEPRECIATION)              TOTAL
                         COMMON  PAID-IN      OF FIXED    RETAINED STOCKHOLDER'S
                         STOCK   CAPITAL     MATURITIES   EARNINGS    EQUITY
                         ------ ---------- -------------- -------- -------------
                                               PRE-MERGER
                         -------------------------------------------------------
Capitalization of
 Company by issuance of
 common stock and
 contribution of paid-in
 capital*............... $2,000  $23,000          --          --      $25,000
 Net income.............     --       --          --        $ 42           42
 Unrealized depreciation
  of fixed maturities...     --       --       $ (99)         --          (99)
                         ------  -------       -----        ----      -------
Balance at December 31,
 1996...................  2,000   23,000         (99)         42       24,943
 Net income.............     --       --          --         666          666
 Unrealized depreciation
  of fixed maturities...     --       --        (130)         --         (130)
                         ------  -------       -----        ----      -------
Balance at October 24,
 1997................... $2,000  $23,000       $(229)       $708      $25,479
                         ======  =======       =====        ====      =======
                                               POST-MERGER
                         -------------------------------------------------------
Balance at October 25,
 1997................... $2,000  $23,936          --          --      $25,936
 Net income.............     --       --          --        $ 63           63
 Unrealized appreciation
  of fixed maturities...     --       --       $  96          --           96
                         ------  -------       -----        ----      -------
Balance at December 31,
 1997................... $2,000  $23,936       $  96        $ 63      $26,095
                         ======  =======       =====        ====      =======

---------------------
*Commencement of operations on December 17, 1996.


                            See accompanying notes.

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                   POST-MERGER            PRE-MERGER
                                  -------------- -----------------------------
                                  FOR THE PERIOD FOR THE PERIOD FOR THE PERIOD
                                   OCTOBER 25,     JANUARY 1,    DECEMBER 17,
                                       1997           1997          1996*
                                     THROUGH        THROUGH        THROUGH
                                   DECEMBER 31,   OCTOBER 24,    DECEMBER 31,
                                       1997           1997           1996
                                  -------------- -------------- --------------
OPERATING ACTIVITIES
Net income.......................    $    63         $  666        $     42
Adjustments to reconcile net
 income to net cash provided by
 (used in) operations:
 Adjustments related to annuity
  products:
  Interest credited to account
   balances......................         26             48              --
  Charges for mortality and
   administration................         --             (1)             --
 Decrease (increase) in accrued
  investment income..............         35            (73)            (58)
 Policy acquisition costs
  deferred.......................       (204)          (298)             --
 Amortization of deferred policy
  acquisition costs..............         13              7              --
 Amortization of present value of
  in force acquired..............          3             --              --
 Net amortization of discount on
  short-term investments.........         --             --              (7)
 Change in other assets, other
  liabilities and accrued income
  taxes..........................       (625)           739              24
 Provision for depreciation and
  amortization...................         12             17              --
 Provision for deferred income
  taxes..........................         98             26              --
 Realized gains on investments...         (1)            --              --
                                     -------         ------        --------
Net cash provided by (used in)
 operating activities............       (580)         1,131               1
INVESTING ACTIVITIES
Sale, maturity or repayment of
 investments:
 Fixed maturities--available for
  sale...........................        556            226              --
 Short-term investments..........         --             --          25,255
                                     -------         ------        --------
                                         556            226          25,255
Acquisition of investments:
 Fixed maturities--available for
  sale...........................     (2,635)            --         (24,653)
 Short-term investments..........        (59)          (390)        (25,598)
                                     -------         ------        --------
                                      (2,694)          (390)        (50,251)
Purchase of property and
 equipment.......................         (2)           (64)             --
                                     -------         ------        --------
Net cash used in investing
 activities......................     (2,140)          (228)        (24,996)
                                     =======         ======        ========
FINANCING ACTIVITIES
Capitalization of Company by
 issuance of common stock and
 contribution of paid-in
 capital.........................         --             --          25,000
Receipts from investment
 contracts credited to
 policyholder account balances...        354          2,160              --
Return of policyholder account
 balances on investment
 contracts.......................         (8)           (15)             --
Net reallocations to Separate
 Account.........................        (20)           (38)             --
                                     -------         ------        --------
Net cash provided by financing
 activities......................        326          2,107          25,000
                                     -------         ------        --------
Increase (decrease) in cash and
 cash equivalents................     (2,394)         3,010               5
Cash and cash equivalents at
 beginning of period.............      3,015              5              --
                                     -------         ------        --------
Cash and cash equivalents at end
 of period.......................    $   621         $3,015        $      5
                                     =======         ======        ========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
Cash paid during the period for
 income taxes....................         --         $  283              --

---------------------
*Commencement of operations on December 17, 1996.
                            See accompanying notes.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. SIGNIFICANT ACCOUNTING POLICIES

Organization
  First Golden American Life Insurance Company of New York ("First Golden" or the "Company"), a wholly owned subsidiary of Golden American Life Insurance Company ("Golden American" or the "Parent"), was incorporated on May 24, 1996. Golden American is a wholly owned subsidiary of Equitable of Iowa Companies, Inc. On December 17, 1996, Golden American provided capitalization in the amount of $25,000,000 to First Golden. First Golden commenced investment oper-ations on December 17, 1996. On January 2, 1997 and December 23, 1997, First Golden became licensed as a life insurance company under the laws of the states of New York and Delaware, respectively. First Golden received policy approvals on March 25, 1997 and December 23, 1997 in New York and Delaware, respectively. See Note 7 for further information regarding related party transactions.

  On October 24, 1997, PFHI Holdings, Inc. ("PFHI"), a Delaware corporation, acquired all of the outstanding capital stock of Equitable of Iowa Companies ("Equitable") pursuant to the terms of the Agreement and Plan of Merger ("Merger Agreement") among Equitable, PFHI, and ING Groep, N.V. ("ING"). PFHI is a wholly owned subsidiary of ING, a global financial services holding com-pany based in The Netherlands. As a result of the merger, Equitable was merged into PFHI which was simultaneously renamed Equitable of Iowa Companies, Inc. ("EIC"), a Delaware corporation. Refer to Note 5 for additional information regarding the merger.

  For financial statement purposes, the merger was accounted for as a purchase effective October 25, 1997. The merger resulted in a new basis of accounting reflecting estimated fair values of assets and liabilities. As a result, the Company's financial statements for the period subsequent to October 24, 1997 are presented on the Post-Merger new basis of accounting, and financial state-ments for October 24, 1997 and prior periods are presented on the Pre-Merger historical cost basis of accounting.

Investments

  The Company accounts for its investments under the Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires fixed maturity securities to be designated as either "available for sale," "held for investment" or "trading." Sales of fixed maturities designated as "available for sale" are not re-stricted by SFAS No. 115. Available for sale securities are reported at fair value and unrealized gains and losses on these securities are included di-rectly in stockholder's equity after adjustment for related changes in de-ferred policy acquisition costs ("DPAC"), present value of in force acquired ("PVIF"), policy reserves and deferred income taxes. At December 31, 1997 and 1996, all of the Company's fixed maturity securities are designated as avail-able for sale although the Company is not precluded from designating fixed ma-turity securities as held for investment or trading at some future date.

  Securities determined to have a decline in value that is other than tempo-rary are written down to estimated fair value which becomes the security's new cost basis by a charge to realized losses in the Company's Statement of In-come. Premiums and discounts are amortized/accrued utilizing the scientific interest method which results in a constant yield over the security's expected life. Amortization/accrual of premiums and discounts on mortgage-backed secu-rities incorporates a prepayment assumption to estimate the securities' ex-pected lives.

  Short-term investments are reported at cost, adjusted for amortization of premiums and accrual of discounts.

Fair Values

  Estimated fair values, as reported herein, of publicly traded fixed maturity securities are as reported by an independent pricing service. Fair values of conventional mortgage-backed securities not actively traded in a liquid market are estimated using a third party pricing system. This pricing system uses a matrix calculation assuming a spread over U.S. Treasury bonds based upon the expected average lives of the securities. Fair values of private placement bonds are estimated using a matrix

                               DECEMBER 31, 1997

that assumes a spread (based on interest rates and a risk assessment of the bonds) over U.S. Treasury bonds. Realized gains and losses are determined on the basis of specific identification and average cost methods for manager ini-tiated and issuer initiated disposals, respectively.

Cash and Cash Equivalents
  For purposes of the statement of cash flows, the Company considers all de-mand deposits and interest-bearing accounts not related to the investment function to be cash equivalents. All interest-bearing accounts classified as cash equivalents have original maturities of three months or less.

Deferred Policy Acquisition Costs
  Certain costs of acquiring new insurance business, principally commissions and other expenses related to the production of new business, have been de-ferred. Acquisition costs for variable annuity products are being amortized generally in proportion to the present value (using the assumed crediting rate) of expected future gross profits. This amortization is "unlocked" when the Company revises its estimate of current or future gross profits to be re-alized from a group of products. DPAC is adjusted to reflect the pro forma im-pact of unrealized gains and losses on fixed maturity securities the Company has designated as "available for sale" under SFAS No. 115.

Present Value of In Force Acquired
  As the result of the merger, a portion of the acquisition cost was allocated to the right to receive future cash flows from the existing insurance con-tracts. This allocated cost represents the PVIF which reflects the value of those purchased policies calculated by discounting actuarially determined ex-pected future cash flows at the discount rate by the purchaser. Amortization of PVIF is charged to expense in proportion to expected gross profits. This amortization is "unlocked" when the Company revises its estimate of current or future gross profits to be realized from the insurance contracts acquired. PVIF is adjusted to reflect the pro forma impact of unrealized gains (losses) on available for sale fixed maturities. See Note 5 for additional information on PVIF resulting from the merger.

Property and Equipment
  Property and equipment include leasehold improvements and office furniture and equipment and are not considered to be significant to the Company's over-all operations. Property and equipment are reported at cost less allowances for depreciation. Depreciation expense is computed primarily on the basis of the straight-line method over the estimated useful lives of the assets.

Goodwill
  Goodwill was established as a result of the merger discussed previously and is being amortized over 40 years on a straight-line basis. See Note 5 for ad-ditional information on the merger.

Future Policy Benefits
  Future policy benefits for the fixed interest division of the variable prod-ucts are established utilizing the retrospective deposit accounting method. Policy reserves represent the premiums received plus accumulated interest, less mortality and administration charges. Interest credited to these policies ranged from 5.60% to 7.50% during 1997.

Separate Account
  Assets and liabilities of the separate account reported in the accompanying balance sheets represent funds that are separately administered principally for variable annuity contracts. Contractholders, rather than the Company, bear the investment risk for variable products. At the direction of the Contractholders, the separate account invests the premiums from the sale of variable annuity products in shares of specified mutual funds. The assets and liabilities of the separate account are clearly identified and segregated from other assets and liabilities of the Company. The portion of the separate account assets applicable to variable annuity contracts cannot be charged with liabilities arising out of any other business the Company may conduct.

                               DECEMBER 31, 1997


  Variable separate account assets carried at fair value of the underlying in-vestments generally represent Contractholder investment values maintained in the accounts. Variable separate account liabilities represent account balances for the variable annuity contracts invested in the separate account. Net in-vestment income and realized and unrealized capital gains and losses related to separate account assets are not reflected in the accompanying Statements of Income.

  Product charges recorded by the Company from variable annuity products con-sist of charges applicable to each contract for mortality and expense risk, contract administration and surrender charges.

Deferred Income Taxes
  Deferred tax assets or liabilities are computed based on the difference be-tween the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred tax assets or liabilities are adjusted to reflect the pro forma impact of unrealized gains and losses on fixed maturity securities the Company has designated as available for sale un-der SFAS No. 115. Changes in deferred tax assets or liabilities resulting from this SFAS No. 115 adjustment are charged or credited directly to stockholder's equity. Deferred income tax expenses or credits reflected in the Company's Statements of Income are based on the changes in the deferred tax asset or li-ability from period to period (excluding the SFAS No. 115 adjustment).

Dividend Restrictions
  Under the provisions of the insurance laws of the State of New York, First Golden cannot distribute any dividends to its stockholder unless a notice of its intention to declare a dividend and the amount of the dividend has been filed not less than thirty days in advance of the proposed declaration. The superintendent may disapprove the distribution by giving written notice to the Company within thirty days after the filing should the superintendent find that the financial condition of the Company does not warrant the distribution.

Use of Estimates
  The preparation of the financial statements in conformity with generally ac-cepted accounting principles requires management to make estimates and assump-tions affecting the amounts reported in the financial statements and accompa-nying notes. Actual results could differ from those estimates.

  Management is required to utilize historical experience and assumptions about future events and circumstances in order to develop estimates of mate-rial reported amounts and disclosures. Included among the material (or poten-tially material) reported amounts and disclosures that require extensive use of estimates and assumptions are (1) estimates of fair values of investments in securities and other financial instruments, as well as fair values of poli-cyholder liabilities, (2) policyholder liabilities, (3) deferred policy acqui-sition costs and present value of in force acquired, (4) fair values of assets and liabilities recorded as a result of acquisition transactions, (5) asset valuation allowances, (6) deferred tax benefits (liabilities) and (7) esti-mates for commitments and contingencies including legal matters, if a liabil-ity is anticipated and can be reasonably estimated. Estimates and assumptions regarding all of the preceding are inherently subject to change and are reas-sessed periodically. Changes in estimates and assumptions could materially im-pact the financial statements.

Reclassification
  Certain amounts in the 1996 financial statements have been reclassified to conform to the 1997 financial statement presentation.

2. BASIS OF FINANCIAL REPORTING
  The financial statements of the Company differ from related statutory-basis financial statements principally as follows: (1) acquisition costs of acquir-ing new business are deferred and amortized over the life of the policies rather than charged to operations as incurred; (2) an asset representing the present value of future cash flows from insurance contracts acquired was es-tablished as a result of the

                               DECEMBER 31, 1997

merger and is amortized and charged to expense; (3) future policy benefit re-serves for the fixed interest divisions of the variable products are based on full account values, rather than the greater of cash surrender value or amounts derived from discounting methodologies utilizing statutory interest rates; (4) reserves are reported before reduction for reserve credits related to reinsurance ceded and a receivable is established, net of an allowance for uncollectible amounts, for these credits rather than presented net of these credits; (5) fixed maturity investments are designated as "available for sale" and valued at fair value with unrealized appreciation/depreciation, net of ad-justments to deferred income taxes (if applicable), present value of in force acquired and deferred policy acquisition costs, credited/charged directly to stockholder's equity rather than valued at amortized cost; (6) the carrying value of fixed maturity securities is reduced to fair value by a charge to re-alized losses in the Statement of Income when declines in carrying value are judged to be other than temporary, rather than through the establishment of a formula-determined statutory investment reserve (carried as a liability), changes in which are charged directly to surplus; (7) deferred income taxes are provided for the difference between the financial statement and income tax bases of assets and liabilities; (8) net realized gains or losses attributed to changes in the level of interest rates in the market are recognized when the sale is completed rather than deferred and amortized over the remaining life of the fixed maturity security; (9) revenues for variable annuity prod-ucts consist of policy administration charges and surrender charges assessed rather than premiums received; and (10) assets and liabilities are restated to fair values when a change in ownership occurs, with provisions for goodwill and other intangible assets, rather than continuing to be presented at histor-ical cost.

A reconciliation of net income and stockholder's equity as reported to regula-tory authorities under statutory accounting principles to equivalent amounts reported under generally accepted accounting principles is as follows:

                               POST-MERGER     PRE-MERGER       POST-MERGER
                              -------------- -------------- --------------------
                                        NET INCOME          STOCKHOLDER'S EQUITY
                              ----------------------------- --------------------
                              FOR THE PERIOD FOR THE PERIOD
                               OCTOBER 25,     JANUARY 1,
                                   1997           1997
                                 THROUGH        THROUGH
                               DECEMBER 31,   OCTOBER 24,
                                   1997           1997       DECEMBER 31, 1997
                              -------------- -------------- --------------------
                                            (DOLLARS IN THOUSANDS)
   As reported under
    statutory
    accounting principles...      $(142)          $581            $25,424
   Asset valuation reserve..        --             --                  54
   Future policy benefits...        115           (179)               (61)
   Unrealized appreciation
    (depreciation) of fixed
    maturities at fair
    value...................        --             --                 151
   Change in investment
    basis as result
    of merger...............         (1)           --                 357
   Deferred policy
    acquisition costs.......        191            291                189
   Present value of in force
    acquired................         (3)           --                 126
   Goodwill.................         (1)           --                  95
   Deferred income taxes....        (98)           (26)              (247)
   Other....................          2             (1)                 7
                                  -----           ----            -------
   As reported herein.......      $  63           $666            $26,095
                                  =====           ====            =======

                               DECEMBER 31, 1997


3. INVESTMENT OPERATIONS

Investment Results
  Major categories of net investment income are summarized below:

                                    POST-MERGER            PRE-MERGER
                                   -------------- -----------------------------
                                   FOR THE PERIOD FOR THE PERIOD FOR THE PERIOD
                                    OCTOBER 25,     JANUARY 1,    DECEMBER 17,
                                        1997           1997           1996
                                      THROUGH        THROUGH        THROUGH
                                    DECEMBER 31,   OCTOBER 24,    DECEMBER 31,
                                        1997           1997           1996
                                   -------------- -------------- --------------
                                              (DOLLARS IN THOUSANDS)
   Fixed maturities...............      $294          $1,449          $57
   Short-term investments.........        13              30            9
   Other, net.....................       --                2          --
                                        ----          ------          ---
   Gross investment income........       307           1,481           66
   Less investment expenses.......       (21)            (32)          (1)
                                        ----          ------          ---
   Net investment income..........      $286          $1,449          $65
                                        ====          ======          ===

  For the period October 25, 1997 through December 31, 1997 realized gains of $1,000 were recognized from the fixed maturities designated as available for sale. No other realized gains or losses were recognized during the year.

  The change in unrealized appreciation (depreciation) on fixed maturities designated as available for sale at fair value for the period October 25, 1997 through December 31, 1997, the period January 1, 1997 through October 24, 1997 and the period December 17, 1996 through December 31, 1996 were $151,000, $363,000 and ($153,000), respectively.

  At December 31, 1997 and December 31, 1996, amortized cost, gross unrealized gains and losses and estimated fair values of the Company's fixed maturity se-curities, all of which are designated as available for sale, are as follows:

                                                    POST-MERGER
                                     -----------------------------------------
                                                 GROSS      GROSS    ESTIMATED
                                     AMORTIZED UNREALIZED UNREALIZED   FAIR
                                       COST      GAINS      LOSSES     VALUE
                                     --------- ---------- ---------- ---------
                                              (DOLLARS IN THOUSANDS)
   DECEMBER 31, 1997
   -----------------
   U.S. government and governmental
    agencies and authorities:
    Mortgage-backed securities......  $ 4,616     $  9        --      $ 4,625
    Other...........................    3,033        4        --        3,037
   Public utilities.................    1,000       10        --        1,010
   Investment grade corporate.......   16,324      160        --       16,484
   Below investment grade
    corporate.......................    1,597      --        $(32)      1,565
                                      -------     ----       ----     -------
   Total............................  $26,570     $183       $(32)    $26,721
                                      =======     ====       ====     =======

                               DECEMBER 31, 1997

                                                           PRE-MERGER
                                                   ---------------------------
   DECEMBER 31, 1996
   -----------------
   U.S. government and governmental agencies and
    authorities:
    Mortgage-backed securities.................... $ 4,870 $  1 $ (36) $ 4,835
    Other.........................................     396  --     (2)     394
   Public utilities...............................     983  --     (5)     978
   Investment grade corporate.....................  16,046  --   (120)  15,926
   Below investment grade corporate...............   2,078   15    (6)   2,087
                                                   ------- ---- -----  -------
   Total.......................................... $24,373 $ 16 $(169) $24,220
                                                   ======= ==== =====  =======

  At December 31, 1997, net unrealized investment gains on fixed maturities designated as available for sale totaled $151,000. This appreciation caused an increase to stockholder's equity of $96,000 at December 31, 1997 (net of de-ferred income taxes of $51,000 and adjustments of $1,000 and $3,000 to DPAC and PVIF, respectively). Short-term investments with maturities of 30 days or less have been excluded from the above schedules. Amortized cost approximates fair values for these securities.

  Amortized cost and estimated fair value of fixed maturity securities desig-nated as available for sale, by contractual maturity, at December 31, 1997, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           POST-MERGER
                                                      ------------------------
                                                      AMORTIZED     ESTIMATED
   DECEMBER 31, 1997                                     COST      FAIR VALUE
   -----------------                                  -----------  -----------
                                                      (DOLLARS IN THOUSANDS)
   Due after one year through five years.............  $     1,631  $     1,631
   Due after five years through ten years............       20,323       20,465
                                                       -----------  -----------
                                                            21,954       22,096
   Mortgage-backed securities........................        4,616        4,625
                                                       -----------  -----------
   Total.............................................  $    26,570  $    26,721
                                                       ===========  ===========

  An analysis of sales, maturities and principal repayments of the Company's fixed maturities portfolio is as follows:

                                                      GROSS    GROSS   PROCEEDS
                                           AMORTIZED REALIZED REALIZED   FROM
                                             COST     GAINS    LOSSES    SALE
                                           --------- -------- -------- --------
                                                  (DOLLARS IN THOUSANDS)
   For the period October 25, 1997
    through
    December 31, 1997:
   Scheduled principal repayments, calls
    and tenders..........................    $555      $  1      --      $556
                                             ====      ====     ====     ====
   For the period January 1, 1997 through
    October 24, 1997:
   Scheduled principal repayments, calls
    and tenders..........................    $226       --       --      $226
                                             ====      ====     ====     ====

  For the period December 17, 1996 through December 31, 1996, the Company did not have any sales, maturities or repayments of its fixed maturities portfo-lio. During the year ended December 31, 1997, the amortized cost basis of the Company's fixed maturity portfolio was reduced by $269,000 as a result of scheduled principal repayments.

                               DECEMBER 31, 1997

Investment Valuation Analysis: The Company analyzes its investment portfolio at least quarterly in order to determine if the carrying value of any of its investments has been impaired. The carrying value of fixed maturity securities is written down to fair value by a charge to realized losses when an impair-ment in value appears to be other than temporary. During 1997 and 1996, no in-vestments were identified as having an impairment other than temporary.

Investments on Deposit: At December 31, 1997 and 1996, affidavits of deposits covering bonds with a par value of $400,000 were on deposit with regulatory authorities pursuant to certain statutory requirements.

Investment Diversifications: The Company's investment policies related to its investment portfolio require diversification by asset type, company and indus-try and set limits on the amount which can be invested in an individual issu-er. Such policies are at least as restrictive as those set forth by regulatory authorities. The following percentages relate to holdings at December 31, 1997 and December 31, 1996. Fixed maturity investments included investments in ba-sic industrials (31% in 1997, 33% in 1996), financial companies (23% in 1997, 25% in 1996), various government bonds and government or agency mortgage-backed securities (29% in 1997, 22% in 1996) and consumer products (10% in 1997 and 1996).

  No investment in any person or its affiliates (other than bonds issued by agencies of the United States government) exceed ten percent of stockholder's equity at December 31, 1997.

4. FAIR VALUES OF FINANCIAL INSTRUMENTS
  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," re-quires disclosure of estimated fair value of all financial instruments, in-cluding both assets and liabilities recognized and not recognized in a Company's balance sheet, unless specifically exempted. SFAS No. 119, "Disclo-sure about Derivative Financial Instruments and Fair Value of Financial In-struments," requires additional disclosures about derivative financial instru-ments. Most of the Company's investments, investment contracts and debt fall within the standards' definition of a financial instrument. Fair values for the Company's insurance contracts other than investment contracts are not re-quired to be disclosed. In cases where quoted market prices are not available, estimated fair values are based on estimates using present value or other val-uation techniques. Those techniques are significantly affected by the assump-tions used, including the discount rate and estimates of future cash flows. Accounting, actuarial and regulatory bodies are continuing to study the meth-odologies to be used in developing fair value information, particularly as it relates to such things as liabilities for insurance contracts. Accordingly, care should be exercised in deriving conclusions about the Company's business or financial condition based on the information presented herein.

  The Company closely monitors the composition and yield of its invested as-sets, the duration and interest credited on insurance liabilities and result-ing interest spreads and timing of cash flows. These amounts are taken into consideration in the Company's overall management of interest rate risk, which attempts to minimize exposure to changing interest rates through the matching of investment cash flows with amounts expected to be due under the insurance contracts. As discussed below, the Company has used discount rates in its de-termination of fair values for its liabilities which are consistent with mar-ket yields for related assets. The use of the asset market yield is consistent with management's opinion that the risks inherent in its asset and liability portfolios are similar. This assumption, however, might not result in values consistent with those obtained through an actuarial appraisal of the Company's business or values that might arise in a negotiated transaction.

                               DECEMBER 31, 1997

  The following compares carrying values as shown for financial reporting pur-poses with estimated fair values:

                                                      DECEMBER 31
                                         -------------------------------------
                                                1997               1996
                                         ------------------ ------------------
                                                  ESTIMATED          ESTIMATED
                                         CARRYING   FAIR    CARRYING   FAIR
                                          VALUE     VALUE    VALUE     VALUE
                                         -------- --------- -------- ---------
                                                (DOLLARS IN THOUSANDS)
   ASSETS
    Fixed maturities, available for
     sale............................... $26,721   $26,721  $24,220   $24,220
    Short-term investments..............     799       799      350       350
    Cash and cash equivalents...........     621       621        5         5
    Separate account assets.............   4,878     4,878      --        --
   LIABILITIES
    Annuity products....................   2,506     2,340      --        --
    Separate account liabilities........   4,878     4,569      --        --

  The following methods and assumptions were used by the Company in estimating fair values.

Fixed maturities: Estimated fair values of publicly traded securities are as reported by an independent pricing service. Estimated fair values of conven-tional mortgage-backed securities not actively traded in a liquid market are estimated using a third party pricing system. This pricing system uses a ma-trix calculation assuming a spread over U.S. Treasury bonds based upon the ex-pected average lives of the securities.

Short-term investments and cash and cash equivalents: Carrying values reported in the Company's historical cost basis balance sheet approximate estimated fair value for these instruments, due to their short-term nature.

Separate account assets: Separate account assets are based upon the quoted fair values of the individual securities in the separate account.

Annuity Products: Estimated fair values of the Company's liabilities for fu-ture policy benefits for the fixed interest division of the variable products are based upon discounted cash flow calculations. Cash flows of future policy benefits are discounted using the market yield rate of the assets supporting these liabilities.

Separate account liabilities: Separate account liabilities are reported at full account value in the Company's historical cost balance sheet. Estimated fair values of separate account liabilities are based upon assumptions using an estimated long-term average market rate of return to discount future cash flows. The reduction in fair values for separate account liabilities reflect the present value of future revenue from product and surrender charges.

                               DECEMBER 31, 1997


5. MERGER

Transaction
  On October 23, 1997, Equitable shareholders approved the Merger Agreement dated as of July 7, 1997, among Equitable, PFHI, and ING. On October 24, 1997, PFHI, a Delaware corporation, acquired all of the outstanding capital stock of Equitable pursuant to the Merger Agreement. PFHI is a wholly owned subsidiary of ING, a global financial services holding company based in The Netherlands. Equitable, an Iowa corporation, in turn, owned all the outstanding capital stock of Equitable Life Insurance Company of Iowa and Golden American and their wholly owned subsidiaries. Equitable also owned all the outstanding cap-ital stock of Locust Street Securities, Inc., Equitable Investment Services, Inc., Directed Services, Inc., Equitable of Iowa Companies Capital Trust, Eq-uitable of Iowa Companies Capital Trust II and Equitable of Iowa Securities Network, Inc. In exchange for the outstanding capital stock of Equitable, ING paid total consideration of approximately $2.1 billion in cash and stock plus the assumption of approximately $400 million in debt according to the Merger Agreement. As a result of the merger, Equitable was merged into PFHI which was simultaneously renamed Equitable of Iowa Companies, Inc. ("EIC"), a Delaware corporation. All costs of the merger, including expenses to terminate certain benefit plans, were paid by EIC.

Accounting Treatment
  The merger has been accounted for as a purchase resulting in a new basis of accounting, reflecting estimated fair values for assets and liabilities at Oc-tober 24, 1997. The purchase price was allocated to EIC and its subsidiaries. Goodwill was established for the excess of the merger cost over the fair value of the net assets and pushed down to EIC and its subsidiaries including Golden American and First Golden. The allocation of the purchase price to First Golden was approximately $25,936,000. The cost of the acquisition is prelimi-nary as it relates to estimated expenses, and as a result the allocation to the Company may change. The amount of goodwill was $96,000 at the merger date and is being amortized over 40 years on a straight-line basis. The carrying value of goodwill will be reviewed periodically for any indication of impair-ment in value.

Present Value of In Force Acquired
  As part of the merger, a portion of the acquisition cost was allocated to the right to receive future cash flows from the insurance contracts existing with the Company at the date of merger. This allocated cost represents the present value of in force acquired reflecting the value of those purchased policies calculated by discounting the actuarially determined expected future cash flows at the discount rate determined by ING.

  An analysis of the PVIF asset is as follows:

                                                             POST-MERGER
                                                        ----------------------
                                                            FOR THE PERIOD
                                                             OCTOBER 25,
                                                                 1997
                                                               THROUGH
                                                             DECEMBER 31,
                                                                 1997
                                                        ----------------------
                                                        (DOLLARS IN THOUSANDS)
   Beginning balance...................................          $132
   Imputed interest....................................             3
   Amortization........................................            (6)
   Adjustment for unrealized gains on available for
    sale securities....................................            (3)
                                                                 ----
   Ending balance......................................          $126
                                                                 ====

                               DECEMBER 31, 1997

  Interest is imputed on the unamortized balance of PVIF at a rate of 7.03% for the period October 25, 1997 through December 31, 1997. The amortization of PVIF, net of imputed interest, is charged to expense. PVIF is also adjusted for the unrealized gains (losses) on available for sale securities; such changes are included directly in stockholder's equity. Based on current condi-tions and assumptions as to the impact of future events on acquired policies in force, the expected approximate net amortization for the next five years, relating to the PVIF as of December 31, 1997 is $19,000 in 1998, $18,000 in 1999, $17,000 in 2000, $15,000 in 2001 and $13,000 in 2002. Actual amortiza-
tion may vary based upon final purchase price allocations and changes in as-sumptions and experience.

6. INCOME TAXES
  The Company will file a consolidated federal income tax return with Golden American, also a life insurance company.

Income Tax Expense
  Income tax expense included in the financial statements is as follows:

                                    POST-MERGER            PRE-MERGER
                                   -------------- -----------------------------
                                   FOR THE PERIOD FOR THE PERIOD FOR THE PERIOD
                                    OCTOBER 25,     JANUARY 1,    DECEMBER 17,
                                        1997           1997           1996
                                      THROUGH        THROUGH        THROUGH
                                    DECEMBER 31,   OCTOBER 24,    DECEMBER 31,
                                        1997           1997           1996
                                   -------------- -------------- --------------
                                              (DOLLARS IN THOUSANDS)
   Current.......................       $(64)          $261           $23
   Deferred......................         98             26           --
                                        ----           ----           ---
                                        $ 34           $287           $23
                                        ====           ====           ===

  The effective tax rate on income before income taxes is different from the prevailing federal income tax rate. A reconciliation of this difference is as follows:

                                    POST-MERGER            PRE-MERGER
                                   -------------- -----------------------------
                                   FOR THE PERIOD FOR THE PERIOD FOR THE PERIOD
                                    OCTOBER 25,     JANUARY 1,    DECEMBER 17,
                                        1997           1997           1996
                                      THROUGH        THROUGH        THROUGH
                                    DECEMBER 31,   OCTOBER 24,    DECEMBER 31,
                                        1997           1997           1996
                                   -------------- -------------- --------------
                                              (DOLLARS IN THOUSANDS)
   Income before income taxes....       $ 97           $953           $65
                                        ====           ====           ===
   Income tax at federal
    statutory rate...............       $ 34           $334           $23
   Tax effect (decrease) of:
    Compensatory stock option and
     restricted stock expense....        --             (35)          --
    Other items..................        --             (12)          --
                                        ----           ----           ---
   Income tax expense............       $ 34           $287           $23
                                        ====           ====           ===

                               DECEMBER 31, 1997

Deferred Income Taxes
  The tax effect of temporary differences giving rise to the Company's de-ferred income tax assets and liabilities at December 31, 1997 and 1996 is as follows:

                                                        POST-MERGER PRE-MERGER
                                                        ----------- ----------
   DECEMBER 31,                                            1997        1996
   ------------                                         ----------- ----------
                                                        (DOLLARS IN THOUSANDS)
   Deferred tax assets:
     Future policy benefits............................    $  22        --
     Unrealized appreciation (depreciation) of
      available for sale fixed maturity securities.....      --        $ 54
                                                           -----       ----
                                                              22         54
   Deferred tax liabilities:
     Unrealized appreciation (depreciation) of
      available for sale fixed maturity securities.....      (51)       --
     Fixed maturity securities.........................     (134)       --
     Deferred policy acquisition costs.................      (39)       --
     Present value of in force acquired................      (45)       --
                                                           -----       ----
                                                            (269)       --
                                                           -----       ----
   Deferred income tax asset (liability)...............    $(247)      $ 54
                                                           =====       ====

7. RELATED PARTY TRANSACTIONS
  On December 17, 1996, Golden American contributed $25,000,000 to First Gold-en, $2,000,000 in common stock (200,000 shares at $10 per share) and $23,000,000 of additional capital. All expenses related to the incorporation and licensing of First Golden were incurred by Golden American.

  The Company has service agreements with Golden American, Equitable Invest-ment Services, Inc. ("EISI") and Equitable Life Insurance Company of Iowa ("Equitable Life") in which Golden American, EISI and Equitable Life provide administrative and financial related services. For the period October 25, 1997 through December 31, 1997, First Golden incurred expenses of $8,000 and $13,000 under the agreement with Golden American and Equitable Life, respec-tively. General expenses of $16,000 and $16,000 were incurred by First Golden under these agreements for Golden American and Equitable Life, respectively, for the period January 1, 1997 through October 24, 1997. For the period Octo-ber 25, 1997 through December 31, 1997 and the period January 1, 1997 through October 24, 1997, payments to EISI for investment advisory services were $11,000 and $51,000, respectively.

  The Company has a service agreement with Directed Services, Inc. ("DSI", a wholly owned subsidiary of Equitable of Iowa Companies, Inc.) under which it will provide certain administrative services to DSI relating to customer ac-counts. First Golden paid commissions and overrides to DSI totaling $141,000 and $267,000, for the period October 25, 1997 through December 31, 1997, and the period January 1, 1997 through October 24, 1997, respectively.

  The Golden American board of directors has agreed by resolution to provide funds as needed for the Company to maintain policyholders' surplus that meets or exceeds the greater of: (1) the minimum capital adequacy standards to main-tain a level of capitalization necessary to meet A.M. Best Company's guide-lines or one level less than the one originally given to First Golden, or (2) the New York State Insurance Department risk-based capital minimum require-ments as determined in accordance with New York statutory accounting princi-ples. No funds were transferred from Golden American in 1997.

                               DECEMBER 31, 1997


8. COMMITMENTS AND CONTINGENCIES

Reinsurance: At December 31, 1997, First Golden had a reinsurance treaty with a reinsurer covering a significant portion of the mortality risks under its variable contracts with an unaffiliated reinsurer. First Golden remains liable to the extent its reinsurer does not meet its obligation under the reinsurance agreement. At December 31, 1997, the Company has a payable of $1,000 for rein-surance premiums. Included in the accompanying financial statements are net considerations to the reinsurer of $1,000 for the period October 25, 1997 through December 31, 1997.

Litigation: The Company is not involved in any legal proceeding as of the date of this report.

Leases: The Company has a lease for its home office space which expires Decem-ber 31, 2001. The office space was not occupied until 1997. The Company also leases certain other equipment under an operating lease which expires in 1998. Rent expense for the year ended December 31, 1997 was $59,000. At December 31, 1997, minimum rental payments due under the operating leases are $78,000 in 1998, $76,000 in 1999, $76,000 in 2000 and $76,000 in 2001.

Vulnerability From Concentrations: The Company has various concentrations in its investment portfolio (see Note 3 for further information). The Company's asset growth, net investment income and cash flow are primarily generated from the sale of variable products and associated future policy benefits. A signif-icant portion of the Company's sales is generated by two broker/dealers. One of these distributors sold 59.4% of the Company's products in 1997. This dis-tributor has indicated that it may discontinue the sales relationship by the end of 1998. Substantial changes in tax laws would make these products less attractive to consumers, and extreme fluctuations in interest rates or stock market returns which may result in higher lapse experience than assumed, could cause a severe impact to the Company's financial condition.

Year 2000 Project (Unaudited): Based on a study of its computer software and hardware, First Golden's parent, Golden American, has determined its exposure to the Year 2000 change of the century date issue. Management believes the Company's systems are or will be substantially compliant by the Year 2000, and Golden American has engaged external consultants to validate this assumption. The only system known to be affected by this issue is a system maintained by an affiliate who will incur the related costs to make the system compliant. To mitigate the effect of outside influences and other dependencies relative to the Year 2000, Golden American will continue to contact significant customers, suppliers and other third parties. To the extent these third parties would be unable to transact business in the Year 2000 and thereafter, the Company's op-erations could be adversely affected.

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                                       80
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--------------------------------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION

                               TABLE OF CONTENTS

      ITEM                                                                PAGE
      INTRODUCTION.......................................................    1
      Description of First Golden American Life Insurance Company of New
      York...............................................................    1
      Safekeeping of Assets..............................................    1
      The Administrator..................................................    1
      Independent Auditors...............................................    1
      Distribution of Contracts..........................................    1
      Performance Information............................................    2
      IRA Partial Withdrawal Option......................................    7
      Other Information..................................................    8
      Financial Statements of Separate Account NY-B......................    8
      Appendix--Description of Bond Ratings..............................  A-1

PLEASE TEAR OFF, COMPLETE AND RETURN THE FORM BELOW TO ORDER A FREE STATEMENT OF ADDITIONAL INFORMATION FOR THE CONTRACTS OFFERED UNDER THE PROSPECTUS. AD-DRESS THE FORM TO OUR CUSTOMER SERVICE CENTER, THE ADDRESS IS SHOWN ON THE COV-ER.

 ................................................................................

PLEASE SEND ME A FREE COPY OF THE STATEMENT OF ADDITIONAL INFORMATION FOR SEPA-RATE ACCOUNT NY-B

PLEASE PRINT OR TYPE

                   ----------------------------------
                   NAME
                   ----------------------------------
                   SOCIAL SECURITY NUMBER
                   ----------------------------------
                   STREET ADDRESS
                   ----------------------------------
                   CITY, STATE, ZIP

(FG-3120 NY DVA PLUS 5/98)

 ................................................................................

                                  APPENDIX A
                       MARKET VALUE ADJUSTMENT EXAMPLES

EXAMPLE #1: FULL SURRENDER -- EXAMPLE OF A NEGATIVE MARKET VALUE ADJUSTMENT

  Assume $100,000 was allocated to a Fixed Allocation with a Guarantee Period of ten years, a Guaranteed Interest Rate of 7.50%, an initial Index Rate ("I") of 7.00%; that a full surrender is requested three years into the Guarantee Period; that the then Index Rate for a seven year Guarantee Period ("J") is 8.0%; and that no prior transfers or partial withdrawals affecting this Fixed Allocation have been made.

CALCULATE THE MARKET VALUE ADJUSTMENT

  1. The Accumulation Value of the Fixed Allocation on the date of surrender is $124,230 ($100,000 X 1.075/3/)

  2. N = 2,555 (365 X 7)

  3. Market Value Adjustment = $124,230 X  1.07  (/2,555/365/)  = $9,700
                                        [(1.0825)             -1]

  Therefore, the amount paid to you on full surrender ignoring any surrender charge is $114,530
($124,230 - $9,700).

EXAMPLE #2: FULL SURRENDER -- EXAMPLE OF A POSITIVE MARKET VALUE ADJUSTMENT

  Assume $100,000 was allocated to a Fixed Allocation with a Guarantee Period of ten years, a Guaranteed Interest Rate of 7.5%, an initial Index Rate ("I") of 7.00%; that a full surrender is requested three years into the Guarantee Period; that the then Index Rate for a seven year Guarantee Period ("J") is 6.0%; and that no prior transfers or partial withdrawals affecting this Fixed Allocation have been made.

CALCULATE THE MARKET VALUE ADJUSTMENT

  1. The Accumulation Value of the Fixed Allocation on the date of surrender is $124,230 ($100,000 X 1.075/3/)

  2. N = 2,555 (365 X 7)

  3. Market Value Adjustment = $124,230 X   1.07  (/2,555/365/)     = $6,270
                                          [(1.0625)            -1]

  Therefore, the amount paid to you on full surrender ignoring any surrender charge is $130,500
($124,230 + $6,270).

EXAMPLE #3: PARTIAL WITHDRAWAL -- EXAMPLE OF A NEGATIVE MARKET VALUE
ADJUSTMENT

  Assume $200,000 was allocated to a Fixed Allocation with a Guarantee Period of ten years, a Guaranteed Interest Rate of 7.5%, an initial Index Rate ("I") of 7.00%; that a partial withdrawal of $114,530 is requested three years into the Guarantee period; that the then Index Rate ("J") for a seven year Guaran-tee Period is 8.0%; and that no prior transfers or partial withdrawals affect-ing this Fixed Allocation have been made.

                                      A1

  First calculate the amount that must be withdrawn from the Fixed Allocation to provide the amount requested.

  1. The Accumulation Value of the Fixed Allocation on the date of withdrawal is $248,459 ($200,000 X 1.075/3/)

  2. N = 2,555 (365 X 7)

  3. Amount that must be withdrawn =  $114,530 /  1.07  /2,555/365/   = $124,230
                                         [      (1.0825)     ]

  Then calculate the Market Value Adjustment on that amount

  4. Market Value Adjustment = $124,230 X  1.07  (/2,555/365/)    = $9,700
                                        [(1.0825)             -1]

  Therefore, the amount of the partial withdrawal paid to you is $114,530, as requested. The Fixed Allocation will be reduced by the amount of the partial withdrawal, $114,530, and also reduced by the Market Value Adjustment of $9,700, for a total reduction in the Fixed Allocation of $124,230.

EXAMPLE #4: PARTIAL WITHDRAWAL -- EXAMPLE OF A POSITIVE MARKET VALUE
ADJUSTMENT

  Assume $200,000 was allocated to a Fixed Allocation with a Guarantee Period of ten years, a Guaranteed Interest Rate of 7.5%, an initial Index Rate of 7.0%; that a partial withdrawal of $130,500 requested three years into the Guarantee Period; that the then Index Rate ("J") for a seven year Guarantee Period is 6.0%; and that no prior transfers or partial withdrawals affecting this Fixed Allocation have been made.

  First calculate the amount that must be withdrawn from the Fixed Allocation to provide the amount requested.

  1. The Accumulation Value of Fixed Allocation on the date of surrender is $248,459 ($200,000 X 1.075/3/)

  2. N = 2,555 (365 X 7)

  3. Amount that must be withdrawn = $130,500 /  1.07   /2,555/365/   = $124,230
                                        [      (1.0625)     ]

  Then calculate the Market Value Adjustment on that amount

  4. Market Value Adjustment = $124,230 X    1.07  /2,555/365/ = $6,270
                                          [(1.0625)          -1]

  Therefore, the amount of the partial withdrawal paid to you is $130,500, as requested. The Fixed Allocation will be reduced by the amount of the partial withdrawal, $130,500, but increased by the Market Value Adjustment of $6,270, for a total reduction in the Fixed Allocation of $124,230.

                                      A2

      FIRST GOLDEN AMERICAN LIFE INSURANCE COMPANY OF NEW YORK
      First Golden American Life Insurance Company of New York is a stock company domiciled in New York, New York.
FG-3120 NY DVA PLUS 5/98

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